Exhibit 10.12
Execution Version

REVOLVING CREDIT AND GUARANTY AGREEMENT
dated as of February 27, 2021
among
COUPANG, LLC,
the Guarantors party hereto,
the Lenders and Issuing Banks party hereto
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
_____________________________
JPMORGAN CHASE BANK, N.A.,
GOLDMAN SACHS LENDING PARTNERS LLC
BANK OF AMERICA, N.A.
CITICORP NORTH AMERICA, INC.
and
THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SEOUL BRANCH
as Joint Lead Arrangers and Joint Bookrunners
BANK OF AMERICA, N.A.
CITICORP NORTH AMERICA, INC.
THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SEOUL BRANCH
DEUTSCHE BANK SECURITIES INC.
UBS SECURITIES LLC
MIZUHO BANK, LTD. SEOUL BRANCH
as Syndication Agents
GOLDMAN SACHS LENDING PARTNERS LLC
as Documentation Agent

i

SCHEDULES
Schedule 2.1(a)	—	Commitments
Schedule 5.15	—	Post-Closing Schedule
Schedule 5.16	—	Banking (Exposure Limits) Rules

EXHIBITS
Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Borrowing Request
Exhibit B-2	—	Form of Issuance Notice
Exhibit C	—	Form of Interest Election Request
Exhibit D	—	Form of Revolving Loan Note
Exhibit E	—	Form of Compliance Certificate
Exhibit F	—	Form of Maturity Date Extension Request
Exhibit G	—	Form of Counterpart Agreement
Exhibit H	—	Form of Solvency Certificate
Exhibit I	—	Form of Portfolio Interest Certificates
Exhibit J	—	Form of Beneficial Ownership Certificate

REVOLVING CREDIT AND GUARANTY AGREEMENT, dated as of February 27, 2021, among COUPANG, LLC, as Borrower, the GUARANTORS party hereto, the LENDERS and ISSUING BANKS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
The Borrower (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I), requested that the Lenders make Loans to the Borrower on a revolving credit basis and the Issuing Banks issue Letters of Credit at the request and for the account of the Borrower on and after the Effective Date and at any time and from time to time prior to the Commitment Termination Date.
The proceeds of borrowings and use of Letters of Credit hereunder are to be used for the purposes described in Section 5.9. The Lenders are willing to establish the credit facility referred to in the preceding paragraph upon the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.
“Acquisition” means any transaction or series of related transactions resulting in the acquisition by Parent or any of its Restricted Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Person” has the meaning assigned to it in Section 10.3(d).
“Agreement” means this Revolving Credit and Guaranty Agreement, as the same may hereafter be modified, supplemented, extended, amended, restated or amended and restated from time to time.
“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for an Interest Period of one month commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the Screen Rate (or if the Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m., London time, on such day for deposits in dollars with a maturity of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13 (for the avoidance of doubt, only until any amendment has become effective pursuant to Section 2.13(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. Notwithstanding the foregoing, the Alternate Base Rate shall at no time be less than 1.00% per annum.
“Ancillary Document” has the meaning assigned to it in Section 10.6(b).
“Anti-Corruption Laws” means all applicable laws, rules and regulations concerning or relating to bribery, corruption or money laundering, including, without limitation, the United Kingdom Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 and all other similar legislation in other jurisdictions.
“Applicable Percentage” means, with respect to any Lender, the percentage of the Commitment Aggregate Available Amount represented by such Lender’s Commitment Available Amount; provided that, in accordance with Section 2.21, if any Defaulting Lender exists at such time, the Applicable Percentage shall be calculated disregarding such Defaulting Lender’s Commitment Available Amount. If any Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
“Applicable Rate” means, for any day, (a) with respect to any Eurodollar Loan, 1.00% per annum, and (b) with respect to any ABR Loan, 0.00% per annum.
“Application” means an application, in a form as the applicable Issuing Bank may specify as the form for use by its customers from time to time, executed and delivered by the Borrower to the Administrative Agent and the applicable Issuing Bank, requesting such Issuing Bank to issue a Letter of Credit.
“Approved Fund” has the meaning set forth in Section 10.4.

“Arrangers” means JPMCB, Goldman Sachs Lending Partners, LLC, Bank of America, N.A., Citicorp North America, Inc. and The HongKong and Shanghai Banking Corporation Limited, Seoul Branch, in their capacities as joint lead arrangers and joint bookrunners, and any successors thereto.
“Asset-Based Facility Agreement” means that certain Facility Agreement, dated December 24, 2019 by and among Coupang Corp, Coupang, LLC, The HongKong and Shanghai Banking Corporation Limited, Seoul Branch, as Agent, and the other financial institutions party thereto, as amended, restated or otherwise modified from time to time.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Assuming Lender” has the meaning set forth in Section 2.19(a).
“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.4(a).
“Availability Period” means the period from and including the Effective Date to but excluding the Commitment Termination Date.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.13.
“Available Revolving Commitments” means, as of any date, the Commitment Aggregate Available Amount then in effect minus the aggregate amount of Revolving Exposure then outstanding.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.

“Basket” means any financial test or ratio (including by reference to the Total Net Leverage Ratio, Consolidated Total Tangible Assets or Liquidity) or any amount, threshold, value or availability, in each case prescribed or required with respect to any Limited Condition Transaction.
“Benchmark” means, initially, LIBO Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LIBO Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 2.13.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;
(2)the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;
(3)the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;
provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice,  on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).
If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:
(a)the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;
(b)the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and
(2)for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities;
provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;
(3)in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 2.13(c); or
(4)in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, substantially in the form of Exhibit J.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Beneficiary” means the Administrative Agent for the ratable benefit of the Lenders, Issuing Banks, and other holders of the Obligations from time to time.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Board of Directors” means the board of directors or comparable governing body of the Borrower or Parent, as the case may be, or any committee thereof duly authorized to act on its behalf.

“Borrower” means, as the context requires, Parent; provided that, at the option of Parent, a Person (the “SPV Borrower”) may be designated as a borrower hereunder subject to the following:
(i)the SPV Borrower shall be a wholly owned Restricted Subsidiary of Parent organized or incorporated (as applicable) in the Netherlands or Ireland (or another jurisdiction consented to by the Administrative Agent and the Required Lenders) (such jurisdiction, the “SPV Jurisdiction”),
(ii)the Administrative Agent shall have received (x) a joinder to this Agreement (a “Joinder”) effecting the SPV Borrower as a party to this Agreement and providing that it will have the rights and will be subject to the obligations of Parent in its capacity as a Borrower and providing that the Guarantors (including Parent) shall guarantee the Obligations of the SPV Borrower, (y) all customary “know your customer” documentation, Beneficial Ownership Certification and other information with respect to the SPV Borrower as the Administrative Agent and Lenders shall have reasonably requested and (z) all customary certificates, opinions, resolutions, and other deliverables consistent with the deliverables pursuant to Section 4.1 hereunder ;
(iii)each Lender (x) shall be legally authorized to lend to the SPV Borrower in such SPV Jurisdiction and (y) shall not be subject to adverse tax or regulatory consequences as a result of lending to the SPV Borrower in such SPV Jurisdiction;
(iv)all outstanding Revolving Loans of the Parent shall be repaid in full and the Parent shall no longer be deemed a “Borrower”;
(v)the proceeds of any Revolving Loans incurred by the SPV Borrower shall be made available to the other Loan Parties and their restricted subsidiaries pursuant to on-lending arrangements in the form of intercompany notes;
(vi)all requisite Governmental Authority approvals (including with respect to the Bank of Korea) in connection with the Joinder and the Guarantors to guarantee the obligations of the SPV Borrower shall have been received; and
(vii)this Agreement and the other Loan Documents shall be amended or restated to incorporate such changes as reasonably agreed between the Borrower and the Administrative Agent to (x) reflect the foregoing clauses (i) through (vi) and (y) incorporate technical and conforming changes to incorporate local law and operational provisions (including with respect to borrowing mechanics) in respect of the SPV Borrower (the “SPV Borrower Conforming Changes”).
“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.5.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Seoul City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that, Capital Lease Obligations shall exclude all obligations that are or would have been treated as operating leases and not reflected on the balance sheet for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) (whether or not such operating lease obligations were in effect on such date), notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to the Loan Documents.
“Cash Equivalents” means
(1)United States dollars, or money in other currencies received in the ordinary course of business,
(2)U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding one year from the date of acquisition,
(3)(i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any State thereof having capital, surplus and undivided profits in excess of $500 million whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s,
(4)repurchase obligations with a term of not more than thirty days for underlying securities of the type described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above,
(5)commercial paper rated at least P-1 by Moody’s or A-1 by S&P and maturing within one year after the date of acquisition,
(6)securities with maturities of one year or less from the date of acquisition which (or the issuer of which) are rated at least A or A-1 by S&P or A2 or P-1 by Moody’s,
(7)money market funds at least 90% of the assets of which consist of investments of the type described in clauses (1) through (6) above; and

(8)in the case of any Restricted Subsidiary that is not domiciled in the United States, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Restricted Subsidiary for cash management purposes.
“Class” has the meaning set forth in Section 2.20.
“Change in Control” means (a) prior to an IPO, the failure by the holders of Parent’s Equity Interests as of the Effective Date to continue to own, beneficially and of record, Equity Interests in Parent representing at least 50.1% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Parent; or (b) after the consummation of an IPO, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act and the rules of the Securities and Exchange Commission thereunder), other than the Permitted Holders, individually or in the aggregate, of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Parent; provided that the consummation of an IPO shall not be a Change in Control.
“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate principal amount of such Lender’s Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.8, (b) increased from time to time pursuant to Section 2.19 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.20 or Section 10.4. The amount of each Lender’s Commitment as of the Effective Date and as of the IPO Effective Date is set forth on Schedule 2.1(a).
“Commitment Aggregate Available Amount” means, at any time of determination, the sum of the Commitment Available Amount of all Lenders.
“Commitment Available Amount” means, at any time of determination with respect to an Lender, the aggregate amount of the Commitments of such Lender in effect at such time.

“Commitment Increase” has the meaning set forth in Section 2.19(a).
“Commitment Increase Supplement” has the meaning set forth in Section 2.19(b).
“Commitment Termination Date” means the earliest to occur of (a) the Maturity Date, (b) the date the Commitments are permanently reduced to zero pursuant to Section 2.8, and (c) the date of the termination of the Commitments pursuant to Article VIII.
“Common Stock” means the common stock, par value $0.0001 per share, of Parent.
“Competitors” has the meaning set forth in the definition of “Disqualified Lender”.
“Compliance Date” means the last day of any fiscal quarter on which at least $1 of Revolving Loans are outstanding or any unreimbursed drawings under Letters of Credit are outstanding.
“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:
(1)the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:
(2)if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for U.S. dollar-denominated syndicated credit facilities at such time;
provided, further, that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”
“Consenting Lender” has the meaning set forth in Section 2.20(a).
“Consolidated Credit EBITDA” means, for any period, Consolidated Net Income for such period plus, all as determined on a consolidated basis, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income that is included in the calculation of Consolidated Net Income (and therefore deducted from Consolidated Net Income) (other than in the case of clause (k) below) for such period, the sum of: (a) consolidated tax expense based on income, profits or capital, including state, franchise, capital and similar taxes and withholding taxes paid or accrued during such period, (b) total interest expense, and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of gains on such hedging obligations or such derivative instruments, and financial institution and letter of credit fees and costs of surety bonds in connection with financing activities plus expenses associated with the equity component of, and any mark to market losses with respect to, convertible debt instruments, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill), (e) extraordinary, unusual or non-recurring costs, fees, charges and other expenses, including fees, charges and expenses incurred that are (or are expected to be within one year of the end of such period with a deduction in the subsequent period to the extent not so reimbursed or paid) reimbursed or actually paid by a third party or under indemnification or reimbursement provisions, (f) costs or expenses reasonably identified by Parent as incurred in connection with entry into or expansion of new markets, strategic initiatives and contracts, software development and new systems design, new product offerings, project start-up costs, and related integration and systems establishment costs, (g) non-cash equity-based compensation expenses and payroll tax expense related to equity-based compensation expenses, (h) any other non-cash charges, non-cash expenses or non-cash losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of, or a reserve for, cash charges for any future period); provided, however that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of, or a reserve for, cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated Credit EBITDA in the period when such payments are made, (i) transition, integration, business optimization and similar fees, charges and expenses related to acquisitions, business combinations, dispositions and exiting lines of business, (j) restructuring, discontinued operations or similar charges, (k) pro forma “run rate” cost savings, operating expense reductions and cost synergies relating to Acquisitions, business combinations, dispositions and other initiatives that are reasonably identifiable and projected in good faith by Parent to result from actions that have been taken or with respect to which substantial steps have been taken or initiated or are expected to be taken with the first four full fiscal quarters after such event, (l) accruals or expenses related to settlements or payment of legal claims, (m) transaction costs associated with this Agreement and the transactions contemplated hereby and with any actual, proposed or contemplated issuance of Equity Interests (including any expense relating to enhanced accounting functions or other costs associated with becoming a public company), the making of any Investment, Acquisition, Joint Venture or disposition, or the issuance or incurrence of Indebtedness (including Permitted Convertible Indebtedness and any Permitted Call Spread Transactions) or refinancings, (n) in connection with Acquisitions of foreign Subsidiaries, expenses recognized on conversion from IFRS to GAAP for items capitalized under IFRS but expensed under GAAP, and (o) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in the calculation of Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated Credit EBITDA pursuant to clause (iii) below for any previous period and not added back; provided that, for any period, the aggregate amount added pursuant to clauses (f), (i), (j) and (k) shall not exceed 20 % of Consolidated Credit EBITDA for the applicable period (calculated after giving effect to such addbacks); provided, further that notwithstanding the foregoing, any amount attributable to amortization, depreciation or impairment of operating leases and any expenses (including interest) incurred or capitalized in respect of any operating leases shall not be added back to Consolidated Credit EBITDA (to the extent deducted from Consolidated Net Income); and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of: (i) interest income, (ii) any extraordinary income or gains determined in accordance with GAAP, and (iii) any other non-cash income other than accrual of revenue in the ordinary course of business (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (h) above).
“Consolidated Net Income” means for any period, the net income (loss) of Parent and its Restricted Subsidiaries on a consolidated basis determined in conformity with GAAP; provided, however, that there will not be included in the determination of Consolidated Net Income the effect of: (a) with respect to any Restricted Subsidiary that is not wholly owned but whose net income is consolidated in whole or in part with the net income of Parent, the income of such Restricted Subsidiary solely to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its organizational documents or any law applicable to such Restricted Subsidiary; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid by such Restricted Subsidiary to Parent or any other Restricted Subsidiary; (b) any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations (including pursuant to any sale and leaseback) which is not sold or otherwise disposed of in the ordinary course of business; (c) the cumulative effect of a change in accounting principles; and (d) any recapitalization or purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements, as a result of any consummated Acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development). In addition, proceeds from any business interruption insurance received in such period or which is reasonably expected to be received in a subsequent period and within one year of the underlying loss shall be added to Consolidated Net Income; provided, that if not so received within such one-year period, such amount shall be subtracted in the subsequent calculation period.
“Consolidated Total Assets” means, at any date of determination, the total amount of assets of Parent and its Restricted Subsidiaries as set forth on the most recent financial statements delivered pursuant to Sections 5.1(a) and (b) (or, prior to the first such delivery, the financial statements for the fiscal quarter ended December 31, 2020 delivered pursuant to Section 3.4(a)).
“Consolidated Total Tangible Assets” means, at any date of determination, Consolidated Total Assets less Intangible Assets.
“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate principal amount of Indebtedness of Parent and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting only of Indebtedness for borrowed money, Capital Lease Obligations and purchase money Indebtedness ; provided, Consolidated Total Indebtedness will not include Indebtedness that is non-recourse to Parent and its Restricted Subsidiaries, undrawn amounts under revolving credit facilities and Indebtedness in respect of any (1) letter of credit, bank guarantees and performance or similar bonds, except to the extent of obligations in respect of drawn letters of credit which have not been reimbursed within three (3) Business Days and (2) obligations under Swap Agreements. The dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Swap Agreements for currency exchange risks with respect to the applicable currency in effect on the date of determination of the dollar-equivalent principal amount of such Indebtedness.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Copyrights” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Loan Party pursuant to Section 5.11.
“Covered Entity” means any of the following:
(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to it in Section 10.19.
“Credit Extension” has the meaning set forth in Section 4.2.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative

Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Declining Lender” has the meaning set forth in Section 2.20(a).
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means, subject to Section 2.21(c), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, (ii) fund any portion of its participations in Letters of Credit or (iii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to such funding or payment (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower, any Issuing Bank or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent, any Issuing Bank or the Borrower, to confirm in writing to the Administrative Agent, the Issuing Banks and the Borrower that it will comply with its prospective funding obligations and participations in then outstanding Letters of Credit hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, the Issuing Banks and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) become the subject of a Bail-In Action or (iii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(c)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Lender.
“Direct Borrower Obligations” means any Obligations of the Borrower in its capacity as the Borrower under this Agreement.
“Disbursement Date” has the meaning set forth in Section 2.4(d).
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.6 to the Disclosure Letter.
“Disclosure Letter” means the disclosure letter, dated as of the Effective Date, delivered by the Borrower to the Administrative Agent and the Lenders.
“Dispositions” or “Disposition” means, collectively or individually, as applicable, to (x) sell, lease, assign, transfer or otherwise dispose of any of property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired (other than any such sale, transfer, assignment or other disposition resulting from any casualty or condemnation of any assets of such Loan Party or the Restricted Subsidiaries) or (y) sell to any Person any shares owned by it of any Restricted Subsidiary’s Stock and other Equity Interests, except Dispositions to a Loan Party, or from a Restricted Subsidiary that is not a Loan Party to another Restricted Subsidiary that is not a Loan party.
“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests and the payment in cash in lieu of the issuance of fractional shares of such Equity Interests), in whole or in part, or (iii) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 181 days after the Maturity Date then in effect; provided that (a) Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an “asset sale” or “change of control” occurring prior to the date that is 181 days after the latest Maturity Date then in effect if the payment upon such redemption or repurchase is contractually subordinated in right of payment to the Obligations and (b) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
“Disqualified Institutions” has the meaning set forth in the definition of “Disqualified Lender”.
“Disqualified Lender” means, collectively, (a) any Person that is a competitor or potential competitor of Parent and its Subsidiaries or any investor in any such competitor or potential competitor or any e-commerce retail or marketplace company, or logistics company or fintech company, operating in the Republic of Korea, in each case as determined in good faith by the Borrower and to the extent identified by the Borrower to the Administrative Agent and the Lenders (including after the Effective Date which may be delivered in a form of a list provided to the Administrative Agent) by name in writing from time to time (“Competitors”), (b) those banks, financial institutions and other Persons separately identified by name by the Borrower to the Administrative Agent in writing on or before the Effective Date, (c) any Person (including an Affiliate or Approved Fund of a Lender) whose primary activity is the trading or acquisition of distressed debt; provided that, for purposes of Section 10.12, senior employees of Lenders or their Affiliates who are required, in accordance with industry regulations or the Lenders’ internal policies and procedures to act in a supervisory capacity and the Lenders’ internal legal, compliance, risk management, credit or investment committee members shall not constitute Disqualified Lenders as a result of this clause (c) (those banks, financial institutions and other Persons under clauses (b) through (c) are collectively referred to as the “Disqualified Institutions”) and (d) any Subsidiary of a Competitor or a Disqualified Institution, other than bona fide debt funds that would not be a Competitor or a Disqualified Institution but for this clause (d), that are (x) identified in writing by the Borrower to the Administrative Agent and the Lenders (including after the Effective Date which may be delivered in a form of a list provided to the Administrative Agent) by name in writing from time to time or (y) clearly identifiable as affiliates solely on the basis of the similarity of its name (provided that neither the Administrative Agent nor any Lender shall have any obligation to carry out due diligence in order to identify such affiliates); provided that the foregoing clause (d) shall be inapplicable during any time that an Event of Default has occurred and is continuing. The identification of any Competitor or Disqualified Institution after the Effective Date shall become effective three Business Days after delivery to the Administrative Agent and the Lenders (including by delivering a list provided to the Administrative Agent), and shall not apply retroactively to disqualify the assignment, participation or other transfer of an interest in Commitments or Loans that was effective prior to the effective date of such supplement (but such Person shall not be able to increase its Commitments or participations hereunder); provided that, for the avoidance of doubt, such Person shall thereafter be considered a Disqualified Lender. The Disqualified Lenders shall be identified to the Lenders by the Administrative Agent (which may be in the form of notice posted to the Platform).
“dollars” or “$” refers to lawful money of the United States of America.
“DQ List” has the meaning set forth in Section 10.4(e).

“E-Commerce Fintech Assets” means receivables of, and loans provided by, the Borrower or any of its Restricted Subsidiaries in connection with the Fintech Business, together with any related interest.
“E-Commerce Finance Entity” means any Restricted Subsidiary of the Borrower that is established for the purpose of, or otherwise engages in, acquiring E Commerce Fintech Assets under any Permitted Fintech Financing and is generally bankruptcy remote with respect to the assets of the Loan Parties or any of their Material Subsidiaries.
“Early Opt-in Election” means the occurrence of:
(1)(i) a determination by the Administrative Agent (with notification to the Borrower) or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.13 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and
(2)(i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” has the meaning set forth in Section 4.1.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) subject to Section 10.4(b), any other Person, other than Ineligible Institutions or Disqualified Lenders.

“Environmental or Social Approval” means any authorization required by an Environmental or Social Law.
“Environmental or Social Claim” means any claim by any person in connection with (a) a breach, or alleged breach, or an Environmental or Social Law; or (b) any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to any living organism or the environment.
“Environmental or Social Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, occupational health and safety, community welfare and/or land or property rights, preservation or reclamation of natural resources, the generation, use, handling, transportation, storage, treatment, disposal, management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental or Social Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation, reclamation or remediation, fines, penalties or indemnities), of Parent or any Subsidiary of Parent directly or indirectly resulting from or based upon (a) compliance or noncompliance with any Environmental or Social Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided that Equity Interests shall not include any debt securities that are convertible into or exchangeable for any combination of Equity Interests and/or cash.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with a Loan Party or a Subsidiary of Parent under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“ERISA Event” means any one or more of the following: (a) any reportable event, as defined in Section 4043 of ERISA, with respect to a Plan; (b) the termination of any Plan under Section 4041 of ERISA; (c) the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (d) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; (e) any Loan Party, or any ERISA

Affiliate requests a minimum funding waiver or fails to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA (whether or not waived); (f) a determination that any Plan is, or is reasonably expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (g) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Plan; (h) the complete or partial withdrawal of any Loan Party, Subsidiary of Parent or any ERISA Affiliate from a Multiemployer Plan; or (i) a determination that any Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA or is, or is expected to be, “insolvent” within the meaning of Section 4245 of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning set forth in Article VIII.
“Excluded Subsidiary” means (a) any Subsidiary that is prohibited by law, regulation or any contractual obligation existing from guaranteeing the Obligations or that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide such guaranty unless such consent, approval, license or authorization has been received or would be received on the Effective Date or within the time periods set forth in Section 5.11 and Schedule 5.15 (provided that (i) no Subsidiary shall be deemed an Excluded Subsidiary pursuant to this clause (a) without having satisfied the requirements under Section 5.12(b), (ii) any Subsidiary specified in Schedule 5.15 shall not be deemed to be an Excluded Subsidiary hereunder without the consent of the Required Lenders, (iii) with respect to any Subsidiary existing on the Effective Date, any such contractual obligation containing such a prohibition was in existence on the Effective Date and (iv) with respect to any Subsidiaries acquired or created after the Effective Date, such prohibition is not the result of a contractual obligation that arose solely in contemplation of such Subsidiary satisfying this definition); (b) any Unrestricted Subsidiary; (c) any Immaterial Subsidiary; (d) [reserved], (e) any Subsidiary with respect to which the provision of such guarantee of the Obligations would result in material adverse tax consequences to Parent, (f) any Subsidiary organized in Korea other than Coupang Corp. unless such Subsidiary can satisfy the requirement under Section 5.12(b), (g) Coupang Pay and (h) any Subsidiaries organized in People’s Republic of China.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on (or measured by) its net income, franchise Taxes, and branch profits Taxes, in each case (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any United States withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of the assignment or designation of a new lending office, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a), (c) or (d), (c) withholding Taxes imposed under FATCA, and (d) any Taxes attributable to such recipient’s failure to comply with Section 2.16(e).
“Existing Maturity Date” has the meaning set forth in Section 2.20(a).
“Extension Effective Date” has the meaning set forth in Section 2.20(a).
“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any published intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.
“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Finance Party” means the Administrative Agent, each Issuing Bank and each Lender.
“Financial Officer” means the chief financial officer, treasurer, chief accounting officer, head of finance, vice president of finance or corporate controller of the Borrower or Parent, as the case may be.
“Fintech Business” means any business of the Borrower or any of its Restricted Subsidiaries in respect of the provision of payment and financial services, including, without limitation, payment processing, payment gateway and granting loans or credit to its vendors, suppliers, customers and other third parties.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBO Rate.
“Foreign Exchange Transaction Act” means the Foreign Exchange Transactions Act of Korea and the rules and regulations promulgated thereunder.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Fulfillment Centers” means each storage location where inventory is stored and (a) that is located within Korea; (b) where the whole premises is either (i) owned by the Parent or any of its Restricted Subsidiaries or (ii) leased by the Parent or any of its Restricted Subsidiaries; (c) in respect of which the relevant lessor (if any) has waived any lien it may have over the inventory stored in the relevant Fulfillment Center; and (d) that is identified in Schedule 1.2 to the Disclosure Letter, as such Schedule may be amended by the Borrower (with the consent of the Administrative Agent) from time to time.
“Fulfillment Center Development” means (i) the construction, acquisition, establishment, improvement, expansion or development of new storage locations (other than the Fulfillment Centers) where inventory of the Parent and its Restricted Subsidiaries is to be stored by acquisition of real property interests (and related fixed assets and equipment), including, without limitation, any leasehold interests, by the Borrower or any of its Restricted Subsidiaries and (ii) the financing of the purchase of any automobiles, trucks or other vehicles or any fleet thereof.
“Fulfillment Center Expansion” means the (i) expansion, improvement or development of the Fulfillment Centers or any other fulfillment centers or other storage locations where inventory of the Parent or any of its Restricted Subsidiaries is stored, in each case, existing as at the date of this Agreement and (ii) the financing of the purchase of any automobiles, trucks or other vehicles or any fleet thereof.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, or customary indemnification obligations entered into in connection with any Acquisition or disposition of assets or of other entities (other than to the extent that the primary obligations that are the subject of such indemnification obligation would be considered Indebtedness hereunder). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.
“Guaranteed Obligation” has the meaning set forth in Section 7.1.
“Guarantor” means each Person that shall have become a party hereto as a “Guarantor” and shall have provided a Guaranty of the Obligations by executing and delivering to the Administrative Agent a signature page hereto or a Counterpart Agreement; provided that for purposes of Article VII, the term “Guarantors” shall also include the Borrower (except with respect to the Direct Borrower Obligations).
“Guaranty” means the guaranty of each Guarantor set forth in Article VII.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“IFRS” means international financial reporting standards within the meaning of IAS Regulation 1606/2002.
“Immaterial Subsidiary” means, at any time of determination, each Restricted Subsidiary of Parent (other than the Borrower) (a) whose Consolidated Total Tangible Assets as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.1(a) or (b) or Section 3.4(a) were less than 5 % of the Consolidated Total Tangible Assets of Parent and its Restricted Subsidiaries at such date and (b) whose consolidated gross revenues for the most recent period of four fiscal quarters in respect of which financial statements have been delivered pursuant to Section 5.1(a) or (b) or Section 3.4(a) were less than 5% of the consolidated gross revenues of Parent and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, as of the most recent date or period referred to in clause (a) or (b) above, the combined Consolidated Total Tangible Assets or the combined consolidated gross revenues of all Restricted Subsidiaries that would constitute Immaterial Subsidiaries in accordance with clause (a) and (b) above shall have exceeded 10% of the Consolidated Total Tangible Assets of Parent and its Restricted Subsidiaries at such date or 10% of consolidated gross revenues of Parent and its Restricted Subsidiaries for such period, then one or more of such Restricted Subsidiaries that would otherwise be an Immaterial Subsidiary shall for all purposes of this Agreement automatically be deemed to not be an

Immaterial Subsidiary in descending order based on the amounts of their Consolidated Total Tangible Assets or consolidated gross revenues, as the case may be, until such excess shall have been eliminated.
“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBO Rate”.
“Increase Date” has the meaning set forth in Section 2.19(a).
“Increase Lender” has the meaning set forth in Section 2.19(a).
“Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business to the extent outstanding for more than 90 days), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (g) the obligations of such Person with respect to Swap Agreements, (h) all obligations of such Person in respect of Disqualified Equity Interests valued, in the case of a redeemable preferred interest that is a Disqualified Equity Interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid distributions or dividends, (i) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above, and (j) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned or acquired by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. “Indebtedness” shall not include the obligations or liabilities of any Person to pay rent or other amounts with respect to any lease of office space (or other arrangement conveying the right to use office space) or other operating lease, which obligations (x) would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of the ASU (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to the Loan Documents, or (y) would be required to be classified and accounted for as a capital lease at any time due to build-to-suit accounting rules, “failed” sale and leaseback accounting rules, other lease classification rules or other similar rules so long as such obligations are not entered into for a financing purpose, are unsecured (other than the provision of any letters of credit required to support such obligations), and do not otherwise constitute “Indebtedness” pursuant to clauses (a), (b), (c) or (d) above. For purposes of determining Indebtedness, the obligations of Parent or any Restricted Subsidiary of Parent in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Parent or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning set forth in Section 10.3(c).
“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender any Person as to which such Defaulting Lender is, directly or indirectly, a subsidiary, (c) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (d) the Borrower or any of its Affiliates; provided that, with respect to clause (c), such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.
“Information Documents” means at any time any memorandum, lender’s presentation or other written information, in each case as then supplemented or amended and including any documents attached thereto or incorporated by reference therein, prepared by the Arrangers with the assistance of Parent and given to any Lender in connection with the Transactions.
“Intangible Assets” means the aggregate amount, for Parent and its consolidated Restricted Subsidiaries, of all assets classified as intangible assets under GAAP, including, without limitation, customer lists, acquired technology, goodwill, right-of-use assets, computer software, trademarks, patents, copyrights, organization expenses, franchises, licenses, trade names, brand names, mailing lists, catalogs, unamortized debt discount and capitalized research and development costs, as set forth on the most recent financial statements delivered pursuant to Sections 5.1(a) and (b) (or, prior to the first such delivery, the financial statements for the fiscal quarter ended December 31, 2020 delivered pursuant to Section 3.4(a)).
“Intellectual Property” means all Patents, Trademarks, Copyrights and any other intellectual property.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.7.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, twelve months) thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Rate” means, at any time for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Administrative Agent (which determination shall be prima facie evidence, absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period for which the Screen Rate is available that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate for the shortest period for which that Screen Rate is available that exceeds the Impacted Interest Period, in each case, at such time.
“Investment” means any loan, advance (other than advances to employees or other providers of services for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business), extension of credit (by way of Guarantee or otherwise) or capital contributions by Parent or any of its Restricted Subsidiaries to any other Person (other than any Loan Party).
“IPO” means the sale on a bona fide nationally recognized securities exchange of common stock of Parent or the listing for trading of common stock of Parent on a bona fide nationally recognized securities exchange resulting in net proceeds of at least $2,000,000,000.
“IPO Effective Date” means the date on or prior to the date that is four months after the Effective Date on which an IPO has occurred and the Borrower has delivered to the Administrative Agent a certificate signed by a Responsible Officer advising the Lenders of the consummation of such IPO.
“IRS” means the U.S. Internal Revenue Service.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP 98” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be acceptable to the applicable Issuing Bank and in effect at the time of issuance of such Letter of Credit).
“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit B-2.
“Issuing Bank” means (a) each Lender (or its designated affiliate) with an Issuing Bank Sublimit as of the Effective Date, and (b) each Lender that shall have become an Issuing Bank hereunder as provided in Section 2.4(i) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.4(h)), each in its capacity as an issuer of Letters of Credit hereunder and together with its permitted successors and assigns in such capacity. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.4 with respect to such Letters of Credit); provided that each Specified Issuing Bank identified in Schedule 5.15 shall not be considered an “Issuing Bank” hereunder (or be required to issue any Letter of Credit) unless and until the conditions set forth therein are satisfied.
“Issuing Bank Sublimit” means, at any time, (a)  with respect to each Issuing Bank as of the Effective Date, the amount set forth under the column “Effective Date Issuing Bank Sublimit” opposite such Issuing Bank’s name in Schedule 2.1(a), provided that to the extent any Specified Issuing Bank Deadline has occurred, such amount (rounded to the nearest cent in the reasonable discretion of the Administrative Agent) shall be revised to reflect such Issuing Bank’s Applicable Percentage of the Letter of Credit Sublimit (after giving effect to the proviso of the definition thereof) and (b) with respect to any Lender that shall have become an Issuing Bank hereunder as provided in Section 2.4(i), such amount as set forth in the agreement referred to in Section 2.4(i) evidencing the appointment of such Lender (or its designated Affiliate) as an Issuing Bank; provided that the Issuing Bank Sublimit of any Issuing Bank may be increased or decreased if agreed in writing between Parent and such Issuing Bank (each acting in its sole discretion) and notified in writing to the Administrative Agent by such persons.
“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that, in no event shall any corporate subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
“JPMCB” means JPMorgan Chase Bank, N.A.
“Korea” means the Republic of Korea.
“Lender-Related Person” has the meaning assigned to it in Section 10.3(b).
“Lenders” means the Persons listed on Schedule 2.1(a) and any Eligible Assignee that shall have become a party hereto pursuant to an Assignment and Assumption or pursuant to Section 2.19, other than any such Person that ceases to be a party hereto as an Lender pursuant to an Assignment and Assumption.

“Letter of Credit” means a standby letter of credit issued or to be issued by an Issuing Bank pursuant to this Agreement in a form and substance approved by such Issuing Bank.
“Letter of Credit Sublimit” means the lesser of (a) $400,000,000 and (b) the aggregate unused amount of the Commitment Aggregate Available Amount then in effect; provided that to the extent any Specified Issuing Bank Deadline (as defined in Schedule 5.15) has occurred, (i) the Letter of Credit Sublimit shall automatically be reduced by an amount (rounded to the nearest cent in the reasonable discretion of the Administrative Agent) equal to the relevant Specified Issuing Bank’s Applicable Percentage of the Letter of Credit Sublimit then in effect and (ii) Schedule 2.1(a) shall be restated to reflect each Issuing Bank’s revised Issuing Bank Sublimit pursuant to the proviso of clause (a) of the definition thereof.
“Letter of Credit Usage” means, as at any date of determination, the sum of (a) the sum of the aggregate maximum amounts which are, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding and (b) the sum of the aggregate amounts of all drawings under Letters of Credit honored by the Issuing Banks and not theretofore reimbursed by or on behalf of the Borrower. The Letter of Credit Usage of any Lender at any time shall be its Applicable Percentage of the total Letter of Credit Usage at such time, adjusted to give effect to any reallocation under Section 2.21 of the Letter of Credit Usage of Defaulting Lenders in effect at such time.
“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the applicable Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Limited Condition Transaction” means any repayment of Indebtedness or any Acquisition or any Investment by one or more of the Borrower and its Restricted Subsidiaries, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.
“Limited Information” means (a) information regarding the terms of, and the Borrower’s compliance with, this Agreement and the other Loan Documents, (b) information concerning the financial position, results of operations and cash flows of Parent and its Subsidiaries, including the Information Documents and the financial statements provided by Parent pursuant to Sections 3.4(a), 5.1(a) and (b) and any information concerning contingent liabilities, commitments and other exposures that would be material to determinations concerning the creditworthiness of

Parent and its Restricted Subsidiaries, (c) any notice, certificate or other document delivered by Parent or the Borrower pursuant to the terms of this Agreement or any other Loan Document, (d) information regarding the aggregate amount of Liquidity or the corporate debt rating (if any) of Parent and (e) information regarding the credit support for the credit facility established hereunder, including the Guarantors (it being understood that the term “Limited Information” does not include product designs, software and technology, inventions, trade secrets, know-how or other proprietary information of a like nature).
“Liquidity” means, at any time, the sum of (a) Unrestricted cash and Cash Equivalents held by Parent and its Restricted Subsidiaries plus (b)  so long as the conditions to borrowing set forth in clauses (b), (c) and (e) of Section 4.2 are satisfied at such time, the Available Revolving Commitments.
“Loan Documents” means this Agreement (including any amendment hereto or waiver hereunder), the Notes (if any), any Counterpart Agreement and any agreements, documents or certificates executed by the Borrower in favor of any Issuing Bank relating to Letters of Credit and any other agreement entered into in connection herewith by the Borrower or any Loan Party with or in favor of the Administrative Agent or the Lenders and designated by the terms thereof as a “Loan Document”.
“Loan Parties” means the Borrower and the other Guarantors.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement (including any loan made pursuant to a Commitment Increase).
“Margin Stock” has the meaning assigned to such term in Regulation U of the Board as in effect from time to time.
“Marketable Securities” means, without duplication of any of the items described in the definition of Cash Equivalents, investments permitted pursuant to the Borrower’s investment policy as approved by the Board of Directors (or committee thereof) of the Borrower from time to time.
“Material Adverse Effect” means a material adverse effect on (a) the business, property, financial condition or results of operations of Parent and its Restricted Subsidiaries taken as a whole or (b) the rights and remedies of the Lenders, the Issuing Banks or the Administrative Agent under this Agreement or of the Administrative Agent, any Issuing Bank or any Lender under the Loan Documents.
“Material Indebtedness” means Indebtedness (other than any Indebtedness under the Loan Documents) of any one or more of Parent and its Restricted Subsidiaries in a principal amount exceeding $100,000,000.
“Material Subsidiary” means, at any time of determination, each Restricted Subsidiary of Parent that is not an Immaterial Subsidiary.
“Maturity Date” means (a) February 27, 2024 or (b) with respect to the Commitments of Consenting Lenders of a particular Class, as such date may be extended pursuant to Section 2.20.

“Maturity Date Extension Request” means a request by the Borrower, in the form of Exhibit F hereto or such other form as shall be approved by the Administrative Agent, for the extension of the Maturity Date pursuant to Section 2.20.
“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.
“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or could be an obligation to contribute of) a Loan Party or an ERISA Affiliate, and each such plan for the five- year period immediately following the latest date on which a Loan Party or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.2 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-U.S. Plan” means any plan, fund (including any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by Parent or one or more Subsidiaries of Parent, primarily for the benefit of employees of Parent or such Subsidiaries or any Loan Party residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Note” means a Revolving Loan Note.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations” means all amounts owing by any Loan Party to the Administrative Agent, any Issuing Bank or any Lender pursuant to the terms of this Agreement or any other Loan Document (including reimbursement of amounts drawn under Letters of Credit and all interest which accrues after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable).

“Obligee Guarantor” has the meaning set forth in Section 7.6.
“OFAC” means the United States Treasury Department Office of Foreign Assets Control.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any other Loan Document, or sold or assigned an interest in this Agreement or any other Loan Document).
“Other Taxes” means any and all present or future stamp, court or documentary Taxes or any other excise, property, intangible, recording, filing or similar Taxes which arise from any payment made, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and the other Loan Documents; excluding, however, such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than such Taxes imposed with respect to an assignment that occurs as a result of the Borrower’s request pursuant to Section 2.18(b)).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Parent” means, prior to the IPO, Coupang, LLC, a Delaware limited liability company, and after the IPO, Coupang, Inc., a Delaware corporation (as the successor entity resulting from Coupang, LLC converting to a Delaware corporation).
“Participant” has the meaning set forth in Section 10.4.
“Participant Register” has the meaning assigned to such term in Section 10.4(c)(iii).
“Patents” means, with respect to any Person, all of such Person’s right, title, and interest in and to: (a) any and all patents and patent applications; (b) all inventions and improvements described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (d) all licenses of the foregoing whether as licensee or licensor; (e) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (f) all rights to sue for past, present, and future infringements thereof; and (g) all rights corresponding to any of the foregoing throughout the world.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Pension Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA,

Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to (or obligated to be contributed) in whole or in part by any Loan Party or any ERISA Affiliate or with respect to which any of Parent, any Loan Party or any ERISA Affiliate has actual or contingent liability or had any such liability for the five-year period immediately following the latest date on which a Loan Party or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.
“Permitted Call Spread Transaction” means (a) any call or capped call option (or substantively equivalent derivative transaction) relating to the Common Stock (or other securities or property following a merger event, reclassification or other change of the Common Stock) purchased by Parent in connection with the issuance of any Permitted Convertible Indebtedness and settled in Common Stock (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Common Stock or such other securities or property), and cash in lieu of fractional shares of Common Stock, and (b) any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Common Stock (or other securities or property following a merger event, reclassification or other change of the Common Stock) sold by Parent substantially concurrently with any purchase by Parent of a Permitted Call Spread Transaction described in clause (a) and settled in Common Stock (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Common Stock or such other securities or property), and cash in lieu of fractional shares of Common Stock; provided that the terms, conditions and covenants of each such transaction described in clause (a) or clause (b) shall be such as are customary for transactions of such type (as determined by the board of directors of Parent, or a committee thereof, in good faith); provided, further that the purchase price for such Permitted Call Spread Transaction, less the proceeds received by Parent from the sale of any related call option, warrant or right to purchase described in clause (b), does not exceed the net proceeds received by Parent from the sale of such Permitted Convertible Indebtedness issued in connection with the Permitted Call Spread Transaction
“Permitted Convertible Indebtedness” means unsecured Indebtedness of Parent that is convertible into shares of Common Stock (or other securities or property following a merger event, reclassification or other change of the Common Stock), cash or a combination thereof (such amount of cash determined by reference to the price of the Common Stock or such other securities or property), and cash in lieu of fractional shares of Common Stock; provided that (x) the final maturity date of such Permitted Convertible Indebtedness is not prior to the date ninety-one (91) days after the Maturity Date and (y) the terms, conditions and covenants of such Permitted Convertible Indebtedness shall be such as are customary for transactions of such type (as determined by the board of directors of Parent, or a committee thereof, in good faith).
“Permitted Encumbrances” means:
(a)Liens imposed by law for taxes, assessments or governmental charges or levies that are not yet due or are being contested in compliance with Section 5.4;
(b)carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, supplier’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.4;
(c)Liens incurred or pledges and deposits made in the ordinary course of business (i) in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or employment laws or to secure other public, statutory or regulatory obligations or (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instrument for the benefit of) insurance carriers providing property, casualty or liability insurance to Parent or any Restricted Subsidiary of Parent or otherwise supporting the payment of items set forth in the foregoing clause (i);
(d)Liens incurred or pledges and deposits to secure the performance of bids, trade and commercial contracts (other than for the payment of Indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with past practice;
(e)Liens securing, or otherwise arising from, judgments and deposits to secure obligations under appeal bonds or letters of credit in respect of judgments that do not constitute an Event of Default under clause (k) of Article VIII;
(f)Uniform Commercial Code financing statements filed (or similar filings under applicable law) solely as a precautionary measure in connection with operating leases;
(g)easements, zoning restrictions, rights-of-way, encroachments and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the conduct of business of Parent or any Subsidiary of Parent;
(h)rights of recapture of unused real property in favor of the seller of such property set forth in customary purchase or lease agreements and related arrangements;
(i)to the extent constituting a Lien, Permitted IP Transfers;
(j)rights of setoff, banker’s lien, netting agreements and other Liens arising by operation of law or by the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;
(k)Liens arising from the right of distress enjoyed by landlords or Liens otherwise granted to landlords, in either case, to secure the payment of arrears of rent or performance of other obligations in respect of leased properties, so long as such Liens are not exercised or except where the exercise of such Liens would not reasonably be expected to have a Material Adverse Effect;

(l)Liens or security given to public utilities or to any municipality or Governmental Authority when required by the utility, municipality or Governmental Authority in connection with the supply of services or utilities to the Borrower and any other Restricted Subsidiaries;
(m)servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other agreements pertaining to the use or development of any of the assets of Parent or any of its Subsidiaries, in each case that do not secure any obligations for money borrowed and do not materially detract from the value of the affected property or interfere with the conduct of business of Parent or any Subsidiary of Parent; and
(n)Liens on any assets securing any obligation in favor of a Governmental Authority, including any such Lien securing amounts owing for wages, vacation pay, severance pay, employee deductions, sales tax, excise tax, other Taxes, workers compensation, governmental royalties or pension fund obligations.
“Permitted Fintech Financing” means one or more transactions whereby (a) E-Commerce Fintech Assets are sold to or otherwise acquired or originated by an E-Commerce Finance Entity and (b) such E-Commerce Finance Entity finances its acquisition or origination of such E-Commerce Fintech Assets by selling or borrowing against such E-Commerce Fintech Assets, provided that any such transactions (i) shall be conducted on a limited recourse basis against the Borrower or any of its Material Subsidiaries (other than such E-Commerce Finance Entity) and (ii) may have any Loan Party or any other Restricted Subsidiary of the Borrower provide an unsecured guarantee in respect thereof.
“Permitted Holders” means (a) any Person listed on Schedule 1.1 to the Disclosure Letter, (b) any trust or partnership created solely for the benefit of any natural person listed on Schedule 1.1 to the Disclosure Letter and/or members of the family of any natural person listed on Schedule 1.1 to the Disclosure Letter and (c) any Person which is an Affiliate of any of the foregoing.
“Permitted IP Transfer” means (i) non-exclusive licenses of Intellectual Property, (ii) sales, dispositions, transfers or exclusive licenses of Intellectual Property that would not have a material adverse effect on the assets or business of Parent and the Restricted Subsidiaries, taken as a whole,; or (iii) storing, holding, transferring, processing, operating or managing data or information outside the U.S. or Korea, including for regulatory or tax purposes.
“Person” means any natural person, corporation, limited liability company, trust, Joint Venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan).
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Platform” has the meaning set forth in Section 10.1.

“Portfolio Interest Certificate” has the meaning set forth in Section 2.16(e)(iii)(C).
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Pro Forma Basis” means, with respect to the calculation of Consolidated Total Tangible Assets, Liquidity or Total Net Leverage Ratio as of any date, that such calculation shall give pro forma effect to all Acquisitions, all issuances, incurrences or assumptions of Indebtedness, all Investments and all sales, transfers or other dispositions of any Equity Interests in a Subsidiary or all or substantially all the assets of a Subsidiary or division or line of business of a Subsidiary outside the ordinary course of business (and any related prepayments or repayments of Indebtedness) that have occurred during the applicable fiscal period of Parent (or subsequent to such fiscal period of Parent and prior to or simultaneously with the event for which such calculation is being calculated) as if they occurred on the first day of such applicable period of Parent.
“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders.
“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to it in Section 10.19.
“Qualified Equity Interests” means Equity Interests other than Disqualified Equity Interests.
“Recipient” means the Administrative Agent, any Lender and any Issuing Bank, or any combination thereof (as the context requires).
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LIBO Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not LIBO Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing Indebtedness” means the incurrence of Indebtedness which serves to refund, refinance, replace, renew, extend or defease any Indebtedness or any Indebtedness issued to so refund, refinance, replace, renew, extend or defease such Indebtedness, in an amount not to exceed the principal amount (or accreted value, if applicable) of such Indebtedness (including any unused commitments thereunder) plus additional Indebtedness incurred to pay all unpaid accrued interest and premiums thereon plus underwriting discounts, other arranger fees, commissions and expenses (including upfront fees, original issue discount or similar payments incurred in connection therewith) (collectively, “Refinancing Costs”); provided, however, that such Refinancing Indebtedness (a) (i) has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining weighted average life to maturity of the Indebtedness being refunded, refinanced, replaced, renewed, extended or defeased and (ii) has a maturity date which is not earlier than the maturity date of the Indebtedness being refunded, refinanced, replaced, renewed, extended or defeased; (b) to the extent such Refinancing Indebtedness refunds, refinances, replaces, renews, extends or defeases Indebtedness subordinated or pari passu to the Obligations or any guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the same extent as the Indebtedness being refunded, refinanced, replaced, renewed, extended or defeased; (c) no direct and contingent obligor with respect to such Refinancing Indebtedness shall be a Person that was not a direct or contingent obligor with respect to the Indebtedness being refinanced; (d) to the extent such Refinancing Indebtedness refunds, refinances, replaces, renews, extends or defeases unsecured Indebtedness (including Refinancing Costs related to such Indebtedness), such Refinancing Indebtedness is unsecured and (e) to the extent such Refinancing Indebtedness refunds, refinances, replaces, renews, extends or defeases secured Indebtedness (including Refinancing Costs related to such Indebtedness), such Refinancing Indebtedness shall not expand the scope of the collateral securing such Indebtedness (including Refinancing Costs related to such Indebtedness) being refunded, refinanced, replaced, renewed, extended or defeased.
“Register” has the meaning set forth in Section 10.4.
“Reimbursement Date” has the meaning set forth in Section 2.4(d).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.
“Required Lenders” means, subject to Section 2.21, (a) at any time prior to the earlier of the Loans becoming due and payable pursuant to Article VIII or all Commitments terminating or expiring, Lenders having Revolving Exposures and Unfunded Commitments representing more than 50% of the sum of the Total Utilization of Commitments and Unfunded Commitments of all Lenders at such time; and (b) for all purposes after the Loans become due and payable pursuant to Article VIII or all Commitments expire or terminate, Lenders having Revolving Exposures representing more than 50% of the sum of the Total Utilization of Commitments at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means any of the President, Chief Executive Officer, Vice President or Financial Officer of the applicable Loan Party, or any person designated by any such Loan Party in writing to the Administrative Agent from time to time, acting singly.
“Restricted” means, when referring to cash or Cash Equivalents of Parent and its Restricted Subsidiaries, that such cash or Cash Equivalents (a) appear (or would be required to appear) as “restricted” on the consolidated balance sheet of Parent, (b) are subject to any Lien in favor of any Person (other than a Lien permitted under Section 6.2(k)) or (c) are not otherwise generally available for use by Parent or any Restricted Subsidiary of Parent so long as such Restricted Subsidiary of Parent is not prohibited by applicable law, contractual obligation or otherwise from transferring such cash or Cash Equivalents to Parent (it being understood and agreed that cash or Cash Equivalents located in China shall be deemed Restricted pursuant to this clause (c)).
“Restricted Payment” means (x) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Parent or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund, similar deposit or withholding of shares for tax purposes, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Parent or any such Subsidiary or (y) any voluntary purchase, repurchase, redemption, defeasance or other voluntary acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Indebtedness that is subordinated in right of payment to the Obligations. The conversion of, or payment for (including, without limitation, payments of principal and payments upon redemption or repurchase), or paying any interest with respect to, any debt securities that are convertible into or exchangeable for any combination of Equity Interests and/or cash shall not constitute a Restricted Payment.
“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.
“Revolving Exposure” means, with respect to any Lender as of any date of determination, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender and (b) the Letter of Credit Usage of that Lender.
“Revolving Loan” means a Loan made by a Lender to the Borrower pursuant to Section 2.1 and/or Section 2.19.
“Revolving Loan Note” means a promissory note in the form of Exhibit D, as it may be amended, restated, supplemented or otherwise modified from time to time.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.
“Sale and Leaseback Transaction” means an arrangement relating to a property owned by the Parent or a Restricted Subsidiary, where such Parent or Restricted Subsidiary sells such property for consideration consisting of cash or Cash Equivalents to any person who leases the property back to such Parent or such Restricted Subsidiary which uses it for substantially the same purpose as the property that was sold to that person.
“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed on any Sanctions List or a person, entity or party acting on behalf of such a Person, (b) any Person organized or resident in a Sanctioned Country , (c) the government of a Sanctioned Country, or (d) any Person otherwise a target of Sanctions, (e) any Person owned 50% or more or otherwise controlled by any such Person or Persons described in any of the foregoing clauses (a) through (d).
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Sanctions Authority
“Sanctions Authority” means (i) the U.S., (ii) the United Nations, (iii) the European Union, (iv) any European Union member state, (v) the United Kingdom, (vi) Switzerland, (vii) Hong Kong, (viii) Singapore, (ix) the respective governmental institutions and agencies of any of the foregoing, including without limitation, OFAC, the U.S. Department of State, Her Majesty’s Treasury, the Secretariat for Economic Affairs of Switzerland, the Swiss Directorate of International Law, the Hong Kong Monetary Authority and the Monetary Authority of Singapore, (x) any other body notified form time to time in writing to the Borrower by the Administrative Agent.
“Sanctions List” means the “Specially Designated nationals and Blocked Persons” list publicly issued by OFAC, the “Consolidated List of Financial Sanctions Targets in the UK” publicly issued by Her Majesty’s Treasury, or any similar list issued or maintained and made public by, or any public announcement of a Sanctions designation made by, any of the authorities of the United States, the United Kingdom, Switzerland, Hong Kong, Singapore, the United Nations or the European Union.
“Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, on or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion). Notwithstanding the foregoing, if the Screen Rate, determined as provided above in this definition, would be less than zero, the Screen Rate shall for all purposes of this Agreement be zero.
“Secured Indebtedness” means, at any date of determination, the aggregate principal amount of Indebtedness outstanding on such date that is secured by a Lien on any asset or property of the Parent or any of its Restricted Subsidiaries.

“Shared Incremental Amount” means, as of any date of determination, $1,250,000,000 reduced by (i) any Commitment Increases established pursuant to Section 2.19, (ii) any Indebtedness incurred pursuant to Section 6.1(c)(i), (iii) any unsecured Indebtedness incurred pursuant Section 6.1(k) and (iv) any Indebtedness incurred pursuant to Section 6.1(l).
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.
“Solvency Certificate” means a Solvency Certificate of a Financial Officer of Parent substantially in the form of Exhibit H.
“Solvent” means, with respect to Parent and its Restricted Subsidiaries on a particular date, that on such date (a) the fair value of the present assets of Parent and its Restricted Subsidiaries, taken as a whole, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of Parent and its Restricted Subsidiaries, taken as a whole, (b) the present fair saleable value of the assets of Parent and its Restricted Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liability of Parent and its Restricted Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (c) Parent and its Restricted Subsidiaries, taken as a whole, do not intend to, and do not believe that they will, incur debts or liabilities (including current obligations and contingent liabilities) beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business and (d) Parent and its Restricted Subsidiaries, taken as a whole, are not engaged in business or a transaction, and are not about to engage in business or a transaction, in relation to which their property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsidiary” means any subsidiary of Parent.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity (including by value) or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the partnership interests are, as of such date, owned (directly or indirectly), controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent and which is required by GAAP to be consolidated in the consolidated financial statements of the parent.
“Subsidiary Guarantor” means any Guarantor that is a Subsidiary of Parent.
“Supported QFC” has the meaning assigned to it in Section 10.19.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or other providers of services of Parent or the Subsidiaries of Parent shall be a Swap Agreement.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.
“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.13 that is not Term SOFR.
“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness outstanding on such date minus up to $750,000,000 of the aggregate amount of Unrestricted cash and Cash Equivalents of Parent and its Restricted Subsidiaries on such date, determined on a consolidated basis in accordance with GAAP, to (b) Consolidated Credit EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Total Utilization of Commitments” means, as at any date of determination, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans and (b) the aggregate Letter of Credit Usage.
“Trade Date” has the meaning set forth in Section 10.4(e).
“Trademarks” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all trademarks (including service marks), trade names, trade dress, and trade styles and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all licenses of the foregoing, whether as licensee or licensor; (c) all renewals of the foregoing; (d) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (f) all rights corresponding to any of the foregoing throughout the world.
“Transactions” means the execution, delivery and performance by the Loan Parties of each Loan Document to which it is a party, the borrowing of Loans and the use of the proceeds thereof, and the issuance of Letters of Credit and the use thereof.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof; provided that the full faith and credit of the United States of America is pledged in support thereof.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regime” has the meaning assigned to it in Section 10.19.
“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code, as in effect from time to time, of the State of New York .
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
“Unfunded Commitment” means, with respect to each Lender, the aggregate Commitments of such Lender less its Revolving Exposure.
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“Unrestricted” means, when referring to cash or Cash Equivalents, that such cash or Cash Equivalents are not Restricted.
“Unrestricted Subsidiary” means any Subsidiary that at the time of determination has previously been designated, and continues to be, an Unrestricted Subsidiary in accordance with Section 5.13.
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.
“VAT” means any value added Tax or any other Tax of a similar nature.
“wholly owned”, when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly owned subsidiary of such Person or any combination thereof.
“Withholding Agent” means the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.2Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan” or an

“ABR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing” or an “ABR Borrowing”).
Section 1.3Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. Each reference herein to the “date of this Agreement” or the “date hereof” shall be deemed to refer to the Effective Date.
Section 1.4Accounting Terms; GAAP; Certain Calculations. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision has been amended in accordance herewith. Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Parent or any Subsidiary of Parent at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b)Notwithstanding anything in this Agreement or any Loan Document to the contrary, when (a) calculating any applicable Basket, in connection with the consummation of any Limited Condition Transaction (including the incurrence or issuance of Indebtedness (other than any Credit Extension hereunder) in connection with such Limited Condition Transaction) or (b) determining compliance with any provision of this Agreement which requires that no Default or Event of Default (or any type of Default or Event of Default) has occurred, is continuing or would result therefrom in connection with the consummation of any Limited Condition Transaction (including the incurrence or issuance of Indebtedness (other than any Credit Extension hereunder) in connection with such Limited Condition Transaction), in each case under the foregoing clauses (a) and (b), the date of determination of such Basket or determination of whether any Default or Event of Default (or any type of Default or Event of Default) has occurred, is continuing or would result therefrom may, at the option of the Borrower (in its sole discretion) (the Borrower’s election to exercise such option, an “LCT Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (or, in the case of any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, the date on which irrevocable notice with respect to such Limited Condition Transactions is sent) (such date, the “LCT Test Date”) and, subject to the other provisions of this Section 1.4(b), if, after giving pro forma effect to the Limited Condition Transaction, any incurrence, issuance and/or repayment of Indebtedness or other transaction in connection therewith and any actions or transactions related thereto, the Borrower or any of its Restricted Subsidiaries, as applicable, would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such Basket, such Basket shall be deemed to have been complied with (or satisfied) for purposes of such Limited Condition Transaction.
For the avoidance of doubt, if the Borrower has made an LCT Election, (1) if any Basket for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such Basket prior to (or on) the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, including due to fluctuations in Consolidated Credit EBITDA or Consolidated Total Tangible Assets of the Borrower or the Person subject to such Limited Condition Transaction, such Basket will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations, (2) other than as expressly set forth in the previous paragraph, if any related requirements and conditions (including as to the absence of any (or any type of) continuing Default or Event of Default and satisfaction of any representations and warranties) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of any Default or Event of Default or failure to satisfy any representations and warranties), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing and such representations and warranties shall be deemed to have been satisfied) for purposes of determining satisfaction of such Limited Condition Transaction and the conditions precedent hereunder to the consummation thereby and (3) in calculating the availability under any Basket in connection with any action or transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such Basket shall be determined or tested after giving pro forma effect to such Limited Condition Transaction, any incurrence, issuance or repayment of Indebtedness or other transaction in connection therewith and any actions or transactions related thereto.
Section 1.5Letter of Credit Amounts. Unless otherwise specified herein, the amount of any Letter of Credit at any time shall be deemed to be the maximum amount that is, or at any time thereafter may become, available for drawing under such Letter of Credit.
Section 1.6Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.7Interest Rates; LIBOR Notification. The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short- term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, Section 2.13(b) and (c) provide the mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.13(e), of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.13(b) or (c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.13(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.
Section 1.8IPO Effective Date Commitments. On and effective as of the IPO Effective Date, the Commitment Available Amount of each Lender shall be automatically and without further act increased to an amount equal to the Commitment Available Amount set forth under the heading “IPO Effective Date Commitments” in Schedule 2.1(a) (subject to any adjustment pursuant to Section 2.8).
ARTICLE II
THE CREDITS
Section 2.1Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) the aggregate outstanding principal amount of such Lender’s Revolving Exposure exceeding such Lender’s Commitment Available Amount or (b) the Total Utilization of Commitments exceeding the Commitment Aggregate Available Amount. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Each Lender’s Commitment shall expire on the Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Exposure shall be paid in full no later than such date.
Section 2.2Revolving Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders in accordance with their respective Applicable Percentages. The failure of any Lender to make any Revolving Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Revolving Loans as required.
(b)Subject to Section 2.13, each Borrowing of Revolving Loans shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments; provided, further, that an ABR Borrowing may be in an aggregate amount that is required to finance the reimbursement of a

Letter of Credit drawing as contemplated by Section 2.4(d). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.
(d)Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
Section 2.3[Reserved].
Section 2.4Issuance of Letters of Credit and Purchase of Participations Therein. (a) During the Availability Period, subject to the terms and conditions hereof, each Issuing Bank agrees to issue Letters of Credit (or amend, extend or increase any outstanding Letter of Credit) at the request and for the account of the Borrower (including for the purpose of supporting obligations of Parent or any of its Restricted Subsidiaries); provided that (i) each Letter of Credit shall be denominated in dollars; (ii) the amount of each Letter of Credit shall not be less than $250,000 or such lesser amount as is acceptable to the applicable Issuing Bank; (iii) after giving effect to such issuance, amendment, extension or increase, in no event shall the Total Utilization of Commitments exceed the Commitment Aggregate Available Amount then in effect; (iv) after giving effect to such issuance, amendment, extension or increase, in no event shall the aggregate Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect, (v) after giving effect to such issuance, amendment, extension or increase, in no event shall the Letter of Credit Usage attributable to Letters of Credit issued by any Issuing Bank exceed the Issuing Bank Sublimit of such Issuing Bank, unless otherwise agreed to in writing by such Issuing Bank, (vi) after giving effect to such issuance, amendment, extension or increase, in no event shall the aggregate amount of Revolving Loans and Letters of Credit issued by such Issuing Bank exceed such Issuing Bank’s Commitment Available Amount hereunder, unless otherwise agreed to in writing by such Issuing Bank, and (vii) in no event shall any Letter of Credit have an expiration date later than the earlier of (1) five Business Days prior to the Maturity Date and (2) the date which is one year from the date of issuance of such Letter of Credit, unless otherwise agreed to in writing by such Issuing Bank. If the Borrower so requests in the Application for any Letter of Credit, the applicable Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each such Letter of Credit, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time to an expiration date not later than the date five days prior to the Maturity Date; provided, however, that the applicable Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (except that the expiration date may be extended by up to one year from the then-current form), (B) such Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its revised form under the terms hereof or (C) it has received notice from the Required Lenders or the Borrower in accordance with Section 2.4(e) that one or more of the conditions in Section 4.2(b), (c) or (d) would not be satisfied if such Letter of Credit were so extended. If any Lender is a Defaulting Lender, an Issuing Bank shall not be required to issue, amend, extend or increase any Letter of Credit unless such Issuing Bank has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Bank’s risk with respect to the participation in Letters of Credit of such Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage at such time on terms satisfactory to such Issuing Bank. Each request by the Borrower for the issuance, amendment, extension or increase of any Letter of Credit shall be deemed to be a representation and warranty that the conditions set forth in clauses (iii), (iv) and (v) above have been met.
(b)Whenever the Borrower desires the issuance, amendment, extension or increase of a Letter of Credit, it shall deliver to the Administrative Agent and the applicable Issuing Bank (i) in the case of a request for the issuance of a Letter of Credit, an Issuance Notice and Application no later than 1:00 p.m. (New York City time) at least five Business Days in advance of the proposed date of issuance and (ii) in the case of a request for the amendment, extension or increase of a Letter of Credit, a notice and/or letter of credit application, in such form as specified by the applicable Issuing Bank, identifying the Letter of Credit to be amended, extended or increased and specifying the requested date of amendment, extension or increase (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (a) of this Section), the amount of such Letter of Credit and such other information as shall be necessary to enable the applicable Issuing Bank to amend, extend or increase such Letter of Credit, no later than 1:00 p.m. (New York City time) at least five Business Days in advance of the proposed date of such amendment, extension or increase (or such shorter period as the applicable Issuing Bank may agree to in its sole discretion). Each notice or letter of credit application delivered pursuant to this Section 2.4(b) shall be accompanied by documentary and other evidence of the proposed beneficiary’s identity as may reasonably be requested by the applicable Issuing Bank to enable such Issuing Bank to verify the beneficiary’s identity or to comply with any applicable laws or regulations, including the USA Patriot Act. Upon satisfaction or waiver of the conditions set forth in Section 4.2, the applicable Issuing Bank shall issue or amend, extend or increase the requested Letter of Credit only in accordance with such Issuing Bank’s standard operating procedures as in effect from time to time. Notwithstanding any other provision of this Agreement or any other Loan Document to the contrary, (i) no Issuing Bank shall be required to issue, amend, extend or increase any Letter of Credit if (y) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit, or require that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Bank in good faith deems material to it or (z) such Letter of Credit would violate such Issuing Bank’s standard policies and procedures regarding the issuance of letters of credit as in effect from time to time (to the extent not in conflict with the requirements of this Section 2.4 or as otherwise accepted by the Borrower) and (ii) each Issuing Bank (unless such Issuing Bank consents in writing) shall not be obligated to issue any commercial or trade letters of credit. Notwithstanding anything contained in any Application furnished to any Issuing Bank in connection with the issuance of any Letter of Credit or any notice or letter of credit application furnished to any Issuing Bank in connection with the amendment, extension or increase of any Letter of Credit, in the event of any conflict between the terms and conditions of such Application or notice or letter of credit application, on the one hand, and the terms and conditions of this Agreement, on the other hand, the terms and conditions of this Agreement shall control. Upon the issuance of any Letter of Credit, extension or increase thereof, the applicable Issuing Bank shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender of the amount thereof, which notice from the Administrative Agent shall be accompanied by a copy of such Letter of Credit or amendment, extension or increase thereof and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.4(e).
(c)In determining whether to honor any drawing under any Letter of Credit by the beneficiary(ies) thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents, if such documents are not in strict compliance with the terms of such Letter of Credit. As between the Borrower and an Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Bank, by the respective beneficiaries of such Letters of Credit; provided that such assumption of risk by the Borrower shall not affect any rights that the Borrower may have against any such beneficiary. In furtherance and not in limitation of the foregoing, an Issuing Bank shall not be responsible or have any liability for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms or errors in translation; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by any beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; (viii) any other action or inaction taken or suffered by such Issuing Bank under or in connection with any such Letter of Credit, if required under, or expressly authorized under the circumstances by, any applicable domestic or foreign law or letter of credit practice or (ix) any consequences arising from causes beyond the control of such Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Bank’s rights or powers hereunder or place such Issuing Bank under any liability to the Borrower. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by any Issuing Bank under or in connection with any Letter of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in “good faith” (as such term is defined in Article 5 of the New York Uniform Commercial Code), shall not give rise to any liability on the part of such Issuing Bank to the Borrower. Notwithstanding anything to the contrary contained in this Section 2.4(c), the applicable Issuing Bank shall not be excused from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as determined by a final, non-appealable judgment of a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.
(d)In the event any Issuing Bank has honored a drawing under a Letter of Credit on any date (a “Disbursement Date”), it shall promptly notify the Borrower and the Administrative Agent of the amount of such drawing and of the applicable Disbursement Date. The Borrower shall reimburse such Issuing Bank by paying to the Administrative Agent for the account of such Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) an amount in same day funds equal to the dollar amount of such honored drawing, together in each case with accrued and unpaid interest as provided in Section 2.12; provided that, if the dollar amount of such honored drawing is $500,000 or more, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 or 2.5 that such payment be financed with an ABR Borrowing and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to reimburse any honored drawing under any Letter of Credit on or before the Reimbursement Date, the Administrative Agent shall notify each Lender of such failure, the payment then due from the Borrower in respect of such honored drawing, and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent, in dollars, its Applicable Percentage of the amount then due from the Borrower, in the same manner as provided in Section 2.6 with respect to Loans made by such Lender (and Section 2.6 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for an honored drawing under a Letter of Credit (other than the funding of an ABR Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such drawing. If any Lender fails to make available to the Administrative Agent for the account of the relevant Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.4(d) by the time specified herein, such Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(e)Immediately upon the issuance, extension or increase of each Letter of Credit, without any further action by any Person, the applicable Issuing Bank shall be deemed to have sold to each Lender and each Lender shall have been deemed to have purchased from such Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Applicable Percentage of the maximum amount which is or at any time may become available to be drawn thereunder. In consideration and in furtherance of the foregoing, each Lender hereby irrevocably, absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each drawing honored by such Issuing Bank under such Letter of Credit and not reimbursed by the Borrower on or prior to the applicable Reimbursement Date, or of any reimbursement payment required to be refunded to the Borrower or otherwise returned for any reason. Each Lender acknowledges and agrees that its obligation to fund participations pursuant to this paragraph in respect of Letters of Credit is irrevocable, absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, extension or increase of any Letter of Credit, the occurrence and continuance of a Default, any reduction or termination of the Commitments or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Rules 3.13 and 3.14 of ISP 98) or similar terms in the Letter of Credit itself permits a drawing to be made under such Letter of Credit after the expiration thereof or after the expiration or termination of the Commitments or any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including those set forth in the following paragraph (f), and that each such payment shall be made without any defense, offset, abatement, withholding or reduction whatsoever and in dollars; provided that, notwithstanding anything herein to the contrary, any participation held by a Lender shall not survive the Maturity Date unless otherwise agreed to in writing by such Lender. Each Lender further acknowledges and agrees that, in issuing, amending, extending or increasing any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representations and warranties of the Borrower deemed made pursuant to Sections 2.4 and 4.2, unless, at least one Business Day prior to the time such Letter of Credit is issued, amended, extended or increased (or, in the case of an automatic extension permitted pursuant to paragraph (a) of this Section, at least one Business Day prior to the time by which the election not to extend must be made by the applicable Issuing Bank), the Required Lenders or the Borrower shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 2.4(a)(iii), 2.4(a)(iv), 2.4(a)(v), 4.2(b), 4.2(c), or 4.2(d) would not be satisfied if such Letter of Credit were then issued, amended, extended or increased (it being understood and agreed that, in the event any Issuing Bank shall have received any such notice, no Issuing Bank shall have any obligation to issue, amend, extend or increase any Letter of Credit until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).
(f)The obligation of the Borrower to reimburse each Issuing Bank for drawings honored under the Letters of Credit issued by it shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set off, defense or other right which the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Bank, Lender or any other Person, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Parent or one of its Restricted Subsidiaries and the beneficiary(ies) for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by such Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Parent or any of its Restricted Subsidiaries or any other Person; (vi) any breach hereof by any party hereto or any other Loan Document by any party thereto; (vii) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Rules 3.13 and 3.14 of ISP 98) or similar terms in the Letter of Credit itself permits a drawing to be made under such Letter of Credit after the expiration thereof or after the expiration or termination of the Commitments; (viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (ix) the fact that an Event of Default or a Default shall have occurred and be continuing.
(g)Without duplication of any obligation of the Borrower under Section 10.3, in addition to amounts payable as provided herein, the Borrower hereby agrees to protect, indemnify, pay and save and hold harmless each Issuing Bank from and against any and all claims, demands, liabilities, damages and losses, and all reasonable, documented and invoiced costs, charges and out-of-pocket expenses (including reasonable fees, out-of-pocket expenses and disbursements of one primary counsel (and in the case of an actual or potential conflict of interest where any Issuing Bank affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Issuing Bank) and one local counsel in each relevant material jurisdiction), which such Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance, amendment, extension or increase of any Letter of Credit by such Issuing Bank, any demand for payment thereunder, any payment or other action taken or omitted to be taken in connection with such Letter of Credit or this Agreement, or any transaction(s) supported by such Letter of Credit, other than as a result of (1) the gross negligence or willful misconduct of such Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction or (2) the wrongful dishonor by such Issuing Bank of a presentation under any Letter of Credit which strictly complies with the terms and conditions of such Letter of Credit, or (ii) the failure of such Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act. The Borrower will pay all amounts owing under this Section promptly after written demand therefor.
(h)An Issuing Bank may resign as an Issuing Bank by providing at least 30 days prior written notice to the Administrative Agent, the Lenders and the Borrower. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank (provided that no consent will be required if the replaced Issuing Bank has no Letters of Credit or reimbursement obligations with respect thereto outstanding) and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such resignation or replacement of such Issuing Bank. From and after the effective date of any such replacement or resignation, (i) any successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. At the time any such resignation or replacement shall become effective, (A) the Borrower shall pay all unpaid fees accrued for the account of the resigning or replaced Issuing Bank pursuant to Sections 2.11(c) and (d) and (B) the resigning or replaced Issuing Bank shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement. After the replacement or resignation of an Issuing Bank hereunder, the resigning or replaced Issuing Bank shall not be required to issue, amend, extend or increase any Letters of Credit.
(i)The Borrower may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of an appointment as an Issuing Bank hereunder shall be evidenced by a written agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrower, the Administrative Agent and such designated Lender and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an issuer of Letters of Credit hereunder.
(j)If (x) any Event of Default shall occur and be continuing, (y) the Total Utilization of Commitments exceeds the Commitment Aggregate Available Amount then in effect or (z) any Letter of Credit is outstanding five Business Days prior to the Maturity Date, in each case on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the applicable Issuing Bank, an amount in cash equal to 103% of Letter of Credit Usage attributable to all outstanding Letters of Credit as of such date (provided that, if the Letter of Credit Usage increases at any time following such deposit, the Borrower shall, at the request of the Administrative Agent or the Required Lenders, deposit additional amounts in cash in dollars so that such deposit account holds at least 103% of the amount of Letter of Credit Usage of all outstanding Letters of Credit at any time) plus any accrued and unpaid interest thereon, in each case in dollars; provided that the obligation to deposit such cash collateral shall become effective immediately, and such cash collateral shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clauses (h) or (i) of Article VIII. Such cash collateral shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such cash collateral, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such cash collateral shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for any disbursements under Letters of Credit issued by it for which it has not been reimbursed and, to the extent not so applied, shall be held as cash collateral for the satisfaction of the reimbursement obligations of the Borrower for the Letter of Credit Usage of each Issuing Bank at such time, and after such cash collateralization and/or payment in full of all Letter of Credit Usage of each Issuing Bank, may be applied to satisfy other Obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower (or as otherwise ordered by a court of competent jurisdiction) within five Business Days after all Events of Default have been cured or waived.
(k)Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP 98 shall be stated therein to apply to each Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrower for, and each Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Issuing Bank required under, or expressly authorized under the circumstances by, any applicable law, order, or practice that is required to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where such Issuing Bank or the beneficiary of any Letter of Credit is located, the practice stated in the ISP 98, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade, Inc. (BAFT), or the Institute of International Banking Law & Practice, whether or not any such law or practice is applicable to any Letter of Credit.
(l)Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, Parent or a Restricted Subsidiary of Parent, or states that Parent or a Restricted Subsidiary of Parent is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against Parent or such Restricted Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of Parent such Restricted Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of such Letters of Credit for Parent or any Restricted Subsidiary of Parent inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of Parent or such Restricted Subsidiaries.
Section 2.5Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone or in writing (a) in the case of a Eurodollar Borrowing, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of ABR Borrowings, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy (or other facsimile transmission) to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B-1 attached hereto and signed by a Responsible Officer of the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2 and Section 2.3:
(i)the aggregate amount of the requested Borrowing;
(ii)the date of such Borrowing, which shall be a Business Day;
(iii)whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
(iv)in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)the location and number of the account or accounts of the Borrower to which funds are to be disbursed, which shall comply with the requirements of Section 2.6, or, in the case of any Loan requested to finance the reimbursement of drawing under a Letter of Credit as provided in Section 2.4(d), the identity of the Issuing Bank that has honored such drawing.
If no election as to the Type of Borrowing is specified with respect to Revolving Loans, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.6Funding of Borrowings.
(a)Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:30 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Except as otherwise specified in the immediately preceding sentence, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account or accounts designated by the Borrower in the applicable Borrowing Request.
(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Applicable Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such Applicable Percentage available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its Applicable Percentage of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
Section 2.7Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.5. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing in accordance with their respective Applicable Percentages, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.5 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy (or other facsimile transmission) to the Administrative Agent of a written request (an “Interest Election Request”) in substantially the form of Exhibit C attached hereto and signed by a Responsible Officer of the Borrower.
(c)Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:
(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (ii) and (iv) below shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
Section 2.8Termination and Reduction of Commitments. (a) Unless previously terminated, all of the Commitments shall terminate on the Commitment Termination Date at 5:00 p.m. on such date.
(b)The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the Total Utilization of Commitments would exceed the Commitment Aggregate Available Amount.
(c)The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or another transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be applied to the Lenders in accordance with their respective Applicable Percentages.
Section 2.9Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date.
(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more Notes in such form payable to the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).
Section 2.10Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (subject to the requirements of Section 2.15), subject to prior notice in accordance with this Section. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy (or other facsimile transmission or by electronic mail) or hand delivery of written notice) or in writing of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 p.m., New York City time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of reduction or termination of the Commitments as contemplated by Section 2.8, then such notice of prepayment may be revoked if such notice of reduction or termination is revoked in accordance with Section 2.8. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.2.
(b)The Borrower shall from time to time prepay the Revolving Loans:
(i) to the extent necessary so that the Total Utilization of Commitments shall not at any time exceed the Commitment Aggregate Available Amount then in effect; and

(ii)to the extent necessary so that no Revolving Loans are outstanding concurrently with any outstanding loans pursuant to the Asset-Based Facility Agreement.
(c)Each prepayment of a Borrowing shall be applied ratably to the Loans of the Lenders in accordance with their respective Applicable Percentages. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and any costs incurred as contemplated by Section 2.15.
Section 2.11Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender) a commitment fee, which shall accrue at a rate of 0.10% per annum on the daily amount of the unused Commitment of such Lender during the period from and including the earlier of (i) 30 days after the Effective Date and (ii) the IPO Effective Date, to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and Letter of Credit Usage of such Lender.
(b)The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender) letter of credit fees equal to (A) the Applicable Rate for Revolving Loans that are Eurodollar Loans, multiplied by (B) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (determined as of the close of business on any date of determination) (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the day following the date on which such Lender ceases to have any Letter of Credit Usage. Such letter of credit fees shall be paid on a quarterly basis in arrears and shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of any Letter of Credit, on the Commitment Termination Date and thereafter on demand.
(c)The Borrower agrees to pay directly to each Issuing Bank, for its own account, the following fees:
(i)a fronting fee equal to 0.125% per annum, multiplied by the average aggregate daily maximum amount available to be drawn under all Letters of Credit issued by such Issuing Bank (determined as of the close of business on any date of determination) (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination) from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the day following the date on which there ceases to be any Letter of Credit Usage attributable to Letters of Credit issued by such Issuing Bank; and

(ii)such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with such Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.
Such fronting fee shall be paid on a quarterly basis in arrears and shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Commitment Termination Date and thereafter on demand. Such documentary and processing charges are due and payable on demand.
(d)The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(e)All fees payable hereunder shall be paid on the dates due, in dollars in immediately available funds, to the parties specified herein. Fees paid shall not be refundable under any circumstances.
Section 2.12Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)Notwithstanding the foregoing, at all times when an Event of Default listed in paragraph (a), (b), (h) or (i) of Article VIII has occurred hereunder and is continuing, all overdue amounts outstanding hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(d)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
(f)The Borrower agrees to pay to each Issuing Bank, with respect to drawings honored under any Letter of Credit issued by such Issuing Bank, interest on the amount paid by such Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrower at a rate equal to (i) for the period from the applicable Disbursement Date to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are ABR Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are ABR Loans.
(g)Interest payable pursuant to Section 2.12(f) shall be computed on the basis of a 365/366 day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. In the event any Issuing Bank shall have been reimbursed by Lenders for all or any portion of any honored drawing, such Issuing Bank shall distribute to the Administrative Agent, for the account of each Lender which has paid all amounts payable by it under Section 2.4(d) with respect to such honored drawing, such Lender’s Applicable Percentage of any interest received by such Issuing Bank in respect of that portion of such honored drawing so reimbursed by such Lender for the period from the date on which such Issuing Bank was so reimbursed by such Lender to but excluding the date on which such portion of such honored drawing is reimbursed by the Borrower.
Section 2.13Alternate Rate of Interest. Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 2.13, if prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including because the LIBO Rate is not available or published on a current basis), for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or
(ii)the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (B) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowing, then the other Type of Borrowing shall be permitted.
(b)Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c)Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.
(d)In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(e)The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any

Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.
(f)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBO Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(g)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.
Section 2.14Increased Costs. (a) If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by or participated in, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank;
(ii)impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)impose on any Recipient any Taxes (other than Indemnified Taxes, Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes, or Tax described in clauses (b) through (d) of the definition of Excluded Taxes), on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, Issuing Bank or other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital or liquidity of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments hereunder, the Loans made by such Lender or participations in Letters of Credit held by such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time upon request of such Lender or Issuing Bank the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.
(c)A certificate of a Lender or Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or Issuing Bank or its respective holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive (or has retroactive effect), then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 2.15Break Funding Payments. In the event of (a) the payment or prepayment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
Section 2.16Taxes. (a) Any and all payments by or on account of any obligation of each applicable Loan Party hereunder shall be made free and clear of and without deduction or withholding for any Taxes, except as required by law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by each applicable Loan Party shall be increased as necessary so that after making such deduction or withholding (including such deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)In addition, each applicable Loan Party shall (i) pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or (ii) at the option of the Administrative Agent, shall timely reimburse the Administrative Agent for any payment of such Other Taxes. Without limiting the foregoing and for avoidance of doubt, all amounts payable under this Agreement by any Loan Party to any Lender or the Administrative Agent

shall be deemed to be exclusive of any VAT. If VAT is or becomes chargeable on any supply or supplies made by any Lender or the Administrative Agent to any Loan Party under this Agreement, and such Lender or the Administrative Agent is required to account to the relevant tax authority for the VAT, the relevant Loan Party shall pay to such Lender or the Administrative Agent an amount equal to the amount of the VAT.
(c)Each applicable Loan Party shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Loan Parties shall not be required to pay any amount under this Section 2.16(c) with respect to Other Taxes paid or reimbursed by the Loan Parties pursuant to Section 2.16(b).
(d)As soon as practicable after any payment of Taxes by each applicable Loan Party to a Governmental Authority pursuant to this Section 2.16, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)(i) Any Lender that is entitled to an exemption from, or reduction of, withholding Tax with respect to payments made under this Agreement or any other Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(e)(ii), 2.16(e)(iii), 2.16(e)(v) or 2.16(e)(vi)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax.
(iii)Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(A)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under this Agreement or any other Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any other Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B)executed copies of IRS Form W-8ECI;
(C)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “Portfolio Interest Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
(D)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a Portfolio Interest Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Portfolio Interest Certificate substantially in the form of Exhibit I-4 on behalf of each such partner.
(iv)Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction in, U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine withholding or deduction required to be made.

(v)If a payment made to a Lender under this Agreement or any other Loan Document would be subject to withholding Tax imposed pursuant to FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such other documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(e)(v), “FATCA” shall include any amendments made to FATCA after the Effective Date.
(vi)Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(vii)To the extent it is legally entitled to do so, the Administrative Agent shall, in the event that the Administrative Agent is a U.S. Person, deliver an IRS Form W-9 to the Borrower or, in the event that the Administrative Agent is not a U.S. Person, the applicable IRS Form W-8 certifying its exemption from U.S. withholding Taxes with respect to amounts payable hereunder to the Administrative Agent, on or prior to the date the Administrative Agent becomes a party to this Agreement. If any such form or certification expires or becomes obsolete or inaccurate in any respect, the Administrative Agent shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.
(f)Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand thereof, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case that are payable or paid by the Administrative Agent in connection with this Agreement or any other Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph.
(g)If any Lender or the Administrative Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that (v) in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid, (w) any Lender or the Administrative Agent may determine, in its sole discretion exercised in good faith consistent with the policies of such Lender or the Administrative Agent, whether to seek a refund for any Taxes; (x) any Taxes that are imposed on a Lender or the Administrative Agent as a result of a disallowance or reduction of any Tax refund with respect to which such Lender or the Administrative Agent has made a payment to the indemnifying party pursuant to this Section shall be treated as an Indemnified Tax for which the indemnifying party is obligated to indemnify such Lender or the Administrative Agent pursuant to this Section; (y) nothing in this Section shall require the Lender or the Administrative Agent to disclose any confidential information to a Loan Party or any other Lender (including its tax returns); and (z) neither any Lender nor the Administrative Agent shall be required to pay any amounts pursuant to this Section for so long as a Default or Event of Default exists.
(h)For purposes of this Section 2.16, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.
(i)Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement and the other Loan Documents.
Section 2.17Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.14, Section 2.15 or Section 2.16, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent and except that payments pursuant to Section 2.14, Section 2.15, Section 2.16 and Section 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment or performance hereunder shall be due on a day that is not a Business Day, the date for payment or performance shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed drawings under Letters of Credit, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed drawings under Letters of Credit then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed drawings under Letters of Credit then due to such parties.
(c)If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or drawings under Letters of Credit resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans or drawings under Letters of Credit and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans or drawings under Letters of Credit of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans or drawings under Letters of Credit; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (as in effect from time to time) (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or drawings under Letters of Credit to any assignee or participant, other than to Parent or any Subsidiary of Parent or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.3, Section 2.4(d), Section 2.6(b) or paragraph (d) of this Section, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
(f)If a payment is made by the Administrative Agent (or any of its Affiliates) in error (whether known to the recipient or not) or if a Lender or another recipient of funds is not otherwise entitled to receive such funds under the provisions of this Agreement at such time in such amount or from the Administrative Agent (or its any of its Affiliates) (as determined by the Administrative Agent in its sole discretion), then such Lender or other recipient shall forthwith on demand repay to the Administrative Agent the portion of such payment that was made in error (or otherwise not intended by the Administrative Agent or any of its Affiliates to be received by such Lender or other recipient) (as determined by the Administrative Agent in its sole discretion) in same day funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent (or its Affiliate) to such Lender or other recipient to the date such amount is repaid to the Administrative Agent (or its Affiliate) in same day funds at the Federal Funds Effective Rate from time to time in effect.  Each Lender and other party hereto waives any claim of discharge for value or any other claim of entitlement to any portion of a payment that the Administrative Agent, in its sole discretion, determines was made in error.
Section 2.18Mitigation Obligations; Replacement of Lenders. (a) If any Lender (which term shall include any Issuing Bank for purposes of this Section 2.18(a)) requests compensation under Section 2.14, or if any of the Loan Parties are required to pay any Indemnified Taxes, Other Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)If (i) any Lender (which term shall include any Issuing Bank for purposes of this Section 2.18(b)) requests compensation under Section 2.14, (ii) any of the Loan Parties is required to pay any Indemnified Taxes, Other Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Lender is a Defaulting Lender or a Non-Consenting Lender or (iv) any Lender is a Declining Lender under Section 2.20, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.4), all its interests, rights (other than its existing rights to payments pursuant to Section 2.14 and 2.16) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent and the Issuing Banks, which consents shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with applicable law and (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, (x) the applicable assignee shall have consented to, or shall consent to, the applicable amendment, waiver or consent and (y) the Borrower exercises its rights pursuant to this clause (b) with respect to all Non- Consenting Lenders relating to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply.
(c)Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto in order for such assignment and delegation to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment and delegation, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.
Section 2.19Increase in the Aggregate Commitments. (a) After the consummation of an IPO, the Borrower may, from time to time, request that the aggregate amount of the Commitments be increased by having an existing Lender agree in its sole discretion to increase its then existing Commitment (an “Increase Lender”) and/or by adding as a new Lender hereunder any Eligible Assignee (each such Person, an “Assuming Lender”) approved by the Administrative Agent and each Issuing Bank (in each case, such approval not to be unreasonably withheld or delayed) that shall agree to provide a Commitment hereunder (each such proposed increase being a “Commitment Increase”), in each case, by notice to the Administrative Agent specifying the amount of the relevant Commitment Increase, the Increase Lender(s) and/or Assuming Lender(s) providing such Commitment Increase and the date on which such Commitment Increase is to be effective (the “Increase Date”), which shall be a Business Days at least three Business Days after delivery of such notice and ten Business Days prior to the Commitment Termination Date; provided, however, that:
(i)the minimum amount of each Commitment Increase shall be $10,000,000 or a larger multiple of $5,000,000;

(ii)the aggregate amount of all Commitment Increases hereunder shall not exceed the Shared Incremental Amount;
(iii)immediately before and immediately after giving effect to any such Commitment Increase and the use of proceeds thereof (if any), Parent shall be in compliance with the financial covenants set forth in Section 6.8 (whether or not then in effect) hereof on a Pro Forma Basis;
(iv)both at the time of any such request and upon the effectiveness of any Commitment Increase, no Default or Event of Default shall have occurred and be continuing or would result from such proposed Commitment Increase;
(v)the representations and warranties set forth in Article III and in the other Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) immediately prior to, and after giving effect to, such Commitment Increase as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date;
(vi)an amendment reporting to the FETA Reporting (as defined below) shall be made and shall have been accepted by the applicable foreign exchange authority; and
(vii)any Commitment Increase shall be on terms that are identical to the existing Commitments.
Each notice by the Borrower under this paragraph shall be deemed to constitute a representation and warranty by the Borrower as to the matters specified in clauses (iv) and (v) above. Notwithstanding anything herein to the contrary, no Lender shall have any obligation hereunder to become an Increase Lender and any election to do so shall be in the sole discretion of each Lender.
(b)Each Commitment Increase (and the increase of the Commitment of each Increase Lender and/or the new Commitment of each Assuming Lender, as applicable, resulting therefrom) shall become effective as of the relevant Increase Date upon receipt by the Administrative Agent, on or prior to 12:00 noon, New York City time, on such Increase Date, of (i) a certificate of a duly authorized officer of the Borrower stating that the conditions with respect to such Commitment Increase under this Section 2.19 have been satisfied, (ii) an agreement (a “Commitment Increase Supplement”), in form and substance reasonably satisfactory to the Borrower, each Increase Lender, each Assuming Lender and the Administrative Agent, pursuant to which, effective as of such Increase Date, as applicable, the Commitment of each such Increase Lender shall be increased or each such Assuming Lender shall undertake a Commitment, in each case duly executed by such Increase Lender or Assuming Lender, as the case may be, and the Borrower and acknowledged by the Administrative Agent and (iii) such certificates, legal opinions or other documents from the Borrower reasonably requested by the Administrative Agent in connection with such Commitment Increase. Upon the Administrative Agent’s receipt of a fully executed Commitment Increase Supplement from each Increase Lender and/or Assuming Lender referred to in clause (ii) above, together with the certificates, legal opinions and other documents referred to in clauses (i) and (iii) above, the Administrative Agent shall record the information contained in each such agreement in the

Register and give prompt notice of the relevant Commitment Increase to the Borrower and the Lenders (including, if applicable, each Assuming Lender). At the election of the Administrative Agent in its sole discretion, any Loans outstanding on such Increase Date shall be reallocated among the Lenders (with Lenders making any required payments to each other) to the extent necessary to keep the outstanding Loans ratable with any revised pro rata shares of such Lenders arising from any nonratable increase in the Commitments under this Section 2.19. Upon each such Commitment Increase, the participation interests of the Lenders in the then outstanding Letters of Credit shall automatically be adjusted to reflect, and each Lender (including, if applicable, each Assuming Lender) shall have a participation in each such Letter of Credit equal to, the Lenders’ respective Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit after giving effect to such increase.
(c)This Section shall supersede any provisions in Section 2.17 or Section 10.2 to the contrary.
Section 2.20Extension of Maturity Date. (a) The Borrower may, by delivery of a Maturity Date Extension Request to the Administrative Agent (which shall promptly deliver a copy thereof to each of the Lenders and the Issuing Banks) not less than 30 days prior to the then existing maturity date for Commitments of any Class (as defined below) hereunder (the “Existing Maturity Date”), request that the applicable Lenders and the Issuing Banks extend the Existing Maturity Date in accordance with this Section; provided that the Borrower may not make more than two Maturity Date Extension Requests during the term of this Agreement. Each Maturity Date Extension Request shall (i) specify the Class of Commitments and the date to which the Maturity Date is sought to be extended; provided that such date is no more than one calendar year from the latest then-scheduled Maturity Date, (ii) specify the changes, if any, to the Applicable Rate to be applied in determining the interest payable on Loans of, and fees payable hereunder to, Consenting Lenders (as defined below) in respect of that portion of their Commitments (and related Loans) of the applicable Class extended to such new Maturity Date and the time as of which such changes will become effective (which may be prior to the Existing Maturity Date) and (iii) specify any other amendments or modifications to this Agreement to be effected in connection with such Maturity Date Extension Request; provided that no such changes or modifications requiring approvals pursuant to Section 10.2(b) shall become effective prior to the then existing Maturity Date unless such other approvals having been obtained. In the event a Maturity Date Extension Request shall have been delivered by the Borrower, each Lender of the applicable Class shall have the right to agree or not agree to the extension of the Existing Maturity Date and other matters contemplated thereby on the terms and subject to the conditions set forth therein (each Lender agreeing to the Maturity Date Extension Request being referred to herein as a “Consenting Lender” and each Lender not agreeing thereto being referred to herein as a “Declining Lender” and the Commitments of each group of Consenting Lenders (as so extended) and the Commitments of each group of Declining Lenders (not so extended) shall be considered separate “classes” (each, a “Class”)), which right may be exercised by written notice thereof, specifying the maximum amount of its Commitment and, if such Lender (or a designated Affiliate of such Lender) is then serving as an Issuing Bank, its (or its designated Affiliate’s) Issuing Bank Sublimit, with respect to which such Lender agrees to the extension of the Maturity Date, delivered to the Borrower (with a copy to the Administrative Agent) not later than a day to be agreed upon by the Borrower and the Administrative Agent following the date on which the Maturity Date Extension Request shall have been delivered by the Borrower (it being understood (x) that any Lender that shall have failed to exercise such right as set forth above shall be deemed to be a Declining Lender and (y) that, in the case of any Lender then serving (or whose designated Affiliate is then serving) as an Issuing Bank, (I) the Issuing Bank Sublimit of such Lender (or such designated Affiliate) shall not be extended in connection with an extension of such Lender’s Commitments unless so specified by such Lender (or such designated Affiliate), in its capacity as Issuing Bank, in such written notice to the Borrower and (II) for purposes of Section 2.4(a), the “Maturity Date” applicable to Letters of Credit of an Issuing Bank that has not extended its Issuing Bank Sublimit will be the Maturity Date in respect of such Letter of Credit Sublimit that has not been extended). If a Lender elects to extend only a portion of its then existing Commitment, it will be deemed for purposes hereof to be a Consenting Lender in respect of such extended portion and a Declining Lender in respect of the remaining portion of its Commitment. If Consenting Lenders shall have agreed to such Maturity Date Extension Request in respect of Commitments held by them, then, subject to paragraph (d) of this Section, on the date specified in the Maturity Date Extension Request as the effective date thereof (the “Extension Effective Date”), (i) the Existing Maturity Date of the applicable Commitments shall, as to the Consenting Lenders, be extended to such date as shall be specified therein, (ii) the terms and conditions of the Commitments of the Consenting Lenders (including interest and fees payable in respect thereof), shall be modified as set forth in the Maturity Date Extension Request, (iii) such other modifications and amendments hereto specified in the Maturity Date Extension Request shall (subject to any required approvals (including those of the Required Lenders) have been obtained, except that any such modifications and amendments that do not take effect until the Existing Maturity Date shall not require the consent of any Lender other than the Consenting Lenders) become effective and (iv) in the case of any Consenting Lender then serving (or whose designated Affiliate is then serving) as an Issuing Bank that shall not have agreed to extend the Existing Maturity Date with respect to its Issuing Bank Sublimit, or shall have agreed to extend the Existing Maturity Date with respect to less than the entire amount of its Issuing Bank Sublimit, such Issuing Bank shall not have the obligation to issue, amend, extend or increase Letters of Credit following the Extension Effective Date, if after giving effect to any such issuance, amendment, extension or increase, the Letter of Credit Usage attributable to Letters of Credit issued by such Issuing Bank that have an expiration date after the date that is five days prior to the Existing Maturity Date with respect to the non-extended portion of its Issuing Bank Sublimit would exceed the extended portion (if any) of such Issuing Bank Sublimit.
(b)It is understood and agreed that (i) to the extent dealing with Letters of Credit which mature or expire after a Maturity Date when there exists a Class of Commitments with a longer Maturity Date, all Letters of Credit shall be participated in on a pro rata basis by all Lenders with Commitments in accordance with their Applicable Percentage of the Commitments and (ii) all borrowings under the Commitments and payments in respect thereof or in respect of credit extensions thereunder shall be made on a pro rata basis across each Class in accordance with each Lender’s Applicable Percentage of the Commitments (except for (A) payments of interest and fees at different rates with respect to different Classes (and related outstandings) and (B) repayments required upon the then scheduled Maturity Date of the non-extending Commitments).
(c)Notwithstanding the foregoing, the Borrower shall have the right, in accordance with the provisions of Sections 2.18 and Article IX, at any time prior to the Existing

Maturity Date, to replace a Declining Lender (for the avoidance of doubt, only in respect of that portion of such Lender’s Commitments subject to a Maturity Date Extension Request that it has not agreed to extend) with a Lender or other financial institution that will agree to such Maturity Date Extension Request, and any such replacement Lender shall for all purposes constitute a Consenting Lender in respect of the Commitment assigned to and assumed by it on and after the effective time of such replacement.
(d)If a Maturity Date Extension Request has become effective hereunder on the Existing Maturity Date, the Commitment of each Declining Lender shall, to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section, terminate, and the Borrower shall repay all the Loans of each Declining Lender, to the extent such Loans shall not have been so purchased, assigned and transferred, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Lender hereunder (accordingly, the Commitment of any Consenting Lender shall, to the extent the amount of such Commitment exceeds the amount set forth in the notice delivered by such Lender pursuant to paragraph (a) of this Section and to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section, be permanently reduced by the amount of such excess, and, to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section, the Borrower shall prepay the proportionate part of the outstanding Loans of such Consenting Lender, in each case together with accrued and unpaid interest thereon to but excluding the Existing Maturity Date and all fees and other amounts payable in respect thereof on or prior to the Existing Maturity Date), it being understood that such repayments may be funded with the proceeds of new Borrowings made simultaneously with such repayments by the Consenting Lenders, which such Borrowings shall be made ratably by the Consenting Lenders in accordance with their extended Commitments.
(e)Notwithstanding the foregoing, no Maturity Date Extension Request shall become effective hereunder unless, on the Extension Effective Date, (i) the conditions set forth in Section 4.2 shall be satisfied (with all references in such Section to a Borrowing being deemed to be references to such Maturity Date Extension Request) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower and (ii) (if applicable) any amendment reporting to the FETA Reporting shall be made and shall have been accepted by the relevant foreign exchange authority.
(f)Notwithstanding any provision of this Agreement to the contrary, it is hereby agreed that no extension of an Existing Maturity Date in accordance with the express terms of this Section, or any amendment or modification of the terms and conditions of the Commitments and Loans of the Consenting Lenders effected pursuant thereto, shall be deemed to (i) violate the last sentence of Section 2.8(c) or Section 2.17(c) or any other provision of this Agreement requiring the ratable reduction of Commitments or the ratable sharing of payments or (ii) require the consent of all Lenders or all affected Lenders under Section 10.2(b).
(g)The Borrower, the Administrative Agent and the Consenting Lenders may enter into an amendment to this Agreement to effect such modifications as may be necessary to reflect the terms of any Maturity Date Extension Request that has become effective in accordance with the provisions of this Section.

Section 2.21Defaulting Lenders. (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 10.2;
(ii)if any Letter of Credit Usage exists at the time such Lender becomes a Defaulting Lender then:
(A)all or any part of the Letter of Credit Usage of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the sum of all Non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Letter of Credit Usage does not exceed the total of all Non-Defaulting Lenders’ Commitments, (y) the sum of any Non-Defaulting Lender’s Revolving Exposure plus its Pro Rata Share of such Defaulting Lender’s Letter of Credit Usage does not exceed such Non-Defaulting Lender’s Commitment and (z) the conditions set forth in Section 4.2 are satisfied at such time;
(B)if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the applicable Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Usage (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with the procedures set forth in Section 2.4(j) for so long as such Letter of Credit Usage is outstanding;
(C)if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Usage pursuant to clause (B) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s Letter of Credit Usage during the period such Defaulting Lender’s Letter of Credit Usage is cash collateralized;
(D)if the Letter of Credit Usage of the Non-Defaulting Lenders is reallocated pursuant to clause (A) above, then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 2.11(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Applicable Percentages; and
(E)if all or any portion of such Defaulting Lender’s Letter of Credit Usage is neither reallocated nor cash collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s Letter of Credit Usage shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s Letter of Credit Usage attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such Letter of Credit Usage is reallocated and/or cash collateralized in accordance with the procedures set forth in Section 2.4(j);

(iii)so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Usage will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(a)(ii), and any newly issued, amended, extended or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.21(a)(ii)(A) (and such Defaulting Lender shall not participate therein);
(iv)any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to each Issuing Bank; third, to cash collateralize each Issuing Bank’s Letter of Credit Usage with respect to such Defaulting Lender in accordance with Section 2.4(j); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize each Issuing Bank’s future Letter of Credit Usage with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.4(j); sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letters of Credit disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans or Letters of Credit were made when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of or Letters of Credit disbursements owed to all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with the Commitments (without giving effect to Section 2.21(a)(ii)(A)). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto; and

(v)No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.11 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(b)If (i) any Lender becomes a Defaulting Lender, no Issuing Bank shall be required to issue, amend, extend or increase any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the Borrower or such Lender, reasonably satisfactory to the Issuing Bank, to defease any risk to it in respect of such Lender hereunder.
(c)If the Borrower, each Issuing Bank and the Administrative Agent each agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their respective Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Lenders that:
Section 3.1Organization; Powers. Each of Parent and its Restricted Subsidiaries is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, in each case (other than with respect to the due organization of, valid existence of, and good standing under the laws of the jurisdiction of its organization of, each of the Borrower), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
Section 3.2Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, equity holder action. Each Loan Party has duly executed and delivered each of the Loan Documents to which it is party, and each of such Loan Documents constitutes its legal, valid and binding obligations, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.3Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect including the reporting to and acceptance by the relevant foreign exchange authority under the Foreign Exchange Transaction Act of Korea and related regulations (“FETA”) regarding the Guarantees and the borrowing by the Borrower under this Agreement (collectively, the “FETA Reporting”) and (ii) those approvals, consents, registrations, filings or other actions, the failure of which to obtain or make has not had and would not reasonably be expected to have a Material Adverse Effect, (b) except as has not had and would not reasonably be expected to have a Material Adverse Effect, will not violate any applicable law or regulation or any order of any Governmental Authority, (c) will not violate any charter, by-laws, constitutive document or other organizational document of Parent or any of its Restricted Subsidiaries, (d) except as has not had and would not reasonably be expected to have a Material Adverse Effect, will not violate or result in a default under any indenture, agreement or other instrument (other than the agreements and instruments referred to in clause (c)) binding upon Parent or any of its Restricted Subsidiaries or any of their assets, or give rise to a right thereunder to require any payment to be made by Parent or any of its Restricted Subsidiaries, and (e) will not result in the creation or imposition of any Lien on any asset of Parent or any of its Restricted Subsidiaries.
Section 3.4Financial Condition; No Material Adverse Change. (a) Parent has heretofore furnished to the Administrative Agent its consolidated balance sheet and statements of operations, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2020, independent public accountants, and (ii) as of and for the fiscal quarter ended December 31, 2020. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Parent and its consolidated Restricted Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited financial statements referred to in clause (ii) above.
(b)Since December 31, 2020, no event, development or circumstance exists or has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
Section 3.5Properties. (a) Each of Parent and its Restricted Subsidiaries has good title to, or valid leasehold interests in or rights to use, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens, other than (i) Permitted Encumbrances, (ii) Liens arising by operation of law, (iii) Liens permitted by Section 6.2 and (iv) minor defects in title that do not materially interfere with the ability of Parent and its Restricted Subsidiaries to conduct their businesses.
(b)Each of Parent and its Restricted Subsidiaries owns, or is licensed to use, all material Intellectual Property used in and necessary to operate its business as currently conducted, and the use thereof by Parent and its Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements, that, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect.
Section 3.6Litigation and Environmental and Social Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Parent, threatened in writing against or affecting Parent or any of its Restricted Subsidiaries (i) that have resulted and would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement, any other Loan Document or the Transactions. Neither Parent nor any of its Restricted Subsidiaries is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, have resulted and would reasonably be expected to result in a Material Adverse Effect.
(b)Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect, neither Parent nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental or Social Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental or Social Law, (ii) has become subject to any Environmental or Social Liability, or (iii) has received notice of any claim with respect to any Environmental of Social Liability.
(c)Since the Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse Effect.
Section 3.7Compliance with Laws and Agreements. Each of Parent and its Restricted Subsidiaries is in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
Section 3.8Investment Company Status. None of Parent or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
Section 3.9Taxes. Except as has not resulted and would not reasonably be expected to result in a Material Adverse Effect and except as set forth in Schedule 3.9 to the Disclosure Letter, (i) each of Parent and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed with respect to income, properties or operations of Parent and its Restricted Subsidiaries, (ii) such Tax returns accurately reflect all liability for Taxes of Parent and its Restricted Subsidiaries as a whole for the periods covered thereby and (iii) each of Parent and each of its Restricted Subsidiaries has timely paid or caused to be timely paid all Taxes required to have been paid by it (regardless of whether such Taxes are reflected on any Tax returns), except Taxes that are being contested in good faith by appropriate proceedings and, to the extent required by GAAP, for which Parent or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.
Section 3.10ERISA. (a) Each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification), other than, in each case, as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred, or is reasonably expected to occur, other than as would not reasonably be expected to result in a Material Adverse Effect.
(b)There exists no material Unfunded Pension Liability with respect to any Plan, except as would not reasonably be expected to result in a Material Adverse Effect.
(c)No Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make contributions to any Multiemployer Plan, other than as would not reasonably be expected to result in a Material Adverse Effect.
(d)There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower, any Loan Party or any ERISA Affiliate, threatened, which have resulted or would reasonably be expected either singly or in the aggregate to result in a Material Adverse Effect.
(e)Each Loan Party and each ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan save where any failure to comply, individually or in the aggregate, has not resulted and would not reasonably be expected to result in a Material Adverse Effect.
(f)No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 302 or 304 of ERISA other than where such extension would not reasonably be expected to result in a Material Adverse Effect. No Loan Party or any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to

Section 4064(a) of ERISA to which it made contributions, other than as would not reasonably be expected to result in a Material Adverse Effect. No Loan Party or any ERISA Affiliate have incurred or reasonably expect to incur any liability to PBGC except as has not resulted in and would not reasonably be expected to result in a Material Adverse Effect, and no Lien imposed under the Code or ERISA on the assets of any Loan Party or any ERISA Affiliate exists or, to the knowledge of the Borrower, is likely to arise on account of any Plan other than as would not reasonably be expected to result in a Material Adverse Effect. None of the Loan Parties or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, other than as would not reasonably be expected to result in a Material Adverse Effect.
(g)Each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as has not resulted in and would not reasonably be expected to result in a Material Adverse Effect. All contributions required to be made with respect to a Non-U.S. Plan have been timely made, except as has not resulted in and would not reasonably be expected to result in a Material Adverse Effect. Neither Parent nor any of its Restricted Subsidiaries has incurred any material obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan, other than as would not reasonably be expected to result in a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Non-U.S. Plan’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities, except as would not reasonably be expected to result in a Material Adverse Effect.
Section 3.11Disclosure. (a) All written information (other than any projected financial information and other than information of a general economic or industry specific nature) furnished by or on behalf of Parent to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished and when taken as a whole), when furnished, does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading; provided that, with respect to any projected financial information, Parent represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time furnished (it being understood that such projected financial information is subject to significant uncertainties and contingencies, any of which are beyond Parent’s control, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projected financial information may differ significantly from the projected results and such differences may be material).
(b)As of the Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

Section 3.12Subsidiaries. Schedule 3.12 to the Disclosure Letter sets forth as of the Effective Date a list of all Restricted Subsidiaries (identifying all Restricted Subsidiaries and Immaterial Subsidiaries) and the percentage ownership (directly or indirectly) of Parent therein. Except as has not resulted and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the shares of capital stock or other ownership interests of all Restricted Subsidiaries of Parent are fully paid and non-assessable and are owned by Parent (other than minority interests held by other Persons that do not violate any provision of this Agreement), directly or indirectly, free and clear of all Liens other than Liens permitted under Section 6.2.
Section 3.13Anti-Terrorism Laws; USA Patriot Act. To the extent applicable, the Parent and each Subsidiary of Parent is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the USA Patriot Act.
Section 3.14Anti-Corruption Laws and Sanctions. (a) Parent has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by the Loan Parties and their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. (b) Each Loan Party, its Subsidiaries and its and their respective directors, officers, employees and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects, and has not made, offered, promised or authorized any payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any person to improperly influence decision making to obtain or retain business or an improper advantage in business. (c) No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Loan Party with respect to Anti-Corruption Laws is pending, and to the best knowledge and belief of each Loan Party having made all reasonable enquiries, no such actions, suits or proceedings are threatened or contemplated. (d) None of (i) Parent, any Subsidiary of Parent or any of its or their respective directors or officers, or (ii) to the knowledge of Parent, any employee of Parent or any Subsidiary of Parent that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person or acts directly or indirectly on behalf of a Sanctioned Person.
Section 3.15Anti-money Laundering(a) The operations of each Loan Party are, and have been, conducted at all times in compliance with applicable financial record keeping and reporting requirements and anti-money laundering statutes in each of the jurisdictions in which it is incorporated or domiciled (as the case may be) and of all jurisdictions in which each Loan Party conducts business, the rules and regulations there-under and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, “Anti-Money Laundering Laws”). (b) No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Loan Party with respect to Anti-Money Laundering Laws is pending, and to the best knowledge and belief of each Loan Party having made all reasonable enquiries, no such actions, suits or proceedings are threatened or contemplated.

Section 3.16Margin Stock. (a) None of Parent or any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock.
(b)No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purposes of purchasing or carrying Margin Stock in violation of the provisions of the Regulations of the Board, including Regulation T, U or X.
Section 3.17Solvency. As of the Effective Date, Parent is, individually and together with its Restricted Subsidiaries, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith (assuming for this purpose that the full amount of the Commitments is drawn on the Effective Date) will be, Solvent.
Section 3.18EEA Financial Institution. No Loan Party is an EEA Financial Institution.
ARTICLE IV
CONDITIONS
Section 4.1Conditions to Effective Date. This Agreement shall become effective on the first date on which the following conditions shall have been satisfied or waived (the “Effective Date”):
(a)The Administrative Agent shall have executed a counterpart hereto and shall have received an executed counterpart hereto from (i) the Borrower, (ii) each other Loan Party and (iii) each Lender.
(b)The Administrative Agent shall have received a Note executed by the Borrower in favor of each Lender requesting a Note in advance of the Effective Date.
(c)The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent, the Issuing Banks and the Lenders and dated the Effective Date) of (i) Cooley LLP, special U.S. counsel for the Loan Parties, (ii) Kim & Chang, special Korean counsel for the Loan Parties and (iii) Rajah, Tann Singapore LLP, special Singapore counsel for the Loan Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent.
(d)The Administrative Agent shall have received (i) certified copies of the resolutions of the Board of Directors, managers, members, or equity holders, as applicable, of the Borrower and each other Loan Party approving the transactions contemplated by this Agreement and the execution and delivery of the Loan Documents to be delivered by the Borrower and the other Loan Parties on the Effective Date, and all documents evidencing other necessary corporate (or other applicable organizational) action and governmental approvals, if any, with respect to the Loan Documents and (ii) all other documents reasonably requested by the Administrative Agent relating to the organization, existence and good standing of each Loan Party and authorization of the transactions contemplated hereby.

(e)The Administrative Agent shall have received a certificate of the representative director, the secretary or an assistant secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party, to be delivered by each Loan Party on the Effective Date and the other documents to be delivered hereunder on the Effective Date.
(f)The Administrative Agent shall have received a certificate, dated the Effective Date and signed on behalf of the Borrower by the President, a Vice President or a Financial Officer of the Borrower confirming the accuracy of the representations and warranties set forth in Article III of this Agreement as of the Effective Date and that no Default or Event of Default exists as of the Effective Date.
(g)The Administrative Agent shall have received the results of recent UCC, tax and judgment Lien searches with respect to each of the Loan Parties to the extent reasonably required by the Administrative Agent, and such results shall not reveal any material judgment or any Lien on any of the assets of the Loan Parties except for Liens permitted under Section 6.2 or Liens to be discharged on or prior to the Effective Date.
(h)(i) The Administrative Agent shall have received, at least five Business Days prior to the Effective Date, all documentation and other information regarding the Borrower and the Guarantors requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least ten Business Days prior to the Effective Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least five days prior to the Effective Date, the Administrative Agent shall have received a Beneficial Ownership Certification in relation to the Borrower.
(i)Since December 31, 2020, no change, development or event shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
(j)On the Effective Date, the Administrative Agent shall have received a Solvency Certificate executed by a Financial Officer of the Borrower in the form of Exhibit H hereto.
(k)Subject to the time period set forth in Schedule 5.15, the Borrower shall have paid all accrued and unpaid fees, costs and expenses due to the Administrative Agent and the Lenders, to the extent invoiced with reasonable detail at least two Business Days prior to the Effective Date and due and payable on or prior to the Effective Date, including (i) upfront fees, payable to the Administrative Agent for the account of each Lender, in an amount equal to 0.10% of the amount of such Lender’s Commitments under the heading “IPO Effective Date Commitments” in Schedule 2.1(a) and (ii) all attorney costs of the Administrative Agent.
Section 4.2Each Credit Extension. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than a Borrowing consisting solely of a conversion of Loans of one Type to another Type or a continuation of a Eurodollar Loan following the expiration of the applicable Interest Period), the obligation of each Issuing Bank to issue any Letter of Credit, or amend or extend the expiration date, or increase the face amount of any Letter of Credit, and the effectiveness of any Commitment Increase pursuant to Section 2.19 (subject to the provisions of Section 1.4) or any extension of the Maturity Date pursuant to Section 2.20 (each of the foregoing, a “Credit Extension”), is subject to the satisfaction of the following conditions:
(a)In connection with a Borrowing, the Administrative Agent shall have received a fully executed Borrowing Request or in connection with the issuance, amendment or extension of a Letter of Credit, the Administrative Agent and the applicable Issuing Bank shall have received a fully executed Issuance Notice and Application, as the case may be;
(b)The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties shall be true and correct in all respects) on and as of the date of such Credit Extension, except that (i) for purposes of this Section, the representations and warranties contained in Section 3.4(a) shall be deemed to refer, following the first delivery thereof, to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.1 and (ii) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in such manner as of such earlier date;
(c)At the time of and immediately after giving effect to such Credit Extension, no Default or Event of Default shall have occurred and be continuing;
(d)At the time of and immediately after giving effect to such Credit Extension, Parent would be in compliance with the financial covenants set forth in Section 6.8 whether or not such covenant would otherwise be tested on and as of the date of such Credit Extension;
(e)Prior to such Credit Extension, an IPO shall have been consummated and paragraph 4 of Schedule 5.15 shall have been satisfied; and
(f)At the time of such Credit Extension, there shall be no outstanding loans under the Asset-Based Facility Agreement.
Each Credit Extension shall be deemed to constitute a representation and warranty by the Borrower as to the matters specified in paragraphs (b), (c), (d), (e) and (f) of this Section.
ARTICLE V
AFFIRMATIVE COVENANTS
From the Effective Date until the Commitments have expired with no pending drawings or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit have been cancelled or expired or cash collateralized on terms satisfactory to the applicable Issuing Banks or deemed reissued under another facility reasonably acceptable to the applicable Issuing Bank, each Loan Party covenants and agrees with the Lenders that:

Section 5.1Financial Statements; Other Information. Parent will furnish to the Administrative Agent (for distribution to each Lender):
(a)(i) in each fiscal year prior to an IPO, within 120 days after the end of such fiscal year of Parent (or within 180 days after the end of the first fiscal year of Parent after the Effective Date) and (ii) in each fiscal year following an IPO, within 90 days after the end of such fiscal year of Parent, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (other than a qualification related to the maturity of the Commitments and the Loans at the Maturity Date) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)within 45 days (or, prior to an IPO, 60 days (or within 90 days after the end of the first fiscal quarter of Parent after the Effective Date)) after the end of each of the first three fiscal quarters of each fiscal year of Parent, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of Parent in substantially the form of Exhibit E attached hereto (i) certifying as to whether a Default has occurred and is continuing as of the date thereof and, if a Default has occurred and is continuing as of the date thereof, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth calculations illustrating compliance with Section 6.8, and (iii) if and to the extent that any change in GAAP that has occurred since the date of the audited financial statements referred to in Section 3.4 had a material impact on such financial statements, specifying the effect of such change on the financial statements accompanying such certificate;
(d)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Parent or any Restricted Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be, in each case that is not otherwise required to be delivered to the Administrative Agent pursuant hereto; provided that such information shall be deemed to have been delivered on the date on which such information has been posted on Parent’s website on the Internet at http://www.coupang.com (or any new address identified by the Borrower) or at http://www.sec.gov;

(e)within a reasonable period of time following any request in writing (including any electronic message) therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act;
(f)prior to an IPO, within 60 days after the end of each fiscal year of the Borrower (beginning with the fiscal year of the Borrower ending December 31, 2021), an annual budget of the Borrower for upcoming fiscal year, in form customarily prepared by Parent; and
(g)if any Subsidiary has been designated as an Unrestricted Subsidiary, concurrently with each delivery of financial statements under clause (a) or (b) above, financial statements (in substantially the same form as the financial statements delivered pursuant to clauses (a) and (b) above) prepared on the basis of consolidating the accounts of Parent and its Restricted Subsidiaries and treating any Unrestricted Subsidiaries as if they were not consolidated with Parent and otherwise eliminating all accounts of Unrestricted Subsidiaries, together with an explanation of reconciliation adjustments in reasonable detail.
Information required to be delivered pursuant to Section 5.1(a) or Section 5.1(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent posts such information, or provides a link thereto on Parent’s website on the Internet at http://www.coupang.com (or any new address identified by the company) or at http://www.sec.gov; or (ii) on which such information is posted on Parent’s behalf on an Internet or intranet website, if any, to which the Lenders and the Administrative Agent have been granted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to herein, and in any event shall have no responsibility to monitor compliance by Parent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Section 5.2Notices of Material Events. Parent will furnish to the Administrative Agent (for distribution to each Lender) prompt written notice of the following:
(a)the occurrence of any Default;
(b)the filing or commencement of any Proceeding by or before any arbitrator or Governmental Authority against or affecting Parent or any Subsidiary of Parent thereof that would reasonably be expected to result in a Material Adverse Effect; and
(c)any other development that becomes known to any officer of Parent or any of its Subsidiaries that results in, or would reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer or other executive officer of Parent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3Existence; Conduct of Business. Parent will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that (i) the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.3 and (ii) none of Parent or any of its Restricted Subsidiaries shall be required to preserve, renew or keep in full force and effect its rights, licenses, permits, privileges or franchises where failure to do so would not reasonably be expected to result in a Material Adverse Effect.
Section 5.4Payment of Taxes. Parent will, and will cause each of its Restricted Subsidiaries to, pay all Tax liabilities, including all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it that, if not paid, would reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, and all lawful claims other than Tax liabilities which, if unpaid, would become a Lien upon any properties of Parent or any of its Restricted Subsidiaries not otherwise permitted under Section 6.2, in both cases except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) to the extent required by GAAP, Parent or such Restricted Subsidiary of Parent has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
Section 5.5Maintenance of Properties; Insurance. Parent will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property used in the conduct of its business in good working order and condition, ordinary wear and tear and casualty events excepted, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) maintain insurance with financially sound and reputable insurance companies or through self-insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
Section 5.6Books and Records; Inspection Rights. Parent will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which entries full, true and correct in all material respects are made and are sufficient to prepare financial statements in accordance with GAAP. Parent will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent (pursuant to the request made through the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that Parent or such Restricted Subsidiary shall be afforded the opportunity to participate in any discussions with such independent accountants), all at such reasonable times and as often as reasonably requested (but no more than once annually if no Event of Default exists). Notwithstanding anything to the contrary in this Section, none of Parent or any of its Restricted Subsidiaries shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by applicable law or any third party consent legally binding on Parent or its Restricted Subsidiaries or (iii) is subject to attorney, client or similar privilege or constitutes or includes attorney work-product.
Section 5.7ERISA-Related Information. The Borrower will supply to the Administrative Agent (in sufficient copies for all the Lenders, if the Administrative Agent so requests): (a) if requested by the Administrative Agent, within 30 days of such request, a copy of IRS Form 5500 (including schedules thereto) in respect of a Plan with Unfunded Pension Liabilities, and (b) promptly and in any event within 30 days after a Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred that would reasonably be expected to result in a Material Adverse Effect, a certificate of a Financial Officer of Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC, the IRS or Department of Labor pertaining to such ERISA Event and any notices received by such Loan Party or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided that, in the case of ERISA Events under paragraph (d) of the definition thereof, the 30-day period set forth above shall be a 10-day period, and, in the case of ERISA Events under paragraph (b) of the definition thereof, in no event shall notice be given later than the occurrence of the ERISA Event; (c) promptly, and in any event within 30 days, after becoming aware that there has been (i) a material increase in aggregate Unfunded Pension Liabilities under all Plans (taking into account only Pension Plans with positive Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable; (ii) the existence of potential withdrawal liability under Section 4201 of ERISA, if the Loan Parties and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans that would reasonably be expected to result in a Material Adverse Effect, (iii) the adoption of, or the commencement of contributions to, any Plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA by a Loan Party or any ERISA Affiliate that would reasonably be expected to result in a Material Adverse Effect, or (iv) the adoption of any amendment to a Plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which results in a material increase in contribution obligations of a Loan Party or any ERISA Affiliate, a detailed written description thereof from a senior Financial Officer of Borrower; and (d) as soon as practicable, and in any event within 10 days, notice if, at any time after the Effective Date, a Loan Party or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a Pension Plan or Multiemployer Plan to which such party did not maintain or contribute to prior to the Effective Date.
Section 5.8Compliance with Laws and Agreements. Parent will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Parent will maintain in effect and enforce policies and procedures designed to promote compliance by Parent, its Subsidiaries and its and their respective directors, officers, and employees of the foregoing with Anti-Corruption Laws, applicable Sanctions and the Beneficial Ownership Regulation.
Section 5.9Compliance with Environmental and Social Matters. (a) Parent will, and will cause each of its Restricted Subsidiaries to, comply with all Environmental or

Social Laws and Environmental or Social Approvals applicable to it, if failure to do so is reasonably likely to have a Material Adverse Effect. (b) The Loan Parties must, promptly upon becoming aware, notify the Administrative Agent of (i) any Environmental or Social Claim, or to its knowledge, pending or threatened Environmental or Social Claim or (ii) any circumstances reasonably likely to result in an Environmental or Social Claim, which has had or, if substantiated, is reasonably likely to have a Material Adverse Effect.
Section 5.10Use of Proceeds. The proceeds of the Loans will be used for working capital and general corporate purposes of Parent and its Restricted Subsidiaries, including for stock repurchases under stock repurchase programs approved by Parent and permitted under this Agreement and for Acquisitions. The Letters of Credit and the proceeds thereof will be used for working capital and general corporate purposes of Parent and its Restricted Subsidiaries. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrower will not request any Credit Extension, and the Borrower shall not use, and Parent shall ensure that its Subsidiaries and its or their respective directors, officers, and employees shall not use, the proceeds of any Credit Extension, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 5.11Additional Guarantors. (a) In the event that any Person becomes a Restricted Subsidiary (other than any Excluded Subsidiary) or any Person that is an Excluded Subsidiary no longer qualifies as an Excluded Subsidiary, including for the avoidance of doubt, any Subsidiary described in clause (e) of the definition of Excluded Subsidiary that becomes a Subsidiary after the date of this Agreement, Parent shall (i) in the case of an Unrestricted Subsidiary becoming a Restricted Subsidiary, substantially concurrently with the redesignation or deemed redesignation thereof as a Restricted Subsidiary pursuant to Section 5.13 or (ii) otherwise, 60 days thereafter (or such longer period of time as the Administrative Agent may agree in its reasonable discretion) cause such Restricted Subsidiary to become a Guarantor hereunder by executing and delivering to the Administrative Agent a Counterpart Agreement. The Administrative Agent shall receive an opinion of counsel for Parent in form and substance reasonably satisfactory to the Administrative Agent in respect of such customary matters as may be reasonably requested by the Administrative Agent relating to any Counterpart Agreement or joinder agreement delivered pursuant to this Section 5.11(a), dated as of the date of such agreement.
(b)With respect to each Restricted Subsidiary of Parent referred to in clause (a) above, Parent shall promptly after delivering the financial statements pursuant to Sections 5.1(a) or (b), as the case may be, send to the Administrative Agent written notice setting forth (i) the date on which such Person became a Restricted Subsidiary that is not an Excluded Subsidiary or the date on which a Person that is an Excluded Subsidiary no longer qualifies as an Excluded Subsidiary and (ii) all of the data required to be set forth in Schedule 3.12 to the Disclosure Letter; and such written notice shall be deemed to supplement Schedule 3.12 to the Disclosure Letter for all purposes hereof.

Section 5.12Further Assurances.
(a)Subject to the limitations set forth in any Loan Document, each Loan Party shall take such actions as the Administrative Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors.
(b)With respect to any Material Subsidiary (other than any Subsidiary that is Excluded Subsidiary other than by virtue of clause (a) or (f) thereby) organized in Korea, each Loan Party shall use its commercially reasonable efforts to obtain all requisite approvals and acceptances by the relevant Governmental Authority (including, for the avoidance of doubt, the Bank of Korea), in each case to permit such Subsidiary to guarantee the Obligations; provided, however, each such Loan Party shall use its commercially reasonable efforts to address any restrictions with respect to fiduciary analysis (baeim jae) but only to the extent that applicable laws in Korea have been modified such that it is feasible to address any such restrictions.
Section 5.13Designation of Restricted and Unrestricted Subsidiaries.
(a)The Board of Directors or chief financial officer of Parent may designate any Subsidiary of the Parent (other than (x) any Borrower or (y) any Material Subsidiary, provided that the Borrower may designate any Material Subsidiary as an Unrestricted Subsidiary if (I) the Borrower reasonably determines that such Material Subsidiary is unable to continue as a Restricted Subsidiary as a matter of applicable law (as reasonably determined by the Borrower in consultation with the Administrative Agent) or (II) such Material Subsidiary is Coupang Pay and Coupang Pay does not have Consolidated Total Tangible Assets of more than 15% of the Consolidated Total Tangible Assets of Parent and its Restricted Subsidiaries or gross revenues of more than 15% of the consolidated gross revenues of Parent and its Restricted Subsidiaries, in each case determined as of the most recent financial statements that have been delivered pursuant to Section 5.1(a) or (b) of Section 3.4(a))), including a newly acquired or created Subsidiary of Parent, to be an Unrestricted Subsidiary if it meets the following qualifications:
(i)such Subsidiary does not own any Equity Interest of Parent or any other Restricted Subsidiary of Parent;
(ii)Parent would be permitted to make an Investment at the time of the designation in an amount equal to the aggregate fair market value (as determined by Parent in good faith) of all Investments of Parent or its Restricted Subsidiaries in such Subsidiary (valued at Parent’s and its Restricted Subsidiaries’ proportional share of the fair market value (as determined by Parent in good faith) of such Subsidiary’s assets less liabilities);
(iii)any Guarantee or other credit support thereof by Parent or any Restricted Subsidiary of Parent is permitted under Section 6.1 or Section 6.7;
(iv)neither Parent nor any Restricted Subsidiary of Parent has any obligation to subscribe for additional Equity Interests of such Subsidiary or to maintain or preserve its financial condition or cause it to achieve specified levels of operating results except to the extent permitted by Section 6.1 or Section 6.7;

(v)immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing or would result from such designation;
(vi)no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “restricted subsidiary” or a “guarantor” (or any similar designation) for any other Indebtedness of Parent or a Restricted Subsidiary of Parent; and
(vii)such Subsidiary does not own (or hold an exclusive license in respect of) any Intellectual Property other than ownership or a license resulting from a Permitted IP Transfer.
Once so designated, the Subsidiary will remain an Unrestricted Subsidiary, subject to subsection (b).
(b)(i) A Subsidiary previously designated as an Unrestricted Subsidiary which fails to meet the qualifications set forth in subsections (a)(i), (a)(iii), (a)(iv) or (a)(vi) of Section 5.13 will be deemed to become at that time a Restricted Subsidiary, subject to the consequences set forth in subsection (d) of Section 5.13 and (ii) the Board of Directors of Parent may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if no Event of Default exists at the time of the designation and the designation would not cause an Event of Default.
(c)Upon a Restricted Subsidiary becoming an Unrestricted Subsidiary,
(i)all existing Investments of Parent and the Restricted Subsidiaries of Parent therein (valued at Parent’s and its Restricted Subsidiaries’ proportional share of the fair market value of its assets less liabilities) will be deemed made at that time;
(ii)all existing Equity Interest or Indebtedness of Parent or a Restricted Subsidiary of Parent held by such Unrestricted Subsidiary will be deemed issued or incurred, as applicable, at that time, and all Liens on property of Parent or a Restricted Subsidiary of Parent securing obligations of such Unrestricted Subsidiary will be deemed incurred at that time;
(iii)all existing transactions between it and Parent or any Restricted Subsidiary of Parent will be deemed entered into at that time;
(iv)it will be released at that time from its Guaranty; and
(v)it will cease to be subject to the provisions of this Agreement as a Restricted Subsidiary.
(d)Upon an Unrestricted Subsidiary becoming, or being deemed to become, a Restricted Subsidiary pursuant to Section 5.13(b),
(i)all of its Indebtedness and Liens will be deemed incurred at that time for purposes of Section 6.1 and Section 6.2, as applicable;

(ii)all Investments therein previously charged under Section 6.7 will be credited thereunder;
(iii)unless it is an Excluded Subsidiary, it shall be required to become a Guarantor pursuant to Section 5.10; and
(iv)it will be subject to the provisions of this Agreement as a Restricted Subsidiary.
(e)Any designation by the Board of Directors or chief financial officer of Parent of a Subsidiary as an Unrestricted Subsidiary after the Effective Date will be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolutions of the Board of Directors of Parent giving effect to the designation and a certificate of a Responsible Officer of Parent certifying that the designation complied with the foregoing provisions.
Section 5.14Lender Calls. Prior to an IPO, the Borrower shall conduct a quarterly telephonic meeting that the Lenders may attend to discuss the financial condition and results of operations of the Borrower for the most recently ended fiscal year or fiscal quarter, as applicable, for which financial statements have been delivered pursuant to Section 5.1(a) or (b) above, at a date and time as soon as reasonably practicable after each date that financial statements are required to be delivered pursuant to Section 5.1(a) or (b) above to be determined by the Borrower with reasonable advance notice to the Administrative Agent.
Section 5.15Post-Closing Obligations. The Borrower shall furnish to the Administrative Agent such items or take such actions as are set forth on Schedule 5.15 hereof that were not delivered or taken on or prior to the Effective Date within the applicable time periods set forth therein (which time periods may be extended at the sole discretion of the Administrative Agent).
Section 5.16Banking (Exposure Limits) Rules. The Borrower acknowledges that the Banking (Exposure Limits) Rules (Cap. 155S) and regulations in respect thereof in Hong Kong have imposed on The Hongkong and Shanghai Banking Corporation Limited, Seoul Branch certain limitations on advances to persons related or connected to the HSBC Group. By entering into this Agreement, the Borrower agrees that:
(a)it shall, to the best of its knowledge, advise the Administrative Agent in writing if it is in any way related or connected to the HSBC Group; and
(b)if it becomes aware that it is so related or connected at any time after the date of this Agreement, that it shall immediately advise the Administrative Agent in writing, and, in each case, in the absence of such advice, the Administrative Agent will assume that the Borrower is not so related or connected. Administrative Agent shall immediately notify The Hongkong and Shanghai Banking Corporation Limited, Seoul Branch in case of notification by Borrower on the paragraphs (a) or (b).

The Borrower may refer to Schedule 5.16 (Banking (Exposure Limits) Rules) for an explanation of when it may be considered related or connected to the HSBC Group for the purposes hereof.
For purposes of this Section, "HSBC Group" means HSBC Holdings plc, its subsidiaries, related bodies corporate, associated entities and undertakings and any of their branches and member or office of the HSBC Group shall be construed accordingly.
ARTICLE VI
NEGATIVE COVENANTS
From the Effective Date until the Commitments have expired with no pending drawings or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have been cancelled or expired or cash collateralized on terms satisfactory to the applicable Issuing Banks or deemed reissued under another facility reasonably acceptable to the applicable Issuing Bank, each Loan Party covenants and agrees with the Lenders that:
Section 6.1Indebtedness. No Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, create, incur or assume, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:
(a)the Obligations;
(b)Indebtedness of Parent or its Restricted Subsidiaries with respect to Capital Lease Obligations and purchase money Indebtedness in an aggregate principal amount outstanding not to exceed, at the time of incurrence thereof, the greater of (x) $250,000,000 and (y) 5 % of Consolidated Total Tangible Assets of Parent and its Restricted Subsidiaries as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.1(a) or (b) or Section 3.4(a) and calculated on a Pro Forma Basis; provided that any such Indebtedness shall be secured only by the asset (including all accessions, attachments, improvements and the proceeds thereof) acquired, constructed or improved in connection with the incurrence of such Indebtedness;
(c)Indebtedness of any Loan Party in an aggregate outstanding principal amount not to exceed, at the time of incurrence, the sum of (i) the Shared Incremental Amount plus (ii) an amount such that, after giving effect to the incurrence of such amount, the Total Net Leverage Ratio would not exceed 3.0 to 1.0 for the most recently ended four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.1(a) or (b) or Section 3.4(a) and calculated on a Pro Forma Basis (without giving effect to any substantially simultaneous incurrence of Indebtedness made pursuant to the Shared Incremental Amount); provided, that the Borrower may elect to use clause (ii) above prior to using clauses (i) above, and if both clause (i) and clause (ii) are available, unless otherwise elected by the Borrower, then the Borrower will be deemed to have elected to use clause (ii) above first; provided, further that such Indebtedness incurred pursuant to this clause (c) (w) does not mature earlier than the latest Maturity Date (as determined as of the date of incurrence of such Indebtedness), or have a shorter weighted average life to maturity than the weighted average life to maturity of the

Commitments outstanding at such time, (x) has terms and conditions (other than pricing (including interest rates, rate floors or original issue discount) and fees and, solely with respect to any term loans, amortization and prepayment premiums) no more restrictive than those with respect to the Revolving Loans provided for herein (except for covenants or other provisions which are provided to the existing Lenders or are applicable only to periods after the Maturity Date (as determined as of the date of incurrence of such Indebtedness) and, in the case of any Permitted Convertible Indebtedness, any provisions customary for convertible notes), (y) to the extent guaranteed, shall not be guaranteed by any Person other than the Loan Parties and (z) shall be unsecured;
(d)subject to compliance with Section 6.7, Indebtedness of any Restricted Subsidiary to Parent or to any other Restricted Subsidiary, or of Parent to any Restricted Subsidiary; provided that all such Indebtedness owing by a Loan Party to any Restricted Subsidiary that is not a Guarantor shall be unsecured and subordinated in right of payment to the payment in full of the Obligations;
(e)Indebtedness which may be deemed to exist pursuant to any Guarantees, performance, statutory or similar obligations (including in connection with workers’ compensation) or obligations in respect of letters of credit, surety bonds, bank guarantees or similar instruments related thereto incurred in the ordinary course of business, or pursuant to any appeal obligation, appeal bond or letter of credit in respect of judgments that do not constitute an Event of Default under clause (k) of Article VIII;
(f)Indebtedness in connection with cash management or custodial agreements, netting services, overdraft protections and otherwise similarly in connection with deposit accounts and Indebtedness in connection with credit card, debit card or other similar cards or payment processing services;
(g)subject to compliance with Section 6.7, Guarantees by Parent of Indebtedness of a Restricted Subsidiary of Parent or Guarantees by a Restricted Subsidiary of Parent of Indebtedness of Parent or another Restricted Subsidiary of Parent with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the Guarantee shall also be unsecured and/or subordinated to the Obligations;
(h)Indebtedness existing on the Effective Date and described in Schedule 6.1 to the Disclosure Letter, in each case in an aggregate principal amount not to exceed the amounts set forth therein as of the Effective Date and any Refinancing Indebtedness thereof; provided that Indebtedness pursuant to the Asset-Based Facility Agreement shall not be permitted under this clause (h) to the extent any Revolving Loans are outstanding;
(i)obligations under any Swap Agreement, provided, that with respect to obligations other than obligations under a Permitted Call Spread Transaction, such obligations are entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Parent or any Restricted Subsidiary of Parent, or to hedge currency exposure or to hedge energy costs or exposure, which, in any case, are not entered into for speculative purposes;

(j)Indebtedness incurred in respect of any Fulfillment Center Development or Fulfillment Center Expansion;
(k)Indebtedness incurred in respect of any Permitted Fintech Financing; provided that any Indebtedness incurred pursuant to this clause (k) that is unsecured shall not exceed the Shared Incremental Amount; provided, further that such Indebtedness incurred pursuant to this clause (k) (w) does not mature earlier than the latest Maturity Date (as determined as of the date of incurrence of such Indebtedness), or have a shorter weighted average life to maturity than the weighted average life to maturity of the Commitments outstanding at such time, (x) has terms and conditions (other than pricing (including interest rates, rate floors or original issue discount) and fees and, solely with respect to any term loans, amortization and prepayment premiums) no more restrictive than those with respect to the Revolving Loans provided for herein (except for covenants or other provisions which are provided to the existing Lenders or are applicable only to periods after the Maturity Date (as determined as of the date of incurrence of such Indebtedness) and, in the case of Permitted Convertible Indebtedness, any provisions customary for convertible notes) and (y) to the extent guaranteed, shall not be guaranteed by any Person other than the Loan Parties;
(l)Indebtedness of Parent or its Restricted Subsidiaries (which shall not be in the form of revolving Indebtedness) in an aggregate principal amount outstanding not to exceed, at the time of incurrence thereof, the greater of (x) $250,000,000 and (y) 5% of Consolidated Total Tangible Assets of Parent and its Restricted Subsidiaries as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.1(a) or (b) or Section 3.4(a) and calculated on a Pro Forma Basis; provided that the aggregate principal amount of Indebtedness permitted to be incurred under this clause (l) shall be reduced on a dollar for dollar basis in respect of any Indebtedness incurred under the Shared Incremental Amount in excess of $1,000,000,000; provided, further that such Indebtedness incurred pursuant to this clause (l) (w) does not mature earlier than the latest Maturity Date (as determined as of the date of incurrence of such Indebtedness), or have a shorter weighted average life to maturity than the weighted average life to maturity of the Commitments outstanding at such time, (x) has terms and conditions (other than pricing (including interest rates, rate floors or original issue discount) and fees and, solely with respect to any term loans, amortization and prepayment premiums) no more restrictive than those with respect to the Revolving Loans provided for herein (except for covenants or other provisions which are provided to the existing Lenders or are applicable only to periods after the Maturity Date (as determined as of the date of incurrence of such Indebtedness) and, in the case of Permitted Convertible Indebtedness, any provisions customary for convertible notes), and (y) to the extent guaranteed, shall not be guaranteed by any Person other than the Loan Parties; and
(m)Indebtedness of Parent or its Restricted Subsidiaries arising out of insurance premium financings in the ordinary course of business.
Section 6.2Liens. Parent will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it except:
(a)Permitted Encumbrances;

(b)any Lien on any property or asset of Parent or any Restricted Subsidiary existing on the Effective Date and set forth in Schedule 6.2 to the Disclosure Letter (provided that Liens securing Indebtedness or other obligations of less than $250,000 individually and $2,500,000 in the aggregate do not need to be set forth in Schedule 6.2 to the Disclosure Letter to be permitted Liens under this clause (b)) and any modifications, renewals and extensions thereof and any Lien granted as a replacement or substitute therefor; provided that (i) such replacement, renewal or extension Lien shall not apply to any other property or asset of Parent or any Restricted Subsidiary other than (y) improvements thereon or proceeds thereof and (z) after-acquired property that is affixed or incorporated into the property covered by such Lien and (ii) the obligations secured or benefited by such modified, replacement, renewal or extension Lien are permitted by Section 6.1;
(c)any Lien existing on any property or asset prior to the acquisition thereof by Parent or any Restricted Subsidiary of Parent or existing on any property or asset of any Person that becomes a Restricted Subsidiary of Parent (other than pursuant to a redesignation or deemed redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary as provided in Section 5.13), in each case after the Effective Date and prior to the time such Person becomes a Restricted Subsidiary of Parent and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary of Parent, as the case may be, (ii) such Lien shall not apply to any other property or assets of Parent or any other Restricted Subsidiary of Parent (other than any replacements of such property or assets and additions and accessions thereto, the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary of Parent, as the case may be, and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced, and (iv) if such Liens secure Indebtedness, such Indebtedness is permitted by Section 6.1;
(d)Liens on fixed or capital assets acquired, constructed or improved by Parent or any Restricted Subsidiary of Parent; provided that (i) such Liens secure Indebtedness that is permitted by Section 6.1(b), (ii) such Liens and the Indebtedness secured thereby are initially incurred prior to or within 180 days after the acquisition or the completion of the construction or improvement of such fixed or capital assets, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and customary related expenses, and (iv) such Liens shall not apply to any other property or assets of Parent or any Restricted Subsidiary of Parent other than additions, accessions, parts, attachments or improvements on or proceeds of such fixed or capital assets; provided that clause (ii) shall not apply to any refinancing, extension, renewal or replacement thereof;

(e)easements, licenses, sublicenses, leases or subleases granted to others (A) not interfering in any material respect with the business of Parent and its Restricted Subsidiaries, taken as a whole and (B) not securing any Indebtedness;
(f)the interest and title of a lessor under any lease, license, sublease or sublicense entered into by Parent or any Restricted Subsidiary of Parent in the ordinary course of its business and other statutory and common law landlords’ Liens under leases;
(g)in connection with the sale or transfer of any assets in a transaction not prohibited hereunder, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;
(h)in the case of any Joint Venture, any Liens on its Equity Interests pursuant to its organizational documents or any related joint venture or similar agreement;
(i)Liens securing Indebtedness to finance insurance premiums owing in the ordinary course of business to the extent such financing is not prohibited hereunder;
(j)Liens on earnest money deposits of cash or Cash Equivalents or Marketable Securities made in connection with any Acquisition not prohibited hereunder;
(k)bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents or other securities on deposit in one or more accounts maintained by Parent or any Restricted Subsidiary of Parent, in each case granted in the ordinary course of business in favor of the bank or banks, securities intermediaries or other depository institutions with which such accounts are maintained, securing amounts owing to institutions with respect to cash management operating account arrangements and similar arrangements;
(l)Liens in the nature of the right of setoff in favor of counterparties to contractual agreements not otherwise prohibited hereunder with Parent or any of its Restricted Subsidiaries in the ordinary course of business;
(m)Liens securing the Obligations pursuant to any Loan Document;
(n)other Liens; provided that, at the time of incurrence of the obligations secured thereby, the aggregate outstanding principal amount of obligations secured by Liens in reliance on this clause (n) does not exceed the greater of (x) $250,000,000 and (y) 5% of Consolidated Total Tangible Assets of Parent and its Restricted Subsidiaries as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.1(a) or (b) or Section 3.4(a) and calculated on a Pro Forma Basis; provided further that any obligations secured by Liens in reliance on this clause (n) shall not be Indebtedness for borrowed money;
(o)[Reserved];
(p)Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.7 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any disposition permitted under Section 6.3 (including any letter of intent or purchase agreement with respect to such Investment or disposition), or (B) consisting of an agreement to dispose of any property in a disposition permitted under Section 6.3, in each case, solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
(q)Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any Restricted Subsidiary and Liens granted by a Loan Party in favor of any other Loan Party;
(r)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(s)receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;
(t)Liens on cash or Investments permitted under Section 6.4 securing Swap Agreements in the ordinary course of business submitted for clearing in accordance with applicable law;
(u)customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement in respect of Indebtedness not prohibited under this Agreement;
(v)Liens securing Indebtedness permitted under Section 6.1(j), (k) or (l) provided that any Lien securing Indebtedness pursuant to Section 6.1(j) shall not extend to inventory.
Notwithstanding the foregoing, Parent will not, and will not permit any Restricted Subsidiary to, create any Lien on any Intellectual Property to secure Indebtedness.
Section 6.3Fundamental Changes and Dispositions . (a) Parent will not, and will not permit any Restricted Subsidiary of Parent to, (w) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, (x) sell, transfer, lease, enter into any sale-leaseback transactions with respect to, or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of Parent and its Restricted Subsidiaries, taken as a whole, or all or substantially all of the Equity Interests of any of its Restricted Subsidiaries (in each case, whether now owned or hereafter acquired), (y) liquidate or dissolve or (z) make any Disposition, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing:
(i)any Subsidiary of Parent (other than the Borrower) or any other Person may merge into or consolidate with the Borrower in a transaction in which the surviving entity is (x) the Borrower or (y) a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, which corporation shall expressly assume, by a written instrument in form and substance reasonably satisfactory to the Administrative Agent, all the Obligations of the Borrower under the Loan Documents and shall deliver all information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act;
(ii)any Person (other than the Borrower) may merge into or consolidate with any Restricted Subsidiary of Parent (other than the Borrower) in a transaction in which the surviving entity is a Restricted Subsidiary (provided that any such merger or consolidation involving a Guarantor must result in a Guarantor as the surviving entity);
(iii)any Loan Party may sell, transfer, lease or otherwise dispose of its assets to any other Loan Party, and any Restricted Subsidiary that is not a Loan Party may sell, transfer, lease or otherwise dispose of its assets to any Loan Party or a Restricted Subsidiary;
(iv)in connection with any Acquisition, any Restricted Subsidiary of Parent (other than the Borrower) may merge into or with, or consolidate with any other Person, and any other Person may merge into such Restricted Subsidiary, so long as the Person surviving such merger or consolidation shall be a Restricted Subsidiary (provided that any such merger or consolidation involving a Guarantor must result in a Guarantor as the surviving entity);
(v)any Restricted Subsidiary of Parent (other than the Borrower) may merge into or consolidate with any other Person, or have any other Person merge into or consolidate with it, in a transaction in which such Restricted Subsidiary ceases to be a direct or indirect Subsidiary of Parent if such transaction is also permitted by clauses (ix) or (x) below;
(vi)any Restricted Subsidiary of Parent (other than the Borrower) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;
(vii)[reserved];
(viii)any Restricted Subsidiary that is not a Guarantor may sell or transfer Equity Interests owned by such Restricted Subsidiary to any other Restricted Subsidiary that is not a Guarantor or to any Loan Party;
(ix)Parent and any Restricted Subsidiary may dispose of Equity Interests of a Restricted Subsidiary (other than a Subsidiary Guarantor) acquired in connection with (or owned by a Person that is acquired in connection with) an Acquisition for the fair market value thereof (as determined in good faith by the Borrower);
(x)Parent and any Restricted Subsidiary may sell, transfer or dispose of the Equity Interests of any Restricted Subsidiary (other than a Subsidiary Guarantor) owned by such Person for fair market value (as determined in good faith by the Borrower); provided that (i) Parent is in compliance with the financial covenants set forth in Section 6.8 (whether or not then in effect) hereof on a Pro Forma Basis, (ii) no Default or Event of Default has occurred and is continuing or would result therefrom and (iii) the sum of (A) the aggregate consideration received or to be received in respect of such sale, transfer or disposition plus (B) the aggregate consideration received or to be received in respect of all other dispositions effected in reliance on this clause prior to or concurrently with such disposition shall not exceed 10% of Consolidated Total Tangible Assets of Parent and its Restricted Subsidiaries at the time of such disposition;;
(xi)any Restricted Subsidiary that is not a Guarantor may sell or transfer Equity Interests owned by such Restricted Subsidiary to a Loan Party or another Restricted Subsidiary;
(xii)any Disposition (A) of obsolete or worn out property, whether owned at the time of this Agreement or acquired thereafter, (B) of immaterial assets, (C) of inventory made in the ordinary course of business for no less than fair market value and (D) made in exchange for another asset comparable or superior as to type, value and quality and for a similar purpose (other than an exchange of a non-cash asset for cash),
(xiii)Sale and Leaseback Transactions with respect to (A) Fulfillment Centers or any other fulfilment centers or other storage locations where inventory of the Parent or any of its Restricted Subsidiary is stored, or (B) any Fulfillment Center Development or Fulfillment Center Expansion undertaken after the date of this Agreement;
(xiv)other Dispositions in an aggregate amount outstanding not to exceed the greater of (x) $250,000,000 and (y)(1) with respect to Dispositions among Parent and its Restricted Subsidiaries, 10% of Consolidated Total Tangible Assets of Parent and its Restricted Subsidiaries and (2) with respect to other Dispositions, 5% of Consolidated Total Tangible Assets of Parent and its Restricted Subsidiaries, in each case as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.1(a) or (b) or Section 3.4(a) and calculated on a Pro Forma Basis; provided that any Disposition of property pursuant to this clause (xiv) shall be for no less than fair market value and shall be in compliance with Section 6.6(a); and
(xv)of (A) E-Commerce Fintech Assets to any E-Commerce Finance Entity with respect to Permitted Fintech Financing, or (B) Fintech Business or any portion thereof to another E-Commerce Finance Entity; provided that any Disposition of property pursuant to this clause (xv) shall be for no less than fair market value and shall be in compliance with Section 6.6(a).
Notwithstanding anything to the contrary herein, Parent will not make Disposition of, and will not permit any of its Restricted Subsidiary to make Dispositions of, the Equity Interests of any Subsidiary Guarantors or the SPV Borrower.
Section 6.4Restricted Payments . Parent will not, and will not permit any of its Restricted Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, except; after the consummation of an IPO and so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Restricted Payments in an amount not exceeding the sum of (x) the amount by which Liquidity (determined on a pro forma basis at the time of (and after giving effect to) such Restricted Payment) exceeds $1,750,000,000 (or $875,000,000 to the extent the Commitment Aggregate Available Amount is $500,000,000 or less) plus (y) an amount of up to $200,000,000 (less any amounts previously utilized under this clause (y)) in the aggregate during the term of this Agreement; provided that Restricted Payments utilizing this Section 6.4(a) shall be deemed to be incurred under clause (x) to the extent there is capacity thereunder and if a Restricted Payment is to be incurred under both clauses (x) and (y), it will be deemed to have been incurred first under clause (x) to the extent of the capacity thereunder and then any remaining amount shall be deemed incurred under clause (y);
(a)any Restricted Subsidiary of Parent may declare and pay dividends or make other Restricted Payments ratably to (i) its equity holders, (ii) the Borrower or (iii) any Guarantor;
(b)Parent may make Restricted Payments to redeem in whole or in part any of its Equity Interests (including Disqualified Equity Interests) for another class of its Equity Interests or rights to acquire its Equity Interests (other than, in each case, Disqualified Equity Interests) or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests (other than Disqualified Equity Interests); provided that the only consideration paid for any such redemption is Equity Interests of Parent or the proceeds of any substantially concurrent equity contribution or issuance of Equity Interest (other than, in each case, Disqualified Equity Interests);
(c)Restricted Payments made in connection with equity compensation that consist solely of the withholding of shares to any employee (or other provider of services) in an amount equal to the employee’s (or other provider of services’) tax obligation on such compensation and the payment in cash to the applicable Governmental Authority of an amount equal to such tax obligation;
(d)Parent may declare and make dividends payable solely in additional shares of Parent’s Qualified Equity Interests and may exchange Equity Interests for its Qualified Equity Interests;
(e)following an IPO, Parent may make any Restricted Payment that has been declared by it, so long as (A) such Restricted Payment would be otherwise permitted under clause (a) or clause (l) of this Section 6.4 at the time so declared and (B) such Restricted Payment is made within 60 days of such declaration;
(f)following an IPO, Parent may repurchase Equity Interests pursuant to any accelerated stock repurchase or similar agreement; provided that the payment made by Parent with respect to such repurchase would be otherwise permitted under clause (a) of this Section 6.4 at the time such agreement is entered into and at the time such payment is made;
(g)Parent may make Restricted Payments pursuant to and in accordance with equity compensation plans or other similar agreements for directors, officers, employees or other providers of services to Parent and its Restricted Subsidiaries or in connection with a cessation of service of such Person;
(h)Parent may repurchase Equity Interests or rights in respect thereof granted to directors, officers or employees of Parent or its Restricted Subsidiaries; provided that the aggregate cash consideration paid pursuant to this clause (i) shall not exceed $25,000,000 in any fiscal year;

(i)Parent may (i) repurchase fractional shares of its Equity Interests arising out of stock dividends, splits or combinations, business combinations or conversions of convertible securities, exercises of warrants or options, or settlements of restricted stock units or (ii) “net exercise” or “net share settle” warrants or options;
(j)the receipt or acceptance by Parent or any Subsidiary of Parent of the return of Equity Interests issued by Parent or any Subsidiary of Parent to the seller of a Person, business or division as consideration for the purchase of such Person, business or division, which return is in settlement of indemnification claims owed by such seller in connection with such acquisition;
(k)following an IPO, Parent may make Restricted Payments of no greater than 6% per annum of the net proceeds received in such IPO and contributed to the Borrower; provided that immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(l)Parent may make any payments of cash or deliveries in shares of Common Stock (or other securities or property following a merger event, reclassification or other change of the Common Stock) (and cash in lieu of fractional shares) pursuant to the terms of, and otherwise perform its obligations under, any Permitted Convertible Indebtedness (including, without limitation, making payments of interest and principal thereon, making payments due upon required repurchase thereof and/or making payments and deliveries upon conversion or settlement thereof);
(m)Parent may pay the premium in respect of, make any payments (of cash or deliveries in shares of Common Stock (or other securities or property following a merger event, reclassification or other change of the Common Stock and cash in lieu of fractional shares)) required by, and otherwise perform its obligations under, any Permitted Call Spread Transaction, including in connection with any settlement, unwind or termination thereof; and
(n)For any period (or a portion thereof) prior to the sale on a bona fide nationally recognized securities exchange of common stock of Parent or the listing for trading of common stock of Parent on a bona fide nationally recognized securities exchange, for so long as Parent is classified as a partnership for U.S. federal income tax purposes, Parent may make cash payments to its direct or indirect equity holders for the purposes of permitting such equity holders to pay their respective U.S. federal (and, if applicable, state or local) income Tax obligations associated with their direct or indirect ownership of Parent (provided, however, that the amount of such payment of any taxable year (or a portion thereof) shall not exceed the taxable income of Parent (including, for the avoidance of doubt, any income of Parent arising under any anti-deferral provision of the Code) for the relevant taxable year (or such portion), reduced by any loss carryovers from prior years, multiplied by the highest combined tax rate applicable to any direct or indirect equity holder), and adjusted by any available foreign tax credits; provided that that the permitted payment pursuant to this clause (n) with respect to any Taxes of any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to Parent or its Restricted Subsidiaries for the purposes of paying such consolidated, combined or similar income Taxes.

Section 6.5Restrictive Agreements. Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Parent or any Restricted Subsidiary of Parent to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (b)  the ability of any Restricted Subsidiary of Parent to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to Parent or any other Restricted Subsidiary of Parent or of any Restricted Subsidiary of Parent to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary of Parent under the Loan Documents; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the Effective Date identified on Schedule 6.5 to the Disclosure Letter (and shall apply to any extension or renewal of, or any amendment or modification materially expanding the scope of, any such restrictions or conditions taken as a whole), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary of Parent or assets of Parent or any Restricted Subsidiary of Parent pending such sale; provided that such restrictions and conditions apply only to the Restricted Subsidiary or assets to be sold and such sale is not prohibited hereunder, (iv) the foregoing shall not apply to any agreement or restriction or condition in effect at the time any Person becomes a Restricted Subsidiary of Parent, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of Parent, (v) the foregoing shall not apply to customary provisions in joint venture agreements and other similar agreements applicable to Joint Ventures, (vi) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to any secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (vii) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses, sub-leases and sub- licenses and other contracts restricting the assignment thereof or restricting the grant of Liens in such lease, license, sub-lease, sub-license or other contract, (viii) the foregoing shall not apply to restrictions or conditions set forth in any agreement governing any other Indebtedness not prohibited by Section 6.2; provided that such restrictions and conditions are customary for such Indebtedness as determined in the good faith judgment of Parent, and (ix) the foregoing shall not apply to restrictions on cash or other deposits (including escrowed funds) imposed under contracts entered into in the ordinary course of business.
Section 6.6Transactions with Affiliates. Parent will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than between or among Parent and its Restricted Subsidiaries and not involving any other Affiliate, or as otherwise permitted hereunder, including as a Permitted IP Transfer), except (a) on terms and conditions not less favorable to Parent or such Restricted Subsidiary than could be obtained on an arm’s- length basis from unrelated third parties as determined in good faith by the independent directors of the Board of Directors of Parent, (b) payment of customary directors’ fees, customary out-of-pocket expense reimbursement, indemnities (including the provision of directors and officers insurance) and compensation arrangements for members of the board of directors, officers, employees or other providers of services of Parent or any of its Restricted Subsidiaries, (c) any transaction involving amounts less than $500,000 individually or $5,000,000 in the aggregate in any fiscal year, and (d) any Restricted Payment permitted by Section 6.4.
Section 6.7Investments. No Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:
(a)Investments in cash and Cash Equivalents;
(b)Investments (including intercompany loans) in Parent or any Restricted Subsidiary of Parent; provided that any Investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties shall not exceed 25% of Consolidated Total Tangible Assets of Parent and its Restricted Subsidiaries as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.1(a) or (b) or Section 3.4(a) and calculated on a Pro Forma Basis;
(c)other Investments (including Investments in Unrestricted Subsidiaries and Joint Ventures); provided that, at the time any such Investment is made, such Investment does not exceed an aggregate amount equal to (A) the greater of (x) $750,000,000 and (y) 20% of Consolidated Total Tangible Assets of Parent and its Restricted Subsidiaries as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.1(a) or (b) or Section 3.4(a) and calculated on a Pro Forma Basis less (B) any amounts previously utilized under subclause (A); provided further that such Investment does not include any sale, disposition, transfer or exclusive license of any Intellectual Property other than a Permitted IP Transfer; provided, further that any such Investments made in reliance of this clause (c) to (1) Unrestricted Subsidiaries shall not exceed 2.5% of Consolidated Total Tangible Assets of Parent and its Restricted Subsidiaries as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.1(a) or (b) or Section 3.4(a) and calculated on a Pro Forma Basis and (2) Joint Ventures shall not exceed 5% of Consolidated Total Tangible Assets of Parent and its Restricted Subsidiaries as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.1(a) or (b) or Section 3.4(a) and calculated on a Pro Forma Basis;
(d)loans and advances to employees or other providers of services of Parent and its Restricted Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $10,000,000;
(e)Investments described in Schedule 6.7 to the Disclosure Letter;
(f)Swap Agreements which constitute Investments;
(g)trade receivables in the ordinary course of business;
(h)guarantees to insurers required in connection with worker’s compensation and other insurance coverage arranged in the ordinary course of business;

(i)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
(j)Loans, guarantees and indemnities granted (A) incidental to the Fintech Business, or (B) in respect of any Permitted Fintech Financing provided any such loan, granting of credit or giving or allowing any guarantee or indemnity shall be made in favor of the E-Commerce Finance Entity only;
(k)lease, utility and other similar deposits in the ordinary course of business;
(l)Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary; provided such Investment was not made in connection with or anticipation of such Person becoming a Restricted Subsidiary;
(m)the purchase of any Permitted Call Spread Transaction by Parent and the performance of its obligations thereunder;
(n)[reserved]; and
(o)any Investment in Subsidiaries that are not Loan Parties necessary to meet capital requirements imposed by government regulations as reasonably determined by the Borrower in consultation with the Administrative Agent.
For purposes of covenant compliance with this Section 6.7, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.
Section 6.8Financial Covenants.
(a)Parent will not permit the aggregate amount of Liquidity, as of the last day of each fiscal quarter, to be less than $625,000,000 (or $312,500,000 to the extent the Commitment Aggregate Available Amount is $500,000,000 or less).
(b)Parent will not permit the Secured Indebtedness of the Parent and its Restricted Subsidiaries as a percentage of Consolidated Total Tangible Assets, in each case as of the last day of each fiscal quarter (but only to the extent the last day of such fiscal quarter constitutes a Compliance Date) to be more than 35%.
Section 6.9Limitation on Line of Business. Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any business except for those businesses of the same general type as those in which the Parent and the Restricted Subsidiaries are engaged on the Effective Date or those reasonably related thereto.
Section 6.10Amending Organizational Documents. Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly amend or modify any of its organizational documents except for any amendment or modification that is (i) taken as a whole, not materially adverse to the interests of the Lenders,(ii) required by applicable law, or (iii) in connection with the conversion of Parent from a limited liability company to a corporation.
Section 6.11Change in Fiscal year. Parent will not, and will not permit any Restricted Subsidiary to, make any change in its fiscal year.
ARTICLE VII
GUARANTY
Section 7.1Guaranty of the Obligations. The Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Beneficiary the due and punctual payment and performance in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including interest accruing and all other amounts that would become due after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower or any Guarantor, regardless of whether a claims for post-filing or post-petition interest or such other amounts is allowed in any such proceeding) (collectively, the “Guaranteed Obligations”); provided that the Guaranteed Obligations of the Borrower in its capacity as a Guarantor shall exclude any Direct Borrower Obligations; provided further that each Guarantor’s payment obligations under the Loan Documents rank at least pari passu with the claims of all of each Guarantor’s other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
Section 7.2Payment by Guarantors. The Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Finance Party may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower or any other Guarantor to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, the Guarantors will upon demand pay, or cause to be paid, in cash, to the Beneficiary, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a case under the Bankruptcy Code or any other Debtor Relief Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in the related case) and all other Guaranteed Obligations then owed to the Finance Parties as aforesaid.
Section 7.3Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
(a)this Guaranty is a guaranty of payment and performance when due and not of collectability and this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)the Administrative Agent may enforce this Guaranty during the continuation of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Finance Party with respect to the existence of such Event of Default;
(c)the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower, any such other guarantor or any other Person and whether or not the Borrower, any such other guarantor or any other Person is joined in any such action or actions;
(d)payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
(e)any Finance Party, upon such terms as it deems appropriate under the relevant Loan Document, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the principal amount of any Guaranteed Obligations, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Finance Party in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Finance Party may have against any such security, in each case as such Finance Party in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Loan Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and

(f)this Guaranty and the obligations of the Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made) and the cancellation or expiration with no pending drawings or cash collateralization of all Letters of Credit in an amount equal to 103% of Letter of Credit Usage at such time on terms satisfactory to the applicable Issuing Banks) and the termination of all Commitments, including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Finance Party might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) the joinder to this Agreement of the SPV Borrower as a Borrower; (vi) the change, reorganization or termination of the corporate structure or existence of the Borrower or any of its Restricted Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations, whether or not consented to by any Finance Party; (vii) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (viii) any defenses, set offs or counterclaims which the Borrower or any other Person may allege or assert against any Finance Party in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, accord and satisfaction and usury; and (ix) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.
Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor in respect of its Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Agreement subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any similar federal, state or foreign law; provided, however, that this limitation shall not apply to the Borrower with respect to its Direct Borrower Obligations.

Section 7.4Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of the Finance Parties: (a) any right to require any Finance Party, as a condition of payment or performance by such Guarantor, to (1) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (2) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (3) proceed against or have resort to any balance of any deposit account or credit on the books of any Finance Party in favor of any Loan Party or any other Person, or (4) pursue any other remedy in the power of any Finance Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Finance Party’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith, gross negligence or willful misconduct; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) any rights to set offs, recoupments and counterclaims, (iii) promptness, diligence and any requirement that any Finance Party protect, secure, perfect or insure any security interest or lien or any property subject thereto, and (iv) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 7.3 and any right to consent to any thereof; and (f) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof, in each case other than the indefeasible payment in full of the Guaranteed Obligations.
Section 7.5Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been paid in full (other than contingent indemnification obligations for which no claim has been made) and the Commitments shall have terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including, (i) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Finance Party now has or may hereafter have against the Borrower, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Finance Party. In addition, until the Guaranteed Obligations shall have been paid in full (other than contingent indemnification obligations for which no claim has been made) and all Letters of Credit shall have expired with no pending drawings or been cancelled or cash collateralized in an amount equal to 103% of Letter of Credit Usage at such time on terms satisfactory to the applicable Issuing Banks and the Commitments shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Finance Party may have against the Borrower, to all right, title and interest any Finance Party may have in any such collateral or security, and to any right any Finance Party may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made) shall not have been paid in full, such amount shall be held in trust for the Beneficiary and shall forthwith be paid over to the Beneficiary to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.
Section 7.6Subordination of Other Obligations. Any Indebtedness of the Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Beneficiary and shall forthwith be paid over to the Beneficiary to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
Section 7.7Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made) shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired with no pending drawings or been cancelled or cash collateralized in an amount equal to 103% of Letter of Credit Usage at such time on terms satisfactory to the applicable Issuing Banks. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
Section 7.8Authority of Guarantors or the Borrower. It is not necessary for any Finance Party to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.
Section 7.9Financial Condition of the Borrower. Any Loan may be made to, or Letter of Credit issued for the account of, the Borrower or continued or increased from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower or any other Loan Party at the time of any such grant or continuation, as the case may be. No Finance Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower or any other Loan Party. Each Guarantor has adequate means to obtain information from the Borrower and the other Loan Parties on a continuing basis concerning the financial condition of the Borrower and the other Loan Parties and their respective ability to perform their obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and each other Loan Party and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Finance Party to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower or any other Loan Party now known or hereafter known by any Finance Party.
Section 7.10Bankruptcy, Etc. (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Loan Party. The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Loan Party or by any defense which the Borrower or any other Loan Party may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
(b)Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and the Finance Parties that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower or any other Loan Party of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
(c)In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, Parent or any Subsidiary of Parent, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Finance Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
Section 7.11Reinstatement. If at any time payment of any of the Guaranteed Obligations or any portion thereof is rescinded, disgorged or must otherwise be restored or returned by any Finance Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Guarantor or any substantial part of its property, or otherwise, or if any Finance Party repays, restores, or returns, in whole or in part, any payment or property previously paid or transferred to such Finance Party in full or partial satisfaction of any Guaranteed Obligation, because the payment or transfer or the incurrence of the obligation is so satisfied, is declared to be void, voidable, or otherwise recoverable under any state or federal law (collectively a “Voidable Transfer”), or because such Finance Party elects to do so on the reasonable advice of its counsel in connection with an assertion that the payment, transfer, or incurrence is a Voidable Transfer, then, as to any such Voidable Transfer, and as to all reasonable costs, expenses and attorney’s fees of such Finance Party related thereto, the liability of each Guarantor hereunder will automatically and immediately be revived, reinstated, and restored and will exist as though the Voidable Transfer had never been made.
Nothing in this Article VII shall be taken to create any security interest or in any way be effective to create a registrable charge under the Companies Act (Chapter 50) of Singapore.
ARTICLE VIII
EVENTS OF DEFAULT
If any of the following events (each, an “Event of Default”) shall occur:
(a)the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable or any amount due and payable to any Issuing Bank in reimbursement of any drawing under any Letter of Credit, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any of the Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;
(c)any representation or warranty made or deemed made by or on behalf of Parent or any Restricted Subsidiary of Parent in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representation or warranty shall prove to have been incorrect in any respect);
(d)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.2, Section 5.3 (solely with respect to such Loan Party’s existence), Section 5.9, or in Article VI;
(e)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any of the Loan Documents (other than those specified in clause (a),

(b) or (d) of this Article of this Agreement), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);
(f)Parent or any Restricted Subsidiary of Parent shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure shall have continued after the applicable grace period, if any;
(g)after giving effect to any grace period, Parent or any Restricted Subsidiary of Parent fails to observe or perform any term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any Material Indebtedness (other than as described in clause (f) above), if the failure referred to in this clause (g) causes, or permits the holder or holders of such Material Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Material Indebtedness to become due prior to its stated maturity (or in the case of any such Indebtedness constituting a Guarantee in respect of Indebtedness to become payable) or become subject to a mandatory offer purchase by the obligor;
(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Parent or any Restricted Subsidiary of Parent or its debts, or of a substantial part of its assets, under any Debtor Relief Law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent or any Restricted Subsidiary of Parent or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)Parent or any Restricted Subsidiary of Parent shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent or any Restricted Subsidiary of Parent or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)Parent or any Restricted Subsidiary of Parent shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)(i) one or more judgments for the payment of money in excess of $75,000,000 in the aggregate, to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage, shall be rendered against Parent, any Restricted Subsidiary of Parent or any combination thereof (to the extent not paid or covered by a reputable and solvent independent third-party insurance company which has not disputed coverage) and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed (or an action of similar effect in any jurisdiction outside the U.S.), or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Parent or any Restricted Subsidiary of Parent to enforce any such judgment and such action shall not be stayed (or an action of similar effect in any jurisdiction outside the U.S.) or (ii) any non- monetary judgment, writ or warrant of attachment or similar process shall be entered or filed against Parent or any Restricted Subsidiary of Parent or any combination thereof or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed (or an action of similar effect in any jurisdiction outside the U.S.) for a period of 90 consecutive days and such non-monetary judgment, writ, warrant of attachment or similar process would reasonably be expected to have a Material Adverse Effect;
(l)one or more ERISA Events shall have occurred that would reasonably be expected to result in a Material Adverse Effect;
(m)a Change in Control shall occur;
(n)any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the obligations hereunder or thereunder, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or
(o)Coupang Corp ceases to be a Guarantor under the Loan Documents;
then, and in every such event (other than an event with respect to the Borrower) described in clause (h) or (i) of this Article)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments and the obligation of the Issuing Banks to issue any Letters of Credit, and thereupon the Commitments and such obligations shall terminate immediately, (ii) direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Article VIII(h) or (i) to pay) to the Administrative Agent such additional amounts of cash as are reasonably requested by the applicable Issuing Banks, to be held as security for the Borrower’s reimbursement Obligations in respect of Letters of Credit then outstanding as set forth in Section 2.4(j) and (iii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder (including any amounts required to be deposited in respect of Letters of Credit pursuant to Section 2.4(j)), shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE IX
THE ADMINISTRATIVE AGENT
Each of the Lenders and Issuing Banks hereby irrevocably appoints JPMCB as the Administrative Agent (and JPMCB hereby accepts such appointment) and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Except, in each case, as set forth in the sixth paragraph of this Article, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with Parent or any Subsidiary of Parent or other Affiliate thereof as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent: (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2 or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or (ii) in the absence of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof, which is identified as a notice of default, is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any or all of its duties and exercise any or all of its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to the Lenders and the Borrower. The Administrative Agent shall have the right to appoint a financial institution to act as the Administrative Agent hereunder, subject to the reasonable satisfaction of the Borrower and the Required Lenders, and the Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Administrative Agent by the Borrower and the Required Lenders or (iii) such other date, if any, agreed to by the Borrower and the Required Lenders. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Administrative Agent. If neither the Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. Any successor Administrative Agent shall be a financial institution with an office in the United States or an Affiliate of any such financial institution with an office in the United States. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly transfer to such successor Administrative Agent all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Section 10.3 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.
Any resignation of JPMCB or its successor as the Administrative Agent pursuant to this Article IX shall also constitute the resignation of JPMCB or its successor as Issuing Bank. After such resignation of JPMCB as an Issuing Bank hereunder, JPMCB shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.
Each Lender and each Issuing Bank represents and warrants as of the date it becomes a Lender or Issuing Bank that (i) it is such Lender’s or Issuing Bank’s intention that the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Anything herein to the contrary notwithstanding, no Arranger or syndication agent shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
Subject to Section 10.2, without further written consent or authorization from any Lender, the Administrative Agent may execute any documents or instruments necessary to release any Guarantor from the Guaranty pursuant to Section 10.17 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.2) have otherwise consented.
Anything contained in any of the Loan Documents to the contrary notwithstanding, each Loan Party, the Administrative Agent and each Lender hereby agree that no Lender shall have any right individually to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent on behalf of the Lenders in accordance with the terms hereof.
Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than contingent indemnification obligations for which no claim has been made) have been paid in full, all Commitments have terminated or expired and all Letters of Credit shall have terminated or expired without any pending drawing thereon (or the outstanding Letters of Credit have been cash collateralized in an amount equal to 103% of all Letter of Credit Usage at such time in a manner satisfactory to the applicable Issuing Banks), upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release all Guaranties provided for in any Loan Document. Any such release of any Guaranty shall be deemed subject to the provision that such Guaranty shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of the Plan Asset

Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments, (ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, (iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
In addition, unless sub-clause (i) in the immediately preceding paragraph is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub- clause (iv) in the immediately preceding paragraph, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that neither the Administrative Agent, nor any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
ARTICLE X
MISCELLANEOUS
Section 10.1    Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy (or other facsimile transmission or, subject to clause (b) below, other electronic image scan transmission (e.g., pdf via email)), as follows:
(i)if to the Borrower:
(A)to it at Level 18, Tower730 Songpa-gu, Songpa Dae-ro 570, Seoul, Republic of Korea 05510, Attention: Legal Department (email: Legalnotices@coupang.com) with a copy to Emily Epstein (Company Secretary), (email: Emily.epstein@coupang.com); and
(B)with a copy to 720 Olive Way, Suite 600 Seattle, WA 98101, Attention: Legal Department, Email: legal_us@coupang.com;
(ii)if to the Administrative Agent, to it at JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, NCC 5, 1st Floor, Newark, DE 19713-2107, Attention: Himran Aziz; email: himran.aziz@chase.com, Facsimile: 12012443577@tls.ldsprod.com; tel: 1-302-634-1027;
(iii)if to any Issuing Bank, to it at its address (or telecopy (or other facsimile transmission) number) most recently specified by it in a notice delivered to the Administrative Agent and the Borrower (or, in the absence of any such notice, to the address (or telecopy (or other facsimile transmission) number) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof); and
(iv)if to any other Lender, to it at its address (or telecopy (or other facsimile transmission) number) set forth in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopy (or other facsimile transmission) shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender and applicable Issuing Bank. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)Any party hereto may change its address or telecopy (or other facsimile transmission) number for notices and other communications hereunder by notice to the other parties hereto (or with respect to any Lender, by notice to the Borrower and the Administrative Agent). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
The Borrower agrees that the Administrative Agent may make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, IntraLinks, Syndtrak, ClearPar, the Internet or another similar electronic system chosen by the Administrative Agent to be its electronic transmission system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications effected thereby (the “Communications”). No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission, except to the extent that such damages have resulted from the willful misconduct or gross negligence of such Agent Party (as determined in a final, non-appealable judgment by a court of competent jurisdiction).
Section 10.2    Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance, amendment, extension or increase of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the applicable Issuing Bank may have had notice or knowledge of such Default at the time.

(b)Except as provided in Section 2.13(b), none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided, however, that, subject to Section 2.13(b), no such amendment, waiver or consent shall: (i) extend or increase the Commitment of any Lender without the written consent of such Lender (or make any changes to the definition of “Applicable Percentage”), (ii) reduce the principal amount of any Loan, reduce the rate of interest thereon, or reduce any reimbursement obligation in respect of any Letter of Credit, or reduce any fees payable hereunder, without the written consent of each Lender and Issuing Bank directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder or any reimbursement obligation in respect of any Letter of Credit, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby; provided, however, that notwithstanding clause (ii) or (iii) of this Section 10.2(b), only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the default rate set forth in Section 2.12(c), (iv) change Section 2.17(b), Section 2.17(c) or any other Section hereof providing for the ratable treatment of the Lenders, in each case in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release all or substantially all of the value of any Guaranty, without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Article IX or Section 10.17 (in which case such release may be made by the Administrative Agent, acting alone) as in effect on the date hereof, (vi) change any of the provisions of this Section or the percentage referred to in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vii) extend the expiration date of any Letter of Credit beyond the Maturity Date without the written consent of the applicable Issuing Bank, each Lender directly affected thereby, and the beneficiary(ies) of such Letter of Credit, (viii) change the definition of “Pro Rata Share” without the written consent of each Lender or (ix) change, modify or waive Section 10.4(a)(i) or Section 4.2(e) without the written consent of each Lender. Notwithstanding anything to the contrary herein, (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder (or any Person that previously served as Administrative Agent) without the prior written consent of the Administrative Agent (or such Person who previously served as Administrative Agent), (B) no such amendment shall amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.4(d) without the written consent of the Administrative Agent and of each Issuing Bank, and no such agreement shall amend, modify or otherwise affect the rights or duties of any Issuing Bank hereunder without the prior written consent of such Issuing Bank, (C) [reserved], (D) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or the termination thereof extended without the consent of such Lender, (y) the principal amount of any Defaulting Lender’s Loan, or the interest rate thereon or any fees payable hereunder to any Defaulting Lender may not be reduced without the consent of such Lender and (z) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (E) this Agreement may be amended to provide for a Commitment Increase in the manner contemplated by Section 2.19 and the extension of the Maturity Date as contemplated by Section 2.20, (F) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency or implement SPV Borrower Conforming Changes or implement changes set forth in Schedule 5.15 or the definition of “Issuing Bank Sublimit” or “Letter of Credit Sublimit” so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (G) any amendment or waiver that by its terms affects the rights or duties of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) will require only the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto if such Class of Lenders were the only Class of Lenders.
Section 10.3    Expenses; Limitation of Liability; Indemnity.(a) Expenses. The Borrower shall pay (i) all reasonable, documented and invoiced out-of-pocket expenses incurred by the Administrative Agent, each Arranger, any syndication agent and their respective Affiliates, including, without limitation, the reasonable, documented and invoiced fees, disbursements and other charges of one firm of counsel for the Administrative Agent, the Arrangers and any syndication agent, taken as a whole (and if reasonably necessary (as determined by the Administrative Agent in consultation with the Borrower), of a single regulatory counsel and a single local counsel in each appropriate jurisdiction) in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement, any other Loan Document or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable, documented and invoiced out-of-pocket expenses incurred by the Administrative Agent, each Arranger, each Issuing Bank and each Lender, including, without limitation, the fees, disbursements and other charges of one firm of counsel for the Administrative Agent and the Arrangers, taken as a whole (and if reasonably necessary (as determined by the Administrative Agent in consultation with the Borrower), of a single regulatory counsel and a single local counsel in each appropriate jurisdiction and in the case of an actual or potential conflict of interest where the Administrative Agent or any Arranger affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected person), in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section, or in connection with the Loans made, or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)Limitation of Liability. To the extent permitted by applicable law (i) the Borrower and any Loan Party shall not assert, and the Borrower and each Loan Party hereby waive, any claim against the Administrative Agent, any Arranger, any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), except as determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Lender-Related Person, and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 10.3(b) shall relieve the Borrower or any Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 10.3(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(c)Indemnity. Each Loan Party shall indemnify the Administrative Agent, each Arranger, each Issuing Bank, each Lender and any syndication agent and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and reasonable, documented and invoiced expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use of the proceeds thereof (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by Parent or any of its Subsidiaries, or any Environmental Liability related in any way to Parent or any of its Subsidiaries, or (iv) any actual or prospective Proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or the Borrower or any Affiliate of the Borrower); provided that such indemnity shall not, as to any Indemnitee, be available (v) with respect to Taxes (and amounts relating thereto), the indemnification for which shall be governed solely and exclusively by Sections 2.14 and 2.16, other than any Taxes that represent losses, claims or damages arising from any non-Tax claim, (w) to the extent that such Liabilities or reasonable, documented and invoiced expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (x) if arising from a material breach by such Indemnitee or one of its Affiliates of its express obligations under this Agreement or any other Loan Document (as determined by a court of competent jurisdiction by final and non-appealable judgment), (y) if arising from any dispute between and among

Indemnitees that does not involve an act or omission by the direct parent of the Borrower, the Borrower or any of its Subsidiaries (as determined by a court of competent jurisdiction by final and non-appealable judgment) other than any proceeding against Administrative Agent, the Arrangers or the Issuing Banks in such capacity, or (z) if arising from any settlement with respect to indemnified liabilities which is entered into by such Indemnitee without Borrower’s written consent (such consent not to be unreasonably withheld, conditioned or delayed).
(d)Lender Reimbursement. Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraphs (a), (b) or (c) of this Section 10.3 to the Administrative Agent, each Issuing Bank, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to its Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), and indemnify each Agent-Related Person from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(e)Payments. All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.
Section 10.4    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) neither the Borrower nor the Parent, may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and each Issuing Bank (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)the Borrower; provided that (x) the Borrower shall be deemed to have consented to an assignment of all or a portion of the Loans and Commitments unless it shall have objected thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof and (y) no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and
(B)the Administrative Agent and each Issuing Bank; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.
(ii)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or a greater amount that is an integral multiple of $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement (except that an assignment may be of only Commitments of a single Class without the requirement to assign Commitments of any other Class);
(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.16(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;
(E)no such assignment shall be made to any Disqualified Lender; and

(F)in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender or any Issuing Bank hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
For the purposes of this Section, the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than an Ineligible Institution) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.14, Section 2.15, Section 2.16 and Section 10.3); provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and amounts on the Loans owing to, and drawings under Letters of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the

Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register is intended to establish that each Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 10.4(b)(iv), except to the extent that such losses, claims, damages or liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent. The Loans (including principal and interest) are registered obligations and the right, title, and interest of any Lender or its assigns in and to such Loans shall be transferable only upon notation of such transfer in the Register.
(v)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.16(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.6(b), Section 2.17(d) or Section 10.3(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)(i) Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (but not an Ineligible Institution) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.2(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.14, Section 2.15 and Section 2.16 (subject to the requirements and limitations therein, including the requirements under

Section 2.16(e) (it being understood and agreed that the documentation required under Section 2.16(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Section 10.12 as if it were an assignee under paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.
(ii)A Participant shall not be entitled to receive any greater payment under Section 2.14 or Section 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after Participant acquired the applicable participation.
(iii)Each Lender that sells a participation shall, acting solely for United States federal income tax purposes as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed US Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, the Bank of England or the European Central Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)(i) No assignment or participation shall be made to any Person that was a Disqualified Lender (other than, in the case of participations (but not assignments), a Person who was a Disqualified Institution solely as a result of clause (c) of the definition thereof) as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment or participation). With respect to any assignee that becomes a

Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Lender”), (A) such assignee shall not retroactively be disqualified from becoming a Lender and (B) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply.
(ii)If any assignment or participation is made to any Disqualified Lender without the Borrower’s sole prior written consent in violation of clause (e)(i) above, or if any Person becomes a Disqualified Lender after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) in the case of outstanding Loans held by Disqualified Lenders, prepay such Loans by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (B) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.4), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(iii)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws, each Disqualified Lender party hereto hereby agrees (1) not to vote on such plan, (2) if such Disqualified Lender does vote on such plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv)The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent to (1) post the list of Disqualified Lenders provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform and/or (2) provide the DQ List to each Lender requesting the same. The parties to this Agreement hereby acknowledge and agree that the Administrative Agent will not have any duty, responsibility or liability to monitor or enforce assignments, participations or other actions in respect of Disqualified Lenders, or otherwise take (or omit to take) any action with respect thereto.
Section 10.5    Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein or in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.14, Section 2.15, Section 2.16 and Section 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, the resignation of the Administrative Agent, the replacement of any Lender or Issuing Bank, or the termination of this Agreement or any provision hereof.
Section 10.6    Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall be deemed an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
(b)Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.1), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form

(including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each other Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties (or any of them), Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) agrees that the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Section 10.7    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.8    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held by, and other obligations (in whatever currency) at any time owing by such Lender, Issuing Bank or Affiliate to or for the credit or the account of any Loan Party against any of and all the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender or Issuing Bank may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 10.9    Governing Law; Jurisdiction; Consent to Service of Process; Appointment of Service of Process Agent. (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
(b)Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Lender relating to this Agreement, any other Loan Document or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.
(c)Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Loan Party or its properties in the courts of any jurisdiction.
(d)Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(e)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
(f)Each Guarantor hereby irrevocably designates, appoints and empowers Parent as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding and agrees that failure by Parent to notify the relevant Loan Party of the process will not invalidate the proceedings concerned.
Section 10.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 10.12    Confidentiality. (a) Each of the Administrative Agent and the Lenders (which term shall for the purposes of this Section 10.12 includes the Issuing Banks) agrees to (i) maintain the confidentiality of the Information (as defined below), (ii) not disclose any Information to any individual or organization, either internally or externally, without the prior written consent of the Borrower, and (iii) not use the Information for any purpose except in connection with the Loan Documents, except that Information may be disclosed (A) to its and its

Affiliates’ directors, officers, employees, other providers of services and agents, including accountants, legal counsel and other advisors, or to any credit insurance provider relating to any Loan Party and its obligations, in each case whom it reasonably determines needs to know such information in connection with this Agreement and the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and required to keep such Information confidential), (B) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case the Administrative Agent or such Lender, as applicable, agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), to the extent practicable and permitted by applicable law, to inform the Borrower promptly thereof), (C) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the Administrative Agent or such Lender, as applicable, agrees, to the extent permitted by applicable law, to inform the Borrower promptly thereof), (D) to any other party to this Agreement, (E) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or under any Loan Document, (F) subject to an agreement containing provisions substantially the same as those of this Section, to any permitted assignee of any of its rights or obligations under this Agreement, (G) with the consent of the Borrower, (H) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower, (I) to any Participant or “bona fide” prospective Participant in, or any “bona fide” prospective assignee of, the Commitments, the Loans or any Lender’s rights or obligations under this Agreement (in each case other than any Disqualified Lender) or (J) to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations in each case other than any Disqualified Lender; provided that, in the case of clauses (I) and (J) of this Section 10.12 (x) such disclosure shall be subject to the Borrower’s consent (which shall not be unreasonably withheld or delayed) at any time prior to an IPO, (y) such Participant, prospective Participant, prospective assignee, actual or prospective counterparty or advisor is advised of and agrees, in advance of such disclosure, in writing (including pursuant to customary “click-through” procedures), to be bound by either the provisions of this Section 10.12 or other provisions that are at least as restrictive as the provisions contained in this Section 10.12 and (z) no consent of the Borrower shall be required (I) with respect to the provision of Limited Information to a Participant or permitted assignee if the Borrower shall have consented to the initial provision of Information or Limited Information to such Participant or permitted assignee, (II) with respect to any administrative notices from the Administrative Agent to any Lender and (III) during any time that a Default or Event of Default has occurred and is continuing. For the purposes of this Section, “Information” means all information received from the Borrower, or from any of its Affiliates, representatives or advisors on behalf of the Borrower, relating to the Borrower or its business (including, for the avoidance of doubt, the DQ List), other than any such information that is available to the Administrative Agent or any Lender on a non- confidential basis prior to disclosure by the Borrower, or by any of its Affiliates, representatives or advisors on behalf of the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(c)ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY OR ON BEHALF OF THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
Section 10.13    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.
Section 10.14    No Advisory or Fiduciary Responsibility. In connection with all aspects of each Transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders (which term shall for the purposes of this Section include the Issuing Banks) are arm’s-length commercial transactions between such Loan Party and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand,

(B) such Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the Transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Arrangers and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its subsidiaries, or any other Person and (B) neither Administrative Agent, any Arranger nor any Lender has any obligation to any Loan Party or any of its Affiliates with respect to the Transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Loan Party and its Affiliates, and neither the Administrative Agent, any Arrangers nor any Lender has any obligation to disclose any of such interests to such Loan Party or its Affiliates. Each Loan Party agrees not to assert and, to the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 10.15    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption, any Loan Document or any amendment or other modification hereof or thereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 10.16    USA PATRIOT Act. Each Lender (which term shall for the purposes of this Section include the Issuing Banks) that is subject to the requirements of the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lenders) hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA Patriot Act. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation.
Section 10.17    Release of Guarantors. (a) A Loan Party shall automatically be released from its obligations under the Loan Documents upon the consummation of any transaction or designation permitted by this Agreement as a result of which such Loan Party ceases to be a Restricted Subsidiary (including pursuant to a permitted merger or amalgamation with a Subsidiary that is not a Loan Party or a designation as an Unrestricted Subsidiary) or becomes an Excluded Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise.
(b)Upon termination of the aggregate Commitments and payment in full in cash of all Obligations (other than contingent amounts not yet due) under any Loan Document and the expiration with no pending drawings or termination of all Letters of Credit (unless such Letters of Credit have been (i) cash collateralized in an amount equal to 103% of Letter of Credit Usage at such time on terms reasonably satisfactory to the applicable Issuing Bank, (ii) backstopped by a letter of credit in form, amount and substance and by an institution reasonably satisfactory to the applicable Issuing Bank or (iii) deemed reissued under another facility reasonably acceptable to the applicable Issuing Bank), all obligations under the Loan Documents shall be automatically released.
(c)In connection with any termination or release pursuant to this Section 10.17, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release so long as the Borrower or the applicable Loan Party shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Agreement.
(d)Each of the Lenders and the Issuing Banks irrevocably authorizes the Administrative Agent to provide any release or evidence of release, termination or subordination contemplated by this Section 10.17.
(e)In the event that (i) all the Equity Interests in any Guarantor are sold, transferred or otherwise disposed of to a Person other than Parent or its Restricted Subsidiaries in a transaction permitted under this Agreement, (ii) a Guarantor ceases to be a Material Subsidiary or (iii) a Subsidiary Guarantor becomes an Excluded Subsidiary upon the consummation of any transaction permitted hereunder, the Administrative Agent shall, at the Borrower’s expense, promptly take such action and execute such documents as the Borrower may reasonably request to terminate the Guaranty of such Guarantor.
Section 10.18    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(A)a reduction in full or in part or cancellation of any such liability;
(B)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(C)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 10.19    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for hedging agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section 10.20    Judgment Currency.
(a)If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.
(b)The obligations of any Loan Party in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from such Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the applicable Loan Party (or to any other person who may be entitled thereto under applicable law).
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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWER AND GUARANTORS:

COUPANG, LLC, as Parent

By:		/s/ Gaurav Anand
	Name:	Gaurav Anand
	Title:	Chief Financial Officer

COUPANG CORP, as a Guarantor

By:		/s/ Hanseung Kang
	Name:	Hanseung Kang
	Title:	Representative Director

COUPANG GLOBAL LLC, as a Guarantor

By:		/s/ Gaurav Anand
	Name:	Gaurav Anand
	Title:	Treasurer

COUPANG USA, Inc., as a Guarantor

By:		/s/ Thuan Quang Pham
	Name:	Thuan Quang Pham
	Title:	Chief Executive Officer

COUPANG ASIA HOLDINGS PTE. LTD., as a Guarantor

By:		/s/ Harold Rogers
	Name:	Harold Rogers
	Title:	Authorized Signatory

ADMINISTRATIVE AGENT AND LENDERS:

JPMORGAN CHASE BANK, N.A., as the Administrative Agent, a Lender and as an Issuing Bank

By:		/s/ Peter B. Thauer
	Name:	Peter B. Thauer
	Title:	Managing Director

GOLDMAN SACHS LENDING PARTNERS LLC, as a Lender and as an Issuing Bank

By:		/s/ Thomas Manning
	Name:	Thomas Manning
	Title:	Authorized Signatory

BANK OF AMERICA, N.A., as a Lender and as an Issuing Bank

By:		/s/ Albert Wheeler
	Name:	Albert Wheeler
	Title:	Vice President

CITICORP NORTH AMERICA, INC., as a Lender and as an Issuing Bank

By:		/s/ Jeroen Fikke
	Name:	Jeroen Fikke
	Title:	President

2

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SEOUL BRANCH.., as a Lender and as an Issuing Bank

By:		(seal) Eun Young Jung
	Name:	Eun Young Jung
	Title:	CEO

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender and as an Issuing Bank

By:		/s/ Ming K Chu
	Name:	Ming K Chu
	Title:	Director

By:		/s/ Annie Chung
	Name:	Annie Chung
	Title:	Director

UBS AG, STAMFORD BRANCH, as a Lender and as an Issuing Bank

By:		/s/ Anthony Joseph
	Name:	Anthony Joseph
	Title:	Associate Director

By:		/s/ Houssem Daly
	Name:	Houssem Daly
	Title:	Associate Director

MIZUHO BANK, LTD. SEOUL BRANCH, as a Lender and as an Issuing Bank

By:		/s/ Toshiro Koroyasu
	Name:	Toshiro Koroyasu
	Title:	General Manager
3

Schedule 2.1(a)
Commitments1

Lender	Effective Date Commitment	IPO Effective Date Commitments	Effective Date Issuing Bank Sublimit
JPMorgan Chase Bank, N.A.	$100,000,000	$200,000,000	$84,210,526.32
Goldman Sachs Lending Partners LLC	$100,000,000	$200,000,000	$84,210,526.32
Bank of America, N.A.	$75,000,000	$150,000,000	$63,157,894.74
Citicorp North America, Inc.	$50,000,000	$100,000,000	See footnote below
The Hongkong and Shanghai Banking Corporation Limited, Seoul Branch	$50,000,000	$100,000,000	See footnote b below
Deutsche Bank AG New York Branch	$37,500,000	$75,000,000	$31,578,947.37
UBS AG, Stamford Branch	$37,500,000	$75,000,000	$31,578,947.37
Mizuho Bank, Ltd. Seoul Branch	$25,000,000	$50,000,000	See footnote below
Total	$475,000,000	$950,000,000	$400,000,000
1 For the avoidance of doubt, each of Citicorp North America, Inc., The Hongkong and Shanghai Banking Corporation Limited, Seoul Branch and Mizuho Bank, Ltd. Seoul Branch shall not be Issuing Banks or required to issue any Letters of Credit until the requirements set forth in paragraph 1 of Schedule 5.15 are satisfied. Upon satisfaction of paragraph 1 of Schedule 5.15, the Issuing Bank Sublimit of any of the foregoing Specified Issuing Banks shall be its ratable portion of the Letter of Credit Sublimit then in effect (rounded to the nearest cent in the reasonable discretion of the Administrative Agent).

Schedule 5.15
Post-Closing Items
1Within ten (10) Business Days after the Effective Date (or such longer period with respect to any Specified Issuing Bank as determined by the Administrative Agent in its sole discretion) (the expiration of such period with respect to any Specified Issuing Bank, a “Specified Issuing Bank Deadline”), (i) the Borrower shall use its reasonable efforts with respect to each of Citicorp North America, Inc., Mizuho Bank, Ltd. Seoul Branch and The HongKong and Shanghai Banking Corporation Limited, Seoul Branch (each, a “Specified Issuing Bank”) to satisfy any documentation or internal requirements of such Specified Issuing Bank to permit such Specified Issuing Bank to become an Issuing Bank under the Loan Documents and (ii) upon satisfaction of the preceding clause (i) with respect to any Specified Issuing Bank, Schedule 2.1(a) shall be restated to reflect such Specified Issuing Bank’s Issuing Bank Sublimit.
2.Within ten (10) Business Days after the Effective Date (or such longer period as determined by the Administrative Agent in its sole discretion), certain financial institutions that are Eligible Assignees (the “Post-Close Lenders”) may become Lenders and Issuing Banks holdings Commitments in an aggregate principal amount not to exceed $25,000,000 subject to (i) delivery of duly executed signature pages to the Credit Agreement, (ii) restatement of Schedule 2.1(a) to reflect the Commitments of the Post-Close Lenders, (iii) receipt by the Borrower and the Post-Close Lenders, as applicable, of all necessary approvals and consents (including, to the extent applicable, the approval of the Bank of Korea) and (iv) receipt of any fees and expenses in connection with the foregoing.
3.Within two (2) Business Days after the Effective Date, the Administrative Agent (for itself and the account of the Lenders) shall have received all fees and payments required pursuant to Section 4.1(k) of the Credit Agreement.
4.Within five (5) Business Days after the Effective Date, the Administrative Agent shall have received a copy of the file stamped report accepted by the Bank of Korea and not dated later than the date of the Credit Agreement.

Schedule 5.16
BANKING (EXPOSURE LIMITS) RULES
The information set out in this Schedule is for reference only. For further details, the Banking (Exposure Limits) Rules (Cap. 155S) may be accessed at https://www.elegislation.gov.hk/hk/cap155S
The Borrower may be considered as related or connected to the HSBC Group if it is:
(a)a director, employee, controller or minority shareholder controller, of a member of the HSBC Group;
(b)a relative of a director, employee, controller or minority shareholder controller, of a member of the HSBC Group;
(c)a firm, partnership or non-listed company in which a member of the HSBC Group or any of the following entities is interested as director, partner, manager or agent:
(i)a controller, minority shareholder controller or director of a member of the HSBC Group;
(ii)a relative of a controller, minority shareholder controller or director of a member of the HSBC Group; or
(d)a natural person, firm, partnership or non-listed company to whom a member of the HSBC Group has provided a financial facility if any of the following entities is a guarantor of the facility:
(i)a controller, minority shareholder controller or director of a member of the HSBC Group;
(ii)a relative of a controller, minority shareholder controller or director of a member of the HSBC Group.
Relevant definitions
1)A person has "control" if such person is:
(A)an indirect controller, that is, in relation to a company, any person in accordance with whose directions or instructions the directors of the company or of another company of which it is a subsidiary are accustomed to act; or
(B)a majority shareholder controller, that is, in relation to a company, any person who, either alone or with any associate or associates, is entitled to exercise, or control the exercise of, more than 50% of the voting power at any general meeting of the company or of another company of which it is a subsidiary, and "controller" means either an "indirect controller" or a “majority shareholder controller”.

2)"employee" includes permanent full time, permanent part-time, fixed-term full time, fixed-term part-time staff and international assignees.
3)"minority shareholder controller" in relation to a company, means any person who, either alone or with any associate or associates, is entitled to exercise, or control the exercise of, 10% or more, but not more than 50%, of the voting power at any general meeting of the company or of another company of which it is a subsidiary.
4)"relative" in relation to a natural person, means the following:
(A)a parent, grandparent or great grandparent;
(B)a step-parent or adoptive parent;
(C)a brother or sister;
(D)the spouse;
(E)if the person is a party to a union of concubinage—the other party of the union;
(F)a cohabitee;
(G)a parent, step-parent or adoptive parent of a spouse;
(H)a brother or sister of a spouse;
(I)a son, step-son, adopted son, daughter, step-daughter or adopted daughter; or
(J)a grandson, granddaughter, great grandson or great granddaughter.

EXHIBIT A
[FORM OF]
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [NAME OF ASSIGNOR] (the “Assignor”) and [NAME OF ASSIGNEE] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Revolving Credit and Guaranty Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below (including any letters of credit, guarantees and swing line loans included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:
[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower:	Coupang, LLC. (the “Company”)

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Revolving Credit and Guaranty Agreement, dated as of February 27, 2021 (the “Credit Agreement”), among
Coupang, LLC as Borrower, the Guarantors from time to time

party thereto, the Lenders and Issuing Banks from time to time party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent and Issuing Bank.

6.	Assigned Interest:

Class of Assigned Commitments	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]

Commitments

	$	$	%
Effective Date: _______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR],

By:
Name:
Title:
2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

ASSIGNEE

[NAME OF ASSIGNEE],

By:
Name:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., AS THE ADMINISTRATIVE AGENT AND ISSUING BANK

By:
Name:
Title:

[ ], AS ISSUING BANK,

By:
Name:
Title:

[Consented to:

COUPANG, LLC

By:
Name:
Title:][3]
3 To be added only if the consent of the Company is required by the terms of the Credit Agreement.

Annex I
Exhibit A
COUPANG, LLC CREDIT AGREEMENT
Standard Terms and Conditions for
Assignment and Assumption
1.Representations and Warranties.
1.1Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) any requirements under applicable law for the Assignee to become a lender under the Credit Agreement or to charge interest at the rate set forth therein from time to time, or (v) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement and under applicable law, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received and/or had the opportunity to review a copy of the Credit Agreement to the extent it has in its sole discretion deemed necessary, together with copies of the most recent financial statements delivered pursuant to Section 5.1(a) and 5.1(b) thereof (or, prior to the first such delivery, the financial statements referred to in Section 3.4(a) thereof), as applicable, and such other documents and information as it has in its sole discretion deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Arrangers, the Assignor or any other Lender or any of their respective Related Parties and (vi) attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (b) agrees that it will, independently and without reliance on the

Administrative Agent, the Arrangers, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to or otherwise conferred upon the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.
3.Effect of Assignment. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent of the Assigned Interest and as provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) the Assignor shall, to the extent as provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents to the extent of the Assigned Interest.
4.General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other means of electronic imaging shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

EXHIBIT B-1
[FORM OF]
BORROWING REQUEST

JPMorgan Chase Bank, N.A., as the Administrative Agent for the Lenders party to the Credit Agreement referred to below

JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road
NCC 5, 1st Floor
Newark, DE 19713-2107
Attention: Himran Aziz;
Email:himran.aziz@chase.com
Facsimile: 12012443577@tls.ldsprod.com
Tel: 1-302-634-1027
[Date]
Ladies and Gentlemen:
The undersigned, Coupang, LLC, (the “Borrower”), refers to the Revolving Credit and Guaranty Agreement, dated as of February 27, 2021, (the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”) and the Issuing Banks from time to time party thereto, and you, as the Administrative Agent for the Lenders and Issuing Bank, and hereby gives you notice, irrevocably, pursuant to Section 2.5 of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.5 of the Credit Agreement:
(i)The Business Day of the Proposed Borrowing is __________, 20__.4
(ii)The Proposed Borrowing is to consist of a Revolving Loan.
(iii)The aggregate principal amount of the Proposed Borrowing is [____________]5.
(iv)The Proposed Borrowing is to consist of [ABR Loans] [Eurodollar Loans].
4 Shall be a Business Day (a) at least three Business Days before the proposed Borrowing in the case of a Eurodollar Borrowing, after the date hereof and (b) at least three Business Days before the proposed Borrowing in the case of ABR Borrowings, provided that any such notice shall be deemed to have been given on a certain day only if given not later than 1:00 p.m. (New York City time) in the case of ABR Loans and not later than 12:00 p.m. (New York City time) in the case of Eurodollar Loans, on such day.
5 Such amount to be stated dollars.

[(v)The initial Interest Period for the Proposed Borrowing is [one/two/three/six/twelve months].6
(vi)[The location and number of the account or accounts of Borrower to which funds are to be disbursed is as follows:
[Insert location and number of the account(s)]]
[Issuing Bank to which proceeds of the requested Borrowing are to be disbursed:]7
The undersigned hereby certifies that the following statements will be true on the date of the Proposed Borrowing:
(A)the representations and warranties of the Loan Parties set forth in the Credit Agreement and in the other Loan Documents are true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties are true and correct in all respects) on and as of the date of the Proposed Borrowing, except that (i) for purposes of this Borrowing Request, the representations and warranties contained in Section 3.4(a) of the Credit Agreement shall be deemed to refer (after the first delivery thereof) to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.1 of the Credit Agreement and (ii) to the extent that such representations and warranties specifically refer to an earlier date, they were true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties were true and correct in all respects) as of such earlier date;
(B)at the time of and immediately after giving effect to the Proposed Borrowing, no Default or Event of Default has occurred and is continuing;
(C)at the time of and immediately after giving effect to the Proposed Borrowing, Parent will be in compliance with the financial covenants set forth in Section 6.8 of the Credit Agreement, whether or not such covenant would otherwise be tested on and as of the date of the Proposed Borrowing;
(D)prior to such Proposed Borrowing, an IPO shall have been consummated; and
(E)at the time of Proposed Borrowing, there shall be no outstanding loans under the Asset-Based Facility Agreement.
[Signature Page Follows]
6 To be included for a Proposed Borrowing of Eurodollar Loans. Interest Periods of twelve months only available with the consent of each Lender.
7 Specify only in the case of a Borrowing requested to finance the reimbursement of a drawing honored under a Letter of Credit.

Borrower has caused this Borrowing Request to be executed and delivered by its duly authorized Responsible Officer as of the date first written above.

Very truly yours,

COUPANG, LLC

By:
Name:
Title:
[Signature Page to Borrowing Request]

EXHIBIT B-2
[FORM OF]
FORM OF ISSUANCE NOTICE
Reference is made to the Revolving Credit and Guaranty Agreement, dated as of February 27, 2021, (the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Coupang, LLC, a Delaware limited liability company (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto (the “Lenders”), the Issuing Banks from time to time party thereto, and JPMorgan Chase Bank, N.A., as the administrative agent (together with its permitted successors in such capacity, “Administrative Agent”) and Issuing Bank.
Pursuant to Section 2.4 of the Credit Agreement, Borrower desires a Letter of Credit to be issued by [specify Issuing Bank] (the “Bank”) in accordance with the terms and conditions of the Credit Agreement on [___________________] (the “Credit Date”) in an aggregate face amount of $ [____________________].
Attached hereto for each such Letter of Credit are the following:
(a)the stated amount of such Letter of Credit;
(b)the name and address of the beneficiary;
(c)the expiration date; and
(d)either (i) the verbatim text of such proposed Letter of Credit, or (ii) a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuing Bank to make payment under such Letter of Credit.
Borrower hereby certifies that:
(i)after issuing such Letter of Credit requested on the Credit Date, (A) the Total Utilization of Commitments shall not exceed the Commitment Aggregate Available Amount then in effect, (B) the aggregate Letter of Credit Usage shall not exceed the Letter of Credit Sublimit then in effect and (C) the Letter of Credit Usage attributable to Letters of Credit issued by the Bank shall not exceed the Issuing Bank Sublimit of the Bank, unless otherwise agreed to in writing by the Bank;
(ii)as of the Credit Date, the representations and warranties of the Loan Parties set forth in the Credit Agreement and the other Loan Documents shall be true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties shall be true and correct in all respects) on and as of such Credit Date, except that (i) for purposes of this Issuance Notice, the representations and warranties contained in Section 3.4(a) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.1 of the Credit Agreement and (ii) to the extent that such representations and warranties specifically refer to an earlier date, they were true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties were true and correct in all respects) as of such earlier date;
(iii)at the time of and immediately after issuing such Letter of Credit requested on the Credit Date, no Default or Event of Default has occurred and is continuing;
(iv)at the time of and immediately after issuing such letter of credit requested on the Credit Date, Parent will be in compliance with the financial covenants set forth in Section 6.8 of the Credit Agreement whether or not such covenant would otherwise be tested in and as of the Credit Date;
(v)prior to such Credit Date, an IPO shall have been consummated;
(vi)at the time of the Credit Date, there shall be no outstanding loans under the Asset-Based Facility Agreement; and
(vii)on or before the Credit Date, Administrative Agent has received all other information required by this Issuance Notice.
[Remainder of page intentionally left blank]

Date: [ ]

COUPANG, LLC

By:
Name:
Title:
[Signature Page to Issuance Notice]

EXHIBIT C
[FORM OF]
INTEREST ELECTION REQUEST

JPMorgan Chase Bank, N.A., as the Administrative Agent for the Lenders party to the Credit Agreement referred to below

JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road
NCC 5, 1st Floor
Newark, DE 19713-2107
Attention: Himran Aziz;
Email:himran.aziz@chase.com
Facsimile: 12012443577@tls.ldsprod.com
Tel: 1-302-634-1027
[Date]
Ladies and Gentlemen:
The undersigned, Coupang, LLC, (the “Borrower”), refers to the Revolving Credit and Guaranty Agreement, dated as of February 27, 2021, (the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), among Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”), the Issuing Banks from time to time party thereto and you, as the administrative agent for the Lenders and Issuing Bank, and hereby gives you notice, irrevocably, pursuant to Section 2.7 of the Credit Agreement, that the undersigned hereby requests to [convert][continue] the Borrowing of Loans referred to below, and in that connection sets forth below the information relating to such [conversion][continuation] (the “Proposed [Conversion][Continuation]”) as required by Section 2.7 of the Credit Agreement:
(i)The Proposed [Conversion][Continuation] relates to the Borrowing of Loans originally made on ________________, 20__ (the “Outstanding Borrowing”) in the principal amount of $ and currently maintained as a Borrowing of [ABR Loans][Eurodollar Loans with an Interest Period ending on [____________ __, ____]].
(ii)The effective date of the Proposed [Conversion] [Continuation] is _____________ __, ____8.
(iii)The Outstanding Borrowing shall be [continued as a Borrowing of Eurodollar Loans with an Interest Period of [one/two/three/six/twelve months][converted into a Borrowing
8 Shall be a Business Day at least three Business Days in the case of ABR Loans and at least three Business Days in the case of Eurodollar Loans, in each case, after the date hereof, provided that any such notice shall be deemed to have been given on a certain day only if given not later than 1:00 p.m. (New York City time) in the case of ABR Loans and not later than 12:00 p.m. (New York City time) in the case of Eurodollar Loans, on such day.

of [ABR Loans] [Eurodollar Loans with an Interest Period of [one/two/three/six/twelve months]]]].9,10
[The undersigned hereby certifies that no Event of Default has occurred and will be continuing on the date of the Proposed [Conversion][Continuation]].11
[Signature Page Follows]
9Interest Period of twelve months only available with the consent of each Lender.
10 In the event that either (x) only a portion of the Outstanding Borrowing is to be so converted or continued or (y) the Outstanding Borrowing is to be divided into separate Borrowings with different Interest Periods, the Borrower should make appropriate modifications to this clause to reflect the same.
11 In the case of a Proposed Conversion or Continuation, insert this sentence only in the event that the conversion is from an ABR Loan to a Eurodollar Loan or in the case of a continuation of a Eurodollar Loan.

Borrower has caused this Interest Election Request to be executed and delivered by its duly authorized Responsible Officer as of the date first written above.

Very truly yours

COUPANG, LLC

By:
Name:
Title:
[Signature Page to Interest Election Request]

EXHIBIT D
[FORM OF]
REVOLVING LOAN NOTE
New York, New York
_______________ __, ____,
FOR VALUE RECEIVED, Coupang, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Borrower”), hereby promises to pay to or its registered assigns (the “Revolving Lender”), in dollars, in immediately available funds, at the office of JPMORGAN CHASE BANK, N.A. (the “Administrative Agent”) located at [•] on the Maturity Date (as defined in the Credit Agreement referred to below) the unpaid principal amount of all Revolving Loans (as defined in the Credit Agreement) made by the Revolving Lender to the Borrower pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.
Borrower promises also to pay to the Revolving Lender interest on the unpaid principal amount of each Revolving Loan incurred by Borrower from the Revolving Lender in like money at said office from the date such Revolving Loan is made until paid at the rates and at the times provided in Section 2.12 of the Credit Agreement.
This Note is one of the Revolving Loan Notes referred to in the Revolving Credit and Guaranty Agreement, dated as of February 27, 2021, (the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), among Borrower, the Guarantors from time to time party thereto, the Lenders and Issuing Banks from time to time party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent and Issuing Bank, and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement). As provided in the Credit Agreement, this Note is subject to voluntary prepayment, in whole or in part, prior to the Maturity Date and the Revolving Loans may be converted from one Type (as defined in the Credit Agreement) into another Type to the extent provided in the Credit Agreement.
In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.
Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.
THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

COUPANG, LLC

By:
Name:
Title:
[Signature Page to Revolving Loan Note]

EXHIBIT E
[FORM OF]
COMPLIANCE CERTIFICATE
This Compliance Certificate is delivered to you pursuant to Section 5.1(c) of the Revolving Credit and Guaranty Agreement, dated as of February 27, 2021, (the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Coupang, LLC, a Delaware limited liability company (the “Borrower”), the Guarantors from time to time party thereto, the Lenders and Issuing Banks from time to time party thereto, JPMorgan Chase Bank, N.A., as the Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and Issuing Bank.
1.I am the duly elected, qualified and acting [Chief Financial Officer][Principal Accounting Officer][Treasurer][Controller] of Parent.
2.I have reviewed and am familiar with the contents of this Certificate. I am providing this Compliance Certificate solely in my capacity as an officer of Parent.
3.I have reviewed the terms of the Credit Agreement and the other Loan Documents. The financial statements for the fiscal [quarter][year] of Parent ended [_______________] attached hereto as ANNEX 1 or otherwise delivered to the Administrative Agent pursuant to the requirements of Section 5.1 of the Credit Agreement (the “Financial Statements”) present fairly in all material respects as of the date of each such statement the financial condition and results of operations of Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied[, subject to normal year- end audit adjustments and the absence of footnotes]12.
4.No Default has occurred and is continuing as of the date hereof [, except for ____________]13.
5.There has been no change in GAAP or in the application thereof applicable to Parent and its consolidated Subsidiaries since the date of the audited financial statements referred to in Section 3.4 of the Credit Agreement that has had a material impact on the Financial Statements [,except for [__________________], the effect of which on the Financial Statements has been [__________________]]14.
12 To be included only if the Compliance Certificate is certifying the quarterly financials.
13 Specify the details of any Default, if any, and any action taken or proposed to be taken with respect thereto.
14 If and to the extent that any change in GAAP that has occurred since the date of the audited financial statements referred to in Section 3.4 of the Credit Agreement had an impact on such financial statements, specify the effect of such change on the financial statements accompanying this Compliance Certificate.

6.Attached hereto as ANNEX 2 is the computation showing (in reasonable detail) Liquidity of the Loan Parties as of the last day of the most recent fiscal quarter covered by the financial statements.
7.Attached hereto as ANNEX 3 is the computation showing (in reasonable detail) Secured Indebtedness of the Parent and its Restricted Subsidiaries as a percentage of Consolidated Total Tangible Assets as of the last day of the most recent fiscal quarter covered by the financial statements.
I hereby certify that the conditions to borrowing set forth in clauses (b), (c) and (d) of Section 4.2 of the Credit Agreement are satisfied as of the Computation Date (as defined in ANNEX 2).

IN WITNESS WHEREOF, I have executed this Compliance Certificate as of the date first written above.

COUPANG, LLC

By:
Name:
Title:

ANNEX 1
[Applicable Financial Statements to be attached if applicable]

ANNEX 2
The information described herein is as of [_____________ __, __]15 (the “Computation Date”) and, except as otherwise indicated below, pertains to the period from [the Effective Date][_____________ __, __]16 to the Computation Date.
Liquidity

a.	Unrestricted cash and Cash Equivalents held by Parent and its Restricted Subsidiaries	$

b.	Available Revolving Commitments	$

c.	Sum of line a and line b	$
15 Insert the last day of the respective fiscal quarter or fiscal year covered by the financial statements which are required to be accompanied by this Compliance Certificate.
16 Insert the last day of the respective fiscal quarter or fiscal year covered by the financial statements which are required to be accompanied by this Compliance Certificate.

ANNEX 3
The information described herein is as of [_____________ __, __]17 (the “Computation Date”) and, except as otherwise indicated below, pertains to the period from [the Effective Date][_____________ __, __]18 to the Computation Date.
Secured Indebtedness:
[insert calculation details here]
Consolidated Total Tangible Assets:
[insert calculation details here]
17 Insert the last day of the respective fiscal quarter or fiscal year covered by the financial statements which are required to be accompanied by this Compliance Certificate.
18 Insert the Effective Date, in the case of the first Compliance Certificate and thereafter, the first day of the most recently completed fiscal quarter of Borrower ended on the Computation Date.

EXHIBIT F
[FORM OF]
MATURITY DATE EXTENSION REQUEST

JPMorgan Chase Bank, N.A., as the Administrative Agent for the Lenders party to the Credit Agreement referred to below

JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road
NCC 5, 1st Floor
Newark, DE 19713-2107
Attention: Himran Aziz;
Email:himran.aziz@chase.com
Facsimile: 12012443577@tls.ldsprod.com
Tel: 1-302-634-1027
[Date]
Ladies and Gentlemen:
Reference is made to the Revolving Credit and Guaranty Agreement, dated as of February 27, 2021, (the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Coupang, LLC, a Delaware limited liability company, the Guarantors from time to time party thereto, the Lenders and Issuing Banks from time to time party thereto and JPMorgan Chase Bank, N.A., as the administrative agent (together with its permitted successors in such capacity, “Administrative Agent”) and Issuing Bank. In accordance with Section 2.20 of the Credit Agreement, the undersigned hereby requests [(i)] an extension of the Maturity Date from [__________], 20[__] to [__________], 20[__], [(ii) the following changes to the Applicable Rate to be applied in determining the interest payable on Loans of, and fees payable under the Credit Agreement to, Consenting Lenders in respect of that portion of their Commitments (and related Loans) extended to such new Maturity Date, which changes shall become effective on [__________], 20[__]] [and] [(iii) the amendments or modifications to the terms of the Credit Agreement to be effected in connection with this Maturity Date Extension Request as set forth below, which amendments shall become effective on [__________], 20[__]:
[__________]].

COUPANG, LLC, as Borrower

By:
Name:
Title:

The undersigned consents to the requested amendments to the terms of the Credit Agreement and further consents (a) in its capacity as a Lender, to the requested extension of the Maturity Date with respect to $[__________] of its Commitments and (b) in its capacity as an Issuing Bank, to the requested extension of the Maturity Date with respect to $[__________] of its Issuing Bank Sublimit.

Name of Institution: [ ], as Lender [and Issuing Bank],

By:
Name:
Title:

For any Institution requiring a second signature line:

By:
Name:
Title:

EXHIBIT G
[FORM OF]
COUNTERPART AGREEMENT
This Counterpart Agreement, dated [ ] (this “Counterpart Agreement”) is delivered pursuant to that certain the Revolving Credit and Guaranty Agreement, dated as of February 27, 2021, (the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Coupang, LLC, a Delaware limited liability company (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto (the “Lenders”), the Issuing Banks from time to time party thereto, and JPMorgan Chase Bank, N.A., as the administrative agent (together with its permitted successors in such capacity, “Administrative Agent”) and Issuing Bank.
Section 1. Pursuant to Section 5.11 of the Credit Agreement, the undersigned (the “New Guarantor”) hereby
(a)agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof with the same force and effect as if originally named therein as a Guarantor; and
(b)represents and warrants that each of the representations and warranties set forth in the Credit Agreement (other than such representations and warranties that relate solely to facts and conditions as of the Effective Date) and applicable to the undersigned is true and correct in all material respects as of the date hereof; provided that in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or “Material Adverse Effect” in the text thereof.
Section 2. Neither this Counterpart Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Counterpart Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given to the Borrower in accordance with Section 10.1 of the Credit Agreement. In case any provision in or obligation under this Counterpart Agreement shall be invalid or unenforceable in any jurisdiction, the validity and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. THE TERMS AND PROVISIONS OF SECTION 10.9(B) OF THE CREDIT AGREEMENT ARE INCORPORATED BY REFERENCE HEREIN AS IF FULLY SET FORTH HEREIN.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF NEW GUARANTOR]

By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED, as of the date above first written:

JPMORGAN CHASE BANK, N.A., as the Administrative Agent

By:
Name:
Title:

EXHIBIT H
[FORM OF]
SOLVENCY CERTIFICATE
[Date]
THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:
1.I am the [title of a Financial Officer] of Coupang, LLC, a Delaware limited liability company (the “Borrower”).
2.Reference is made to Revolving Credit and Guaranty Agreement, dated as of February 27, 2021, (the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto (the “Lenders”), the Issuing Banks from time to time party thereto and JPMorgan Chase Bank, N.A., as the administrative agent (together with its permitted successors in such capacity, “Administrative Agent”) and Issuing Bank.
3.I have reviewed the Credit Agreement and other Loan Documents and the contents of this Solvency Certificate and, in connection herewith, have reviewed such other documentation and information and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.
4.Based upon my review and examination described in paragraph 3 above, I certify in my capacity as an officer of Borrower and not in any individual capacity that, as of the date hereof, Borrower is, individually and together with its Restricted Subsidiaries, after giving effect to the transactions contemplated by the Credit Agreement and the other Loan Documents (assuming for this purpose that the full amount of the Commitments is drawn on the date hereof), Solvent.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has hereunto set his/her name as of the date first above written.

COUPANG, LLC

By:
Name:
Title:[Financial Officer]

EXHIBIT I-1 to
Revolving Credit and Guaranty Agreement
[FORM OF]
PORTFOLIO INTEREST CERTIFICATE
(For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Reference is made to that certain Revolving Credit and Guaranty Agreement, dated as of February 27, 2021, among Coupang, LLC, a Delaware limited liability company, the Guarantors party thereto, the Lenders and Issuing Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and for the Lenders thereunder (the “Credit Agreement”).
Pursuant to the provisions of Section 2.16(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[SIGNATURE PAGE FOLLOWS]
Exhibit I-1

[NAME OF LENDER]

By:
Name:
Title:
Date: ____________ __, 20[__]
Exhibit I-1

EXHIBIT I-2 to
Revolving Credit and Guaranty Agreement
[FORM OF]
PORTFOLIO INTEREST CERTIFICATE
(For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Reference is made to that certain Revolving Credit and Guaranty Agreement, dated as of February 27, 2021, among Coupang, LLC, a Delaware limited liability company, the Guarantors party thereto, the Lenders and Issuing Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders thereunder (the “Credit Agreement”).
Pursuant to the provisions of Section 2.16(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[SIGNATURE PAGE FOLLOWS]
Exhibit I-2

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: ____________ __, 20[__]
Exhibit I-2

EXHIBIT I-3 to
Revolving Credit and Guaranty Agreement
[FORM OF]
PORTFOLIO INTEREST CERTIFICATE
(For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
Reference is made to that certain Revolving Credit and Guaranty Agreement, dated as of February 27, 2021, among Coupang, LLC, a Delaware limited liability company, the Guarantors party thereto, the Lenders and Issuing Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders thereunder (the “Credit Agreement”).
Pursuant to the provisions of Section 2.16(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[SIGNATURE PAGE FOLLOWS]
Exhibit I-3

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: ____________ __, 20[__]
Exhibit I-3

EXHIBIT I-4 to
Revolving Credit and Guaranty Agreement
[FORM OF]
PORTFOLIO INTEREST CERTIFICATE
(For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)
Reference is made to that certain Revolving Credit and Guaranty Agreement, dated as of February 27, 2021, among Coupang, LLC, a Delaware limited liability company, the Guarantors party thereto, the Lenders and Issuing Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders thereunder (the “Credit Agreement”).
Pursuant to the provisions of Section 2.16(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W- 8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[SIGNATURE PAGE FOLLOWS]
Exhibit I-4

[NAME OF LENDER]

By:
Name:
Title:
Date: ____________ __, 20[__]
Exhibit I-4

EXHIBIT J
[FORM OF]
CERTIFICATION REGARDING BENEFICIAL OWNERS OF LEGAL ENTITY CUSTOMERS
I.GENERAL INSTRUCTIONS
What is this form?
To help the U.S. government fight financial crime, federal regulation requires certain financial institutions to obtain, verify, and record information about the beneficial owners of legal entity customers. Legal entities can be abused to disguise involvement in terrorist financing, money laundering, tax evasion, corruption, fraud, and other financial crimes. Requiring the disclosure of key individuals who own or control a legal entity (i.e., the beneficial owners) helps U.S. law enforcement investigate and prosecute these crimes.
Who has to complete this form?
This form must be completed by the person opening a new account on behalf of a legal entity with a bank, a broker or dealer in securities, or certain other types of U.S. financial institution, and the form must be completed at the time each new account is opened. For these purposes, opening a new account includes establishing a formal relationship with a broker-dealer or lender to effect transactions in securities or for the extension of credit.
For the purposes of this form, a legal entity includes a corporation, limited liability company, or other entity that is created by a filing of a public document with a Secretary of State or similar office, a general partnership, and any similar business entity formed in the United States or any other country. Legal entity does not include sole proprietorships, unincorporated associations, or natural persons opening accounts on their own behalf.
What information do I have to provide?
This form requires you to provide the name, address, date of birth and Social Security number (or passport number or other similar information, in the case of non-U.S. persons) for the following individuals (i.e., the “beneficial owners”):
(i)A single individual with significant responsibility for managing the legal entity customer (e.g., a Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Managing Member, General Partner, President, Vice President, or Treasurer); and
(ii)Each individual, if any, who owns, directly or indirectly, 25% or more of the equity interests of the legal entity customer (e.g., each natural person who owns 25% or more of the shares of a corporation).

The number of individuals that satisfy this definition of “beneficial owner” may vary. Under section (i), only one individual needs to be identified. Under section (ii), depending on the factual circumstances, up to four individuals (but as few as zero) may need to be identified. It is possible that in some circumstances the same individual might be identified under both sections (e.g., the President of Acme, Inc. who also holds a 30% equity interest). Thus, a completed form will contain the identifying information of at least one individual (under section (i)), and up to five individuals (i.e., one individual under section (i) and four 25% equity holders under section (ii)).
This form also requires you to provide copies of (1) the legal formation document for each legal entity (i.e., the issuer, borrower, or selling securityholder) listed on this form (e.g., Certificate of Incorporation, LLC Agreement, Partnership Agreement, etc.), and (2) a driver’s license, passport or other identifying document for each beneficial owner listed on this form.
II.EXCLUSIONS (IF APPLICABLE)
If you believe the legal entity listed in Section III, paragraph (b) below falls under an express exclusion from the “legal entity customer” definition under 31 C.F.R. §1010.230(e)(2), please check the box below and identify the applicable exclusion:

☐	An exclusion applies to the legal entity identified in paragraph (b) of Section III below.

Applicable exclusion:
If the box above is checked, please skip paragraphs (c) and (d) of Section III below.
III.IDENTIFICATION OF BENEFICIAL OWNER(S)
For the benefit of each of the financial institutions involved in the applicable sale of securities or extension of credit for which this certification is provided, the following information is hereby provided on behalf of the Issuer/Borrower/Selling Securityholder legal entity customer listed below:
a.Individual Opening Account. Name and Title of Natural Person Opening Account and Completing Certification on Behalf of Legal Entity Customer:

b.
Legal Entity Customer. Name, Type, and Principal Business Address of
Issuer/Borrower/Selling Securityholder Legal Entity Customer for Which the Account is Being Opened:
Each of the entities identified on Annex I hereto

Please attach a copy of the legal formation document for each legal entity listed above (e.g., Certificate of Incorporation, LLC Agreement, Partnership Agreement, etc.).
c.Control Prong. The following information for one individual with significant responsibility for managing the Issuer/Borrower/Selling Securityholder legal entity customer listed above, such as:

☐	An executive officer or senior manager (e.g., Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Managing Member, General Partner, President, Vice President, Treasurer); or
☐	Any other individual who regularly performs similar functions.

Name/Title	Date of Birth	Address (Residential or Business Street Address)	For U.S. Persons: Social Security Number	For Non-U.S. Persons: Social Security Number, Passport Number and Country of Issuance, or other similar identification number[19]
Please attach copies of a driver’s license, passport or other identifying document for each individual listed above.
d.Ownership/Equity Prong. The following information for each individual, if any, who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, owns 25% or more of the equity interests of the Issuer/Borrower/Selling Securityholder legal entity customer listed above:
19 In lieu of a passport number, non-U.S. persons may also provide a Social Security Number, an alien identification card number, or number and country of issuance of any other government-issued document evidencing nationality or residence and bearing a photograph or similar safeguard.

Name/Title	Date of Birth	Address (Residential or Business Street Address)	For U.S. Persons: Social Security Number	For Non-U.S. Persons: Social Security Number, Passport Number and Country of Issuance, or other similar identification number[20]

(If appropriate, an individual listed under section (c) above may also be listed in this section (d)).
Please attach copies of a driver’s license, passport or other identifying document for each individual listed above.

☐	Equity Owner Not Applicable (Please check this box if there is no individual who owns 25% or more of the equity interest of the legal entity listed above.)
IV.ACKNOWLEDGEMENT; SIGNATURE
I, ____________________, in my capacity as ________________________ of the Issuer/Borrower/Selling Securityholder listed above and not in my individual capacity, hereby:
(a)acknowledge and authorize on behalf of the Issuer/Borrower/Selling Securityholder and each beneficial owner identified in paragraphs (c) and (d) of Section III above that this certification and the attachments hereto may be provided to each of the financial institutions involved in the applicable sale of securities or extension of credit;
(b)agree on behalf of the Issuer/Borrower/Selling Securityholder identified above, from the date hereof until the closing of the applicable sale of securities or the termination of the agreement providing for the applicable extension of credit, as the case may be, to notify each of the financial institutions involved in such transaction of any change in the information provided herein that would result in a change to the list of beneficial owners identified in paragraph (c) or (d) of Section III above;
(c)agree on behalf of the Issuer/Borrower/Selling Securityholder identified above, upon request by or on behalf of the financial institutions involved in the applicable sale of securities or extension of credit, to provide documentation supporting any applicable exclusion identified in Section II above; and
20 In lieu of a passport number, non-U.S. persons may also provide a Social Security Number, an alien identification card number, or number and country of issuance of any other government-issued document evidencing nationality or residence and bearing a photograph or similar safeguard.

(d)certify, to the best of my knowledge, that the information provided above is complete and correct.

Signature:	Date:

Legal Entity Identifier	(Optional)